Form 10-K405, Exhibit 13
period 1996-12-31
HENRY JOHN W & CO/MILLBURN L P
filed 1997-03-27
CIK 853456

                       JOHN W. HENRY & CO./MILLBURN L.P.
                       (A Delaware Limited Partnership)

                       Financial Statements for the years ended
                       December 31, 1996, 1995 and 1994
                       and Independent Auditors' Report

To:        The Limited Partners of
           John W. Henry & Co./Millburn L.P. -
           Series A

John W. Henry & Co./Millburn L.P. - Series A (the "Fund" or the "Partnership") ended its seventh fiscal year of trading on December 31, 1996 with a Net Asset Value ("NAV") per Unit of $252.54, representing an increase of 20.09% from the December 31, 1995 NAV per Unit of $210.29. During the fiscal year, profits generated in interest rate, currency and metals trading exceeded losses in stock index trading.

In 1996, strong price trends prevailed in several key markets enabling the Fund's Trading Advisors to trade profitably for the Fund. Although trading in stock index markets may have been lackluster, the global bond and currency markets offered substantial trading opportunities. Interest rate and currency price trends resulted in profitable trading opportunities in these markets throughout the year.

As the new year began, the U.S. dollar rallied throughout most of January, after being locked in a tight trading range for the two prior months. However, the dollar weakened against major currencies in February, and returned to a relatively narrow trading range.

Difficult trading conditions in many markets prevailed and a lack of clear price trends in key markets negatively impacted the Fund's performance in May and June. For example, U.S. bond markets remained trendless as continued volatility, reflected investor confusion over conflicting reports on the direction of the economy.

As the third quarter of 1996 began, it was the U.S. stock market that experienced increased volatility coupled with sharp declines in July. In the currency markets, the U.S. dollar posted its biggest one-day gain against the Deutsche mark in almost four months on August 14, after comments from the Bundesbank's chief economist encouraged expectations for lower German interest rates.

Despite continued price volatility during the final quarter of 1996, the Fund's Trading Advisors were able to single out trends in key markets, such as the world's major bond markets which rallied into October and November. Additionally, price trends prevailed in several major foreign currency markets, for instance, the British pound extended its rally into November, as it soared to a 4-year high against the U.S. dollar and a 29-month high against the Deutsche mark on November 20. In December, however, the world's major bond market rallies came to an abrupt halt early in the month. Specifically, U.S. Treasury prices dropped on reports of strength in the economy, as well as a weaker dollar which further encouraged investor selling of treasury securities.

1996 proved to be a profitable year for the Fund. We continue to work diligently with the Trading Advisors to meet the Fund's objective of achieving, through speculative trading, substantial capital appreciation over time. We look forward to 1997 and the trading opportunities it may bring.


                                       Sincerely,
                                       John R. Frawley, Jr.
                                       President and Chief Executive Officer
                                       Merrill Lynch Investment Partners Inc.
                                       (General Partner)

FUTURES TRADING IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

To:        The Limited Partners of
           John W. Henry & Co./Millburn L.P. -
           Series B

John W. Henry & Co./Millburn L.P. - Series B (the "Fund" or the "Partnership") ended its sixth fiscal year of trading on December 31, 1996 with a Net Asset Value ("NAV") per Unit of $205.27, representing an increase of 20.03% from the December 31, 1995 NAV per Unit of $171.02. During the fiscal year, profits generated in interest rate, currency and metals trading exceeded losses in stock index trading.

In 1996, strong price trends prevailed in several key markets enabling the Fund's Trading Advisors to trade profitably for the Fund. Although trading in stock index markets may have been lackluster, the global bond and currency markets offered substantial trading opportunities. Interest rate and currency price trends resulted in profitable trading opportunities in these markets throughout the year.

As the new year began, the U.S. dollar rallied throughout most of January, after being locked in a tight trading range for the two prior months. However, the dollar weakened against major currencies in February, and returned to a relatively narrow trading range.

Difficult trading conditions in many markets prevailed and a lack of clear price trends in key markets negatively impacted the Fund's performance in May and June. For example, U.S. bond markets remained trendless as continued volatility, reflected investor confusion over conflicting reports on the direction of the economy.

As the third quarter of 1996 began, it was the U.S. stock market that experienced increased volatility coupled with sharp declines in July. In the currency markets, the U.S. dollar posted its biggest one-day gain against the Deutsche mark in almost four months on August 14, after comments from the Bundesbank's chief economist encouraged expectations for lower German interest rates.

Despite continued price volatility during the final quarter of 1996, the Fund's Trading Advisors were able to single out trends in key markets, such as the world's major bond markets which rallied into October and November. Additionally, price trends prevailed in several major foreign currency markets, for instance, the British pound extended its rally into November, as it soared to a 4-year high against the U.S. dollar and a 29-month high against the Deutsche mark on November 20. In December, however, the world's major bond market rallies came to an abrupt halt early in the month. Specifically, U.S. Treasury prices dropped on reports of strength in the economy, as well as a weaker dollar which further encouraged investor selling of treasury securities.

1996 proved to be a profitable year for the Fund. We continue to work diligently with the Trading Advisors to meet the Fund's objective of achieving, through speculative trading, substantial capital appreciation over time. We look forward to 1997 and the trading opportunities it may bring.

                                        Sincerely,
                                        John R. Frawley, Jr.
                                        President and Chief Executive Officer
                                        Merrill Lynch Investment Partners Inc.
                                        (General Partner)

FUTURES TRADING IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

To:        The Limited Partners of
           John W. Henry & Co./Millburn L.P. -
           Series C

John W. Henry & Co./Millburn L.P. - Series C (the "Fund" or the "Partnership") ended its fifth fiscal year of trading on December 31, 1996 with a Net Asset Value ("NAV") per Unit of $159.97, representing an increase of 19.54% from the December 31, 1995 NAV per Unit of $133.82. During the fiscal year, profits generated in interest rate, currency and metals trading exceeded losses in stock index trading.

In 1996, strong price trends prevailed in several key markets enabling the Fund's Trading Advisors to trade profitably for the Fund. Although trading in stock index markets may have been lackluster, the global bond and currency markets offered substantial trading opportunities. Interest rate and currency price trends resulted in profitable trading opportunities in these markets throughout the year.

As the new year began, the U.S. dollar rallied throughout most of January, after being locked in a tight trading range for the two prior months. However, the dollar weakened against major currencies in February, and returned to a relatively narrow trading range.

Difficult trading conditions in many markets prevailed and a lack of clear price trends in key markets negatively impacted the Fund's performance in May and June. For example, U.S. bond markets remained trendless as continued volatility, reflected investor confusion over conflicting reports on the direction of the economy.

As the third quarter of 1996 began, it was the U.S. stock market that experienced increased volatility coupled with sharp declines in July. In the currency markets, the U.S. dollar posted its biggest one-day gain against the Deutsche mark in almost four months on August 14, after comments from the Bundesbank's chief economist encouraged expectations for lower German interest rates.

Despite continued price volatility during the final quarter of 1996, the Fund's Trading Advisors were able to single out trends in key markets, such as the world's major bond markets which rallied into October and November. Additionally, price trends prevailed in several major foreign currency markets, for instance, the British pound extended its rally into November, as it soared to a 4-year high against the U.S. dollar and a 29-month high against the Deutsche mark on November 20. In December, however, the world's major bond market rallies came to an abrupt halt early in the month. Specifically, U.S. Treasury prices dropped on reports of strength in the economy, as well as a weaker dollar which further encouraged investor selling of treasury securities.

1996 proved to be a profitable year for the Fund. We continue to work diligently with the Trading Advisors to meet the Fund's objective of achieving, through speculative trading, substantial capital appreciation over time. We look forward to 1997 and the trading opportunities it may bring.

                                     Sincerely,
                                     John R. Frawley, Jr.
                                     President and Chief Executive Officer
                                     Merrill Lynch Investment Partners Inc.
                                     (General Partner)

FUTURES TRADING IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

JOHN W. HENRY & CO./MILLBURN L.P.
(A Delaware Limited Partnership)
---------------------------------



TABLE OF CONTENTS

--------------------------------------------------------------------------------

                                                                            Page
                                                                            ----
INDEPENDENT AUDITORS' REPORT                                                  1

FINANCIAL STATEMENTS FOR THE YEARS ENDED
  DECEMBER 31, 1996, 1995 AND 1994:

  Statements of Financial Condition                                           2

  Statements of Operations                                                    3

  Statements of Changes in Partners' Capital                                  4

  Notes to Financial Statements                                            5-14

INDEPENDENT AUDITORS' REPORT
----------------------------

To the Partners of
John W. Henry & Co./Millburn L.P.:

We have audited the accompanying statements of financial condition of John W. Henry & Co./Millburn L.P. (a Delaware limited partnership; the "Partnership") as of December 31, 1996 and 1995, and the related statements of operations and changes in partners' capital for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of John W. Henry & Co./Millburn L.P. as of December 31, 1996 and 1995, and the results of its operations for the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

February 3, 1997
New York, New York

JOHN W. HENRY & CO./MILLBURN L.P.
(A Delaware Limited Partnership)
---------------------------------

STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 1996 AND 1995
--------------------------------------------------------------------------------

                                                        1996           1995
                                                      --------       --------
ASSETS
------

  Investments (Note 6)                             $ 60,834,087    $       -
  Accrued interest (Note 2)                                -            236,588
  Equity in commodity futures trading accounts:
    Cash and option premiums                               -         57,465,987
    Net unrealized profit on open contracts                -          1,760,218
  Receivable from investments (Note 6)                  779,075            -
                                                   ------------    ------------

                TOTAL                              $ 61,613,162    $ 59,462,793
                                                   ============    ============

LIABILITIES AND PARTNERS' CAPITAL
---------------------------------

LIABILITIES:
    Redemptions payable                            $    778,385    $    946,331
    Brokerage commissions payable (Note 2)                 -            594,628
    Profit shares                                           689            -
                                                   ------------    ------------

            Total liabilities                           779,074       1,540,959
                                                   ------------    ------------

PARTNERS' CAPITAL:
    General Partner:
        (780 and 780 Series A
          Units outstanding)                            196,983         164,028
        (1,976 and 1,976 Series B
          Units outstanding)                            405,594         337,920
        (1,439 and 1,439 Series C
          Units outstanding)                            230,192         192,564
    Limited Partners:
        (55,596 and 62,793 Series A
          Units outstanding)                         14,040,479      13,205,024
        (146,552 and 166,361 Series B
          Units outstanding)                         30,082,484      28,450,897
        (99,256 and 116,358 Series C
          Units outstanding)                         15,878,356      15,571,401
                                                   ------------    ------------

            Total partners' capital                  60,834,088      57,921,834
                                                   ------------    ------------

                TOTAL                              $ 61,613,162    $ 59,462,793
                                                   ============    ============

NET ASSET VALUE PER UNIT

    Series A                                            $252.54         $210.29
                                                   ============    ============
    Series B                                            $205.27         $171.02
                                                   ============    ============

    Series C                                       $     159.97    $     133.82
                                                   ============    ============

See notes to financial statements.

JOHN W. HENRY & CO./MILLBURN L.P.
(A Delaware Limited Partnership)
---------------------------------


STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
----------------------------------------------------------------------------------------------------------------------

                                                          1996                      1995                  1994
                                                        --------                  --------              --------
REVENUES:
    Trading profit (loss):
      Realized                                     $       8,749,410       $      23,852,578       $       3,650,307
      Change in unrealized                                (1,760,218)               (651,118)             (2,731,447)
                                                   -----------------       -----------------       -----------------

            Total trading results                          6,989,192              23,201,460                 918,860

    Interest income (Note 2)                               1,842,887               2,863,384               1,998,830
                                                   -----------------       -----------------       -----------------

            Total revenues                                 8,832,079              26,064,844               2,917,690
                                                   -----------------       -----------------       -----------------

EXPENSES:
    Profit shares (Note 3)                                    97,468                 729,138                 508,502
    Brokerage commissions (Note 2)                         5,406,851               7,412,789               7,717,269
    Administrative fees (Note 2)                             115,039                    -                       -
                                                   -----------------       -----------------       -----------------

            Total expenses                                 5,619,358               8,141,927               8,225,771
                                                   -----------------       -----------------       -----------------

INCOME FROM INVESTMENTS (Note 6)                           7,171,609                   -                        -
                                                   -----------------       -----------------       -----------------

NET INCOME (LOSS)                                  $      10,384,330       $      17,922,917       $      (5,308,081)
                                                   =================       =================       =================

NET INCOME (LOSS) PER UNIT:
    Weighted average number of Units
        outstanding (Note 5)                                 327,875                 387,956                 496,530
                                                   =================       =================       =================

 Net income (loss) per weighted average
     General Partner and Limited
     Partner Unit                                  $           31.67       $           46.20       $          (10.69)
                                                   =================       =================       =================

See notes to financial statements.

JOHN W. HENRY & CO./MILLBURN L.P.
(A Delaware Limited Partnership)
 ------------------------------

STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
--------------------------------------------------------------------------------

                                                                                                 Limited Partners
                                 Series         Series        Series           --------------------------------------------------
                                    A              B             C              Series              Series              Series
                                  Units          Units         Units               A                   B                   C
                                  -----          -----         -----               -                   -                   -
PARTNERS' CAPITAL,
  DECEMBER 31, 1993              81,194         245,779        220,952         $13,706,790        $33,739,138         $23,429,671

Redemptions                      (6,584)        (32,669)       (66,957)         (1,094,094)        (4,380,116)         (6,879,495)

Net loss                          -              -               -              (1,116,848)        (2,618,789)         (1,504,703)
                              -----------   -------------   ------------   -----------------   ----------------   -----------------

PARTNERS' CAPITAL,
  DECEMBER 31, 1994              74,610         213,110        153,995          11,495,848         26,740,233          15,045,473

Redemptions                     (11,037)        (44,773)       (36,198)         (2,147,231)        (7,077,021)         (4,508,984)

Net income                                                                       3,856,407          8,787,685           5,034,912
                              -----------   -------------   ------------   -----------------   ----------------   -----------------

PARTNERS' CAPITAL,
  DECEMBER 31, 1995              63,573         168,337        117,797          13,205,024         28,450,897          15,571,401

Redemptions                      (7,197)        (19,809)       (17,102)         (1,650,602)        (3,458,479)         (2,362,995)

Net income                        -              -               -               2,486,057          5,090,066           2,669,950
                              -----------   -------------   ------------   -----------------   ----------------   -----------------

PARTNERS' CAPITAL,
  DECEMBER 31, 1996              56,376         148,528        100,695         $14,040,479        $30,082,484         $15,878,356
                              ===========   =============   ============   =================   ================   =================

                                                  General Partner
                                      ----------------------------------------
                                       Series         Series          Series
                                          A              B               C              Total
                                          -              -               -              -----
PARTNERS' CAPITAL,
  DECEMBER 31, 1993                   $148,458        $392,440       $333,283         $71,749,780

Redemptions                              -              -            (100,550)        (12,454,255)

Net loss                               (12,830)        (33,089)       (21,822)         (5,308,081)
                                   -------------   -------------   ------------   -----------------

PARTNERS' CAPITAL,
  DECEMBER 31, 1994                    135,628         359,351        210,911          53,987,444

Redemptions                            (18,791)       (144,587)       (91,913)        (13,988,527)

Net income                              47,191         123,156         73,566          17,922,917
                                   -------------   -------------   ------------   -----------------

PARTNERS' CAPITAL,
  DECEMBER 31, 1995                    164,028         337,920        192,564          57,921,834

Redemptions                              -              -               -              (7,472,076)

Net income                              32,955          67,674         37,628          10,384,330
                                   -------------   -------------   ------------   -----------------

PARTNERS' CAPITAL,
  DECEMBER 31, 1996                   $196,983        $405,594       $230,192         $60,834,088
                                   =============   =============   ============   =================

See notes to financial statements.

JOHN W. HENRY & CO./MILLBURN L.P.
(A Delaware Limited Partnership)
 ------------------------------

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
--------------------------------------------------------------------------------

1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       Organization
       ------------

       John W. Henry & Co./Millburn L.P. (the "Partnership") was organized under the Delaware Revised Uniform Limited Partnership Act on August 29, 1989. The Partnership raised $18,182,000 in its initial offering of Units of limited partnership interest ("Series A Units") and commenced trading activities on January 5, 1990. The Partnership raised an additional $50,636,000 in a second offering of Units of limited partnership interest ("Series B Units") and commenced trading activities of the Series B Units on January 28, 1991. The Partnership raised an additional $40,000,000 in a third offering of Units of limited partnership interest ("Series C Units") and commenced trading activities of the Series C Units on January 2, 1992. (Series A, B and C units are hereinafter collectively referred to as "Units.") The Partnership engages in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities. Merrill Lynch Investment Partners Inc. (formerly, ML Futures Investment Partners Inc.) ("MLIP" or the "General Partner"), a wholly-owned subsidiary of Merrill Lynch Group Inc. which in turn, is a wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("Merrill Lynch"), is the general partner of the Partnership, and Merrill Lynch Futures Inc. ("MLF"), also an affiliate of Merrill Lynch, is its commodity broker. MLIP has agreed to maintain a general partner's interest of at least 1% of total capital of each Series of Units. MLIP and each Limited Partner share in the profits and losses of each Series in proportion to their respective interests in it.

       John W. Henry & Company, Inc. and Millburn Ridgefield Corporation have been the Partnership's only trading Advisors since inception. Each Advisor was allocated 50% of the total assets of each Series as of the date such Series began trading. Subsequently, these allocations have varied over time. MLIP may, in its discretion, reallocate assets among the Advisors as of any month-end.

       Estimates
       ---------

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

       Revenue Recognition
       -------------------

       Commodity futures, options, and forward contract transactions are recorded on the trade date and open contracts are reflected in net unrealized profit (loss) on open contracts in the Statements of Financial Condition at the difference between the original contract amount and the fair value. The change in net unrealized profit (loss) on open contracts from one period to the next is reflected in change in unrealized in the Statements of Operations. Fair value is based on quoted market prices on the exchange or market on which the contract is traded.

      Organization Costs and Operating Expenses
      -----------------------------------------

      The General Partner paid all organization and offering costs in connection with the offering of the Partnership's Series A and Series B Units and the General Partner advanced the offering expenses in connection with the offering of the Series C Units for which it was reimbursed from the proceeds of Series C subscriptions in 24 equal monthly installments; provided, that the General Partner absorbed any such costs to the extent they exceeded 1.5% of the Series C capitalization. The General Partner pays all routine operating expenses, including legal, accounting, printing, postage and similar administrative expenses.

      The General Partner receives an administrative fee as well as a portion of the brokerage commissions paid to MLF by the Partnership as reimbursement for the foregoing expenses.

      Income Taxes
      ------------

      No provision for income taxes has been made in the accompanying financial statements as each Partner is individually responsible for such Partner's respective share of each Series' income and expenses as reported for income tax purposes.

      Redemptions
      -----------

      A Limited Partner may require the Partnership to redeem some or all of such Partner's Units at Net Asset Value as of the close of business on the last business day of any month upon ten calendar days' notice.

      Dissolution of the Partnership
      ------------------------------

      The Partnership will terminate on December 31, 2016 or at an earlier date if certain conditions occur, as well as under certain other circumstances, as set forth in the Limited Partnership Agreement.

2.    RELATED PARTY TRANSACTIONS

      The Partnership's U.S. dollar-denominated assets are held at MLF in cash or short-term Treasury bills. The Partnership receives all interest paid on such Treasury bills. On the cash held at MLF, the Partnership receives interest from Merrill Lynch at rates ranging from .50 of 1% per annum below the prevailing 91-day Treasury bill rate up to the full prevailing 91-day Treasury bill rate. Merrill Lynch may derive certain economic benefits, in excess of the interest which Merrill Lynch pays to the Partnership, from possession of such cash.

      Merrill Lynch credits the Partnership with interest on the Partnership's non-U.S. dollar-denominated available assets based on local short-term rates. Merrill Lynch charges the Partnership Merrill Lynch's cost of financing realized and unrealized losses on the Partnership's non-U.S. dollar-denominated positions.

      The Partnership paid brokerage commissions to MLF at a flat monthly rate of 1% (a 12% annual rate) of the Partnership's month-end assets. Effective January 1, 1996, the percentage was reduced to .979 of 1% (an 11.75% annual rate) of the Partnership's month-end assets and the Partnership began to pay MLIP a monthly administrative fee of .021 of 1% (a .25% annual rate) of the Partnership's month-end assets (this recharacterization had no economic effect on the Partnership). Month-end assets are not reduced, for purposes of calculating brokerage commissions and administrative fees, by any accrued brokerage commissions, administrative fees, profit shares or other fees or charges.

      MLIP estimates that the round-turn equivalent commission rate charged to the Partnership during the years ended December 31, 1996, 1995 and 1994, was approximately $143, $207 and $56, respectively (not including, in calculating round-turn equivalents, forward contracts on a future-equivalent basis).

      MLF pays the Advisors annual consulting fees equal to 4% of the average month-end net assets.

      The Partnership trades forward contracts through a Foreign Exchange Service Desk (the "F/X Desk") established by MLIP, that contacts at least two counterparties, along with Merrill Lynch International Bank ("MLIB"), for all of the Partnership's currency trades. All counterparties other than MLIB are unaffiliated with any Merrill Lynch entity. The F/X Desk charges a service fee equal (at current exchange rates) to approximately $5.00 to $12.50 on each purchase or sale of a futures contract- equivalent face amount of a foreign currency on each transaction. No service fees are charged on trades awarded to MLIB (which receives a "bid-ask" spread on such trades). MLIB is awarded trades only if its price (which includes no service fee) is equal to or better than the best price (including the service fee) offered by any of the other counterparties contacted.

      The F/X Desk trades on the basis of credit lines provided by a Merrill Lynch entity. The Partnership is not required to margin or otherwise guarantee its F/X Desk trading.

      Certain of the Partnership's currency trades are executed in the form of "exchange of futures for physical" ("EFP") transactions involving MLIB and MLF. In these transactions, a spot or forward (collectively referred to as "cash") currency position is acquired and exchanged for an equivalent futures position on the Chicago Mercantile Exchange's International Monetary Market. In its EFP trading, the Partnership acquires cash currency positions through the F/X Desk in the same manner and on the same terms as in the case of the Partnership's other F/X Desk trading. When the Partnership exchanges these positions for futures, there is a "differential" between the prices of these two positions. This "differential" reflects, in part, the different settlement dates of the cash and the futures contracts as well as prevailing interest rates, but also includes a pricing spread in favor of MLIB or another Merrill Lynch entity.

      The Partnership's F/X Desk service fee and EFP differential costs have, to date, totaled no more than 0.25 of 1% of the Partnership's average month-end Net Assets.

3.    AGREEMENTS

      The Partnership and the Advisors have each entered into Advisory Agreements. The Advisory Agreements with each Trading Advisor for each series of Units are largely identical. The Advisory Agreements for Series A Units, Series B Units and Series C Units have been renewed and will terminate on January 31, 1997 with the option to renew for up to an additional one-year period.

      In the case of Trading LLCs, as defined in Note 6, the Trading LLCs entered the Advisory Agreements with the Advisors.

      Fifteen percent of any New Trading Profit (as defined in the Limited Partnership Agreement) as of the end of each calendar quarter is paid to each Advisor based on the performance of the Partnership account managed by such Advisor, irrespective of the overall performance of the Partnership. Profit shares are also paid out in respect of Units redeemed as of the end of interim months during a calendar quarter, to the extent of 15% of any New Trading Profits attributable to such Units.

4.         INCOME/(LOSS) PER SERIES

           The profit and loss of the Series A, Series B and Series C Units for the years ended December 31, 1996, 1995 and 1994 is as follows:

                                                         Series A                                 Series B
                                     ----------------------------------------------   -------------------------------

                                          1996            1995            1994             1996             1995
                                     --------------  -------------  ---------------   --------------  ---------------
REVENUES:
 Trading profit (loss):
  Realized                             $2,029,650      $5,237,341     $   545,961       $4,349,607      $11,857,130
  Change in unrealized                   (382,321)       (147,478)       (415,175)        (877,666)        (317,074)
                                       -----------     -----------    ------------      -----------     ------------

 Total trading results                  1,647,329       5,089,863         130,786        3,471,941       11,540,056

  Interest income (Note 2)                417,739         636,781         414,937          920,755        1,431,186
                                       ----------      ----------     ------------      ----------      -----------

   Total revenues                       2,065,068       5,726,644         545,723        4,392,696       12,971,242
                                       ----------      ----------     ------------      ----------      -----------

EXPENSES:
 Brokerage commissions (Note 2)         1,239,114       1,654,078       1,572,088        2,695,105        3,698,343
 Allocation of new profit
  share to trading advisors (Note 3)       26,690         168,968         103,313           44,910          362,058
 Administrative fees (Note 2)              26,364           -               -               57,343            -
                                       ----------      ----------     ------------      ----------      -----------

   Total expenses                       1,292,168       1,823,046       1,675,401        2,797,358        4,060,401
                                       ----------      ----------     ------------      ----------      -----------

Income from investments (Note 6)        1,746,113           -               -            3,562,401            -
                                       ----------      ----------     ------------      ----------      -----------

NET INCOME (LOSS)                      $2,519,013      $3,903,598     $(1,129,678)      $5,157,739      $ 8,910,841
                                       ==========      ==========     ============      ==========      ===========

NET INCOME (LOSS) PER
UNIT OF PARTNERSHIP
INTEREST:

 Weighted average number
 of units outstanding (Note 5)             59,766          67,833          78,366          158,197          186,768
                                          -------          ------          ------          -------          -------

Net income (loss) per weighted
 Average General Partner and
 Limited Partner Unit                      $41.15          $57.55         $(14.42)          $32.60           $47.71
                                           ======          ======         ========          ======           ======

                                        Series B                          Series C
                                     --------------    ----------------------------------------------

                                          1994              1996            1995            1994
                                     --------------    --------------  -------------  ---------------
REVENUES:
 Trading profit (loss):
  Realized                             $ 1,596,784       $2,339,762      $6,758,107     $ 1,507,562
  Change in unrealized                  (1,228,091)        (469,840)       (186,566)     (1,088,181)
                                       ------------      ----------      -----------    ------------

 Total trading results                     368,693        1,869,922       6,571,541         419,381

  Interest income (Note 2)                 987,769          504,393         795,417         596,124
                                       ------------      ----------      ----------     ------------

   Total revenues                        1,356,462        2,374,315       7,366,958       1,015,505
                                       ------------      ----------      ----------     ------------

EXPENSES:
 Brokerage commissions (Note 2)          3,760,979        1,472,632       2,060,368       2,384,202
 Allocation of new profit
  share to trading advisors (Note 3)       247,361           25,868         198,112         157,828
 Administrative fees (Note 2)                -               31,332           -               -
                                       ------------      ----------      ----------     ------------

   Total expenses                        4,008,340        1,529,832       2,258,480       2,542,030
                                       ------------      ----------      ----------     ------------

Income from investments (Note 6)           -              1,863,095           -               -
                                       ------------      ----------      ----------     ------------

NET INCOME (LOSS)                      $(2,651,878)      $2,707,578      $5,108,478     $(1,526,525)
                                       ============      ==========      ==========     ============

NET INCOME (LOSS) PER
UNIT OF PARTNERSHIP
INTEREST:

 Weighted average number
 of units outstanding (Note 5)             230,166          109,912         133,357         187,998
                                           -------          -------         -------         -------

Net income (loss) per weighted
 Average General Partner and
 Limited Partner Unit                      $(11.52)          $24.63          $38.31          $(8.12)
                                           ========          ======          ======          =======


5.    WEIGHTED AVERAGE UNITS

      The weighted average number of Units outstanding was computed for purposes of disclosing net income per weighted average Unit. The weighted average number of Units outstanding at December 31, 1996, 1995 and 1994 equals the Units outstanding as of such date, adjusted proportionately for Units redeemed based on the respective length of time each was outstanding during the preceding period.

6.    INVESTMENTS

      The Partnership places assets under the management of the Advisors not through opening managed accounts with them but rather through investing in private limited liability companies ("Trading LLCs") sponsored by MLIP. The only members of the Trading LLCs are commodity pools sponsored by MLIP. Each Trading LLC trades under the management of one of the Advisors pursuant to a single strategy and at a uniform degree of leverage. Placing assets with an Advisor through investing in a Trading LLC rather than a managed account has no economic effect on the Partnership, except to the extent that the Partnership benefits from the Advisor not having to allocate trades among a number of different accounts (rather than acquiring a single position for the Trading LLC as a whole).

      The investments are reflected in the financial statements at fair value based upon the Partnership's interest in each Trading LLC. Fair value is equal to the market value of the net assets of the Trading LLCs. The resulting difference between cost and fair value is reflected on the Statement of Operations as income or loss from investments.

      At December 31, 1996, the Partnership had an investment in the ML JWH Financial and Metals Portfolio L.L.C. ("JWH LLC") and ML Millburn Global L.L.C. ("Millburn LLC").

       Total revenues and fees with respect to such investments are set forth as follows:

                                                                                     Admin-                              Income
                                           Total                Brokerage          istrative           Profit             from
                                         Revenues              Commissions            Fees             Shares          Investment
                                     ---------------        ---------------        ----------      -------------    ---------------
                 Series A Units
                 --------------

       JWH LLC                       $     2,234,606        $       269,408        $    5,732      $     244,358    $     1,715,108
       Millburn LLC                           91,169                 56,443             1,201              2,520             31,005
                                     ---------------        ---------------        ----------      -------------    ---------------

       Total                         $     2,325,775        $       325,851        $    6,933      $     246,878    $     1,746,113
                                     ===============        ===============        ==========      =============    ===============

                 Series B Units
                 --------------

       JWH LLC                       $     4,566,555        $       550,526        $   11,714      $     509,549    $     3,494,766
       Millburn LLC                          198,835                123,083             2,619              5,498             67,635
                                     ---------------        ---------------        ----------      -------------    ---------------

       Total                         $     4,765,390        $       673,609        $   14,333      $     515,047    $     3,562,401
                                     ===============        ===============        ==========      =============    ===============

                 Series C Units
                 --------------

       JWH LLC                       $     2,388,921        $       286,556        $    6,097      $     270,114    $     1,826,154
       Millburn LLC                          108,581                 67,206             1,430              3,004             36,941
                                     ---------------        ---------------        ----------      -------------    ---------------

       Total                         $     2,497,502        $       353,762        $    7,527      $     273,118    $     1,863,095
                                     ===============        ===============        ==========      =============    ===============

               Total - All Series
               ------------------

       JWH LLC                       $     9,190,082        $     1,106,490        $   23,543      $   1,024,021    $     7,036,028
       Millburn LLC                          398,585                246,732             5,250             11,022            135,581
                                     ---------------        ---------------        ----------      --------------   ---------------

       Total                         $     9,588,667        $     1,353,222        $   28,793      $   1,035,043    $     7,171,609
                                     ===============        ===============        ==========      =============    ===============

7.    FAIR VALUE AND OFF-BALANCE SHEET RISK

       The Partnership trades futures, options on futures and forward contracts in interest rates, stock indices, currencies and metals. The Partnership's trading results by reporting category for the period January 1, 1996 to November 30, 1996 and the year ended December 31, 1995 were as follows:

                                                                           Total Trading Results
                                                              -----------------------------------------------
                                                                      1996                       1995
                                                              --------------------       --------------------
       Interest Rates                                                 $5,080,346                $11,532,511
       Stock Indices                                                    (992,453)                 1,146,428
       Currencies                                                      2,659,762                 12,696,529
       Metals                                                            241,537                 (2,174,008)
                                                              --------------------       --------------------

                                                                      $6,989,192                $23,201,460
                                                              ====================       ====================

       Market Risk
       -----------

       Derivative instruments involve varying degrees of off-balance sheet market risk, and changes in the level or volatility of interest rates, foreign currency exchange rates or market values of the financial instruments or commodities underlying such derivative instruments frequently result in changes in the Partnership's unrealized profit
       (loss) on such derivative instruments as reflected in the Statements of Financial Condition. The Partnership's exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by the Partnership as well as the volatility and liquidity of the markets in which the derivative instruments are traded.

       The General Partner has procedures in place intended to control market risk, although there can be no assurance that they will, in fact, succeed in doing so. The procedures focus primarily on monitoring the trading of the two Advisors, calculating the Net Asset Value of the Advisors' respective Partnership accounts as of the close of business on each day and reviewing outstanding positions for over-concentrations. While the General Partner will not itself intervene in the markets to hedge or diversify the Partnership's market exposure, the General Partner may urge either or both of the Advisors to reallocate positions, or itself reallocate Partnership assets among the Advisors (although typically only as of the end of a month) in an attempt to avoid over-concentrations. However, such interventions are unusual. Except in cases in which it appears that an Advisor has begun to deviate from past practice or trading policies or to be trading erratically, the General Partner's basic risk control procedures consist simply of the ongoing process of Advisor monitoring, with the market risk controls being applied by the Advisors themselves.

       Fair Value
       ----------

       The derivative instruments used in the Partnership's trading activities are marked to market daily with the resulting unrealized profit (loss) recorded in the Statements of Financial Condition and the related profit
       (loss) reflected in trading revenues in the Statements of Operations. The contract/notional values of open contracts as of December 31, 1995 were as follows (there were no open contracts as of December 31, 1996):


                                                        1995
                               ---------------------------------------------------
                                  Commitment to                  Commitment to
                               Purchase (Futures,               Sell (Futures,
                               Options & Forwards)            Options & Forwards)
                               -------------------           ---------------------
        Interest Rates                $301,417,757                    $ 81,485,562
        Stock Indices                   14,903,382                          -
        Currencies                     115,918,767                     196,448,531
        Metals                           4,396,075                      19,975,248
                               -------------------           ---------------------
                                      $436,635,981                    $297,909,341
                               ===================           =====================

      Substantially all of the Partnership's derivative instruments outstanding as of December 31, 1995, expired within one year.

      The contract/notional value of the Partnership's open exchange-traded and non-exchange-traded open derivative instrument positions as of December 31, 1995 were as follows (there were no open contracts as of December 31, 1996):

                                                      1995
                               --------------------------------------------------
                                   Commitment to                 Commitment to
                                Purchase (Futures,              Sell (Futures,
                                Options & Forwards)           Options & Forwards)
                               -------------------           --------------------
        Exchange
          Traded                      $317,647,209                    $ 94,328,735
        Non-Exchange
          Traded                       118,988,772                     203,580,606
                               --------------------          ---------------------
                                      $436,635,981                    $297,909,341
                               ====================          =====================

      The average fair value of derivative instrument positions which were open as of the end of each calendar month during the period from January 1, 1996 to November 30, 1996 and the year ended December 31, 1995 were as follows:


                                                   1996                                                     1995
                           -----------------------------------------------------     -----------------------------------------------

                              Commitment to                  Commitment to              Commitment to              Commitment to
                           Purchase (Futures,               Sell (Futures,           Purchase (Futures,           Sell (Futures,
                           Options & Forwards)            Options & Forwards)        Options & Forwards)        Options & Forwards)
                           -------------------            -------------------        -------------------        --------------------

        Interest Rates            $237,102,957                   $183,615,337               $283,747,133               $ 38,356,816
        Stock Indices               13,728,737                      6,759,498                 11,550,483                  6,398,948
        Currencies                 296,018,497                    334,030,991                252,057,126                240,468,554
        Metals                      18,491,709                     29,682,273                 10,695,784                 24,230,482
                           --------------------           ---------------------      ---------------------      --------------------

                                  $565,341,900                   $554,088,099               $558,050,526               $309,454,800
                           ====================           =====================      =====================      ====================


      A portion of the amounts indicated as off-balance sheet risk reflects offsetting commitments to purchase and to sell the same derivative instrument on the same date in the future. These commitments are economically offsetting but are not, as a technical matter, offset in the forward market until the settlement date.

      Credit Risk
      -----------

      The risks associated with exchange-traded contracts are typically perceived to be less than those associated with over-the-counter (non-exchange-traded) transactions, because exchanges typically (but not universally) provide clearinghouse arrangements in which the collective credit (in some cases limited in amount, in some cases not) of the members of the exchange is pledged to support the financial integrity of the exchange. In over-the-counter transactions, on the other hand, traders must rely solely on the credit of their respective individual counterparties. Margins, which may be subject to loss in the event of a default, are generally required in exchange trading, and counterparties may also require margin in the over-the-counter markets.

      The fair value amounts in the above tables represent the extent of the Partnership's market exposure in the particular class of derivative instrument listed, but not the credit risk associated with counterparty nonperformance. The credit risk associated with these instruments from counterparty nonperformance is the net unrealized profit, if any, included on the Statements of Financial Condition. The Partnership also has credit risk because the sole counterparty or broker with respect to most of the Partnership's assets is MLF.

      As of December 31, 1995, $19,033,635 of the Partnership's assets, were held in segregated accounts at MLF in accordance with Commodity Futures Trading Commission regulations.

      The gross unrealized profit and net unrealized profit (loss) on the Partnership's open derivative instrument positions as of December 31, 1995 were as follows (there were no open contracts as of December 31, 1996):


                                                                1995
                                            ------------------------------------------
                                            Gross Unrealized           Net Unrealized
                                                 Profit                 Profit (Loss)
                                            -----------------         ----------------
           Exchange Traded                     $    3,112,617          $     2,803,973
           Non-Exchange Traded                      1,175,189               (1,043,755)
                                            -----------------          ---------------

                                             $      4,287,806           $    1,760,218
                                            =================          ===============

      The Partnership controls credit risk by dealing almost exclusively with Merrill Lynch entities as brokers and counterparties.

      The Partnership, through its normal course of business, enters into various contracts with MLF acting as its commodity broker. Pursuant to the brokerage arrangement with MLF, to the extent that such trading results in receivables from and payables to MLF, these receivables and payables are offset and reported as a net receivable or payable.

8.    SUBSEQUENT EVENT

       Effective February 1, 1997, the Partnership's brokerage commission percentage was reduced to .792 of 1% (a 9.50% annual rate) of the Partnership's month-end assets.

                           To the best of the knowledge and belief of the undersigned, the information contained in this report is accurate and complete.




                                          James M. Bernard
                                      Chief Financial Officer
                               Merrill Lynch Investment Partners Inc.
                                         General Partner of
                                 John W. Henry & Co./Millburn L.P.