Form 10-K405/A, Exhibit 13
period 1996-12-31
HENRY JOHN W & CO/MILLBURN L P
filed 1997-10-24
CIK 853456

                                                                   EXHIBIT 13.01


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


                              Sincerely,
                              John R. Frawley, Jr.
                              President and Chief Executive Officer
                              MERRILL LYNCH INVESTMENT PARTNERS INC.
                              (General Partner)


FUTURES TRADING IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

JOHN W. HENRY & CO./MILLBURN L.P.
(A Delaware Limited Partnership)
 ------------------------------


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


Deloitte & Touche LLP
New York, New York


February 3, 1997

JOHN W. HENRY & CO./MILLBURN L.P.
(A Delaware Limited Partnership)
 ------------------------------

STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 1996 AND 1995
--------------------------------------------------------------------------------

                                                                       1996                    1995
                                                                  --------------          --------------
ASSETS
------
  Investments (Note 6)                                               $60,834,087             $         -
  Accrued interest (Note 2)                                                    -                 236,588
  Equity in commodity futures trading accounts:
    Cash and option premiums                                                   -              57,465,987
    Net unrealized profit on open contracts                                    -               1,760,218
  Receivable from investments (Note 6)                                   779,075                       -
                                                                ----------------        ----------------

                TOTAL                                                $61,613,162             $59,462,793
                                                                ================        ================

LIABILITIES AND PARTNERS' CAPITAL
---------------------------------
LIABILITIES:
    Redemptions payable                                              $   778,385             $   946,331
    Brokerage commissions payable (Note 2)                                     -                 594,628
    Profit shares                                                            689                       -
                                                                ----------------        ----------------


            Total liabilities                                            779,074               1,540,959
                                                                ----------------        ----------------

PARTNERS' CAPITAL:
    General Partner:
        (780 and 780 Series A Units outstanding)                         196,983                 164,028
        (1,976 and 1,976 Series B Units outstanding)                     405,594                 337,920
        (1,439 and 1,439 Series C Units outstanding)                     230,192                 192,564
    Limited Partners:
        (55,596 and 62,793 Series A Units outstanding)                14,040,479              13,205,024
        (146,552 and 166,361 Series B Units outstanding)              30,082,484              28,450,897
        (99,256 and 116,358 Series C Units outstanding)               15,878,356              15,571,401
                                                                ----------------        ----------------

            Total partners' capital                                   60,834,088              57,921,834
                                                                ----------------        ----------------

                TOTAL                                                $61,613,162             $59,462,793
                                                                ================        ================

NET ASSET VALUE PER UNIT
    Series A                                                         $    252.54             $    210.29
                                                                ================        ================
    Series B                                                         $    205.27             $    171.02
                                                                ================        ================
    Series C                                                         $    159.97             $    133.82
                                                                ================        ================

See notes to financial statements.

JOHN W. HENRY & CO./MILLBURN L.P.
(A Delaware Limited Partnership)
 ------------------------------

STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
--------------------------------------------------------------------------------

                                                          1996                     1995                     1994
                                                     ---------------          ---------------          ---------------
REVENUES:
Trading profit (loss):
      Realized                                          $ 8,749,410              $23,852,578              $ 3,650,307
      Change in unrealized                               (1,760,218)                (651,118)              (2,731,447)
                                                   ----------------         ----------------         ----------------

            Total trading results                         6,989,192               23,201,460                  918,860

    Interest income (Note 2)                              1,842,887                2,863,384                1,998,830
                                                   ----------------         ----------------         ----------------


            Total revenues                                8,832,079               26,064,844                2,917,690
                                                   ----------------         ----------------         ----------------

EXPENSES:
    Profit shares (Note 3)                                   97,468                  729,138                  508,502
    Brokerage commissions (Note 2)                        5,406,851                7,412,789                7,717,269
    Administrative fees (Note 2)                            115,039                        -                        -
                                                   ----------------         ----------------         ----------------

            Total expenses                                5,619,358                8,141,927                8,225,771
                                                   ----------------         ----------------         ----------------

INCOME FROM INVESTMENTS (Note 6)                          7,171,609                        -                        -
                                                   ----------------         ----------------         ----------------

NET INCOME (LOSS)                                       $10,384,330              $17,922,917              $(5,308,081)
                                                   ================         ================         ================

NET INCOME (LOSS) PER UNIT:
    Weighted average number of Units
        outstanding (Note 5)                                327,875                  387,956                  496,530
                                                   ================         ================         ================

 Net income (loss) per weighted average
     General Partner and Limited
     Partner Unit                                            $31.67                   $46.20                  $(10.69)
                                                   ================         ================         ================


See notes to financial statements.

JOHN W. HENRY & CO./MILLBURN L.P.
(A Delaware Limited Partnership)
 ------------------------------

STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
--------------------------------------------------------------------------------

                                                                                    Limited Partners
                            Series       Series       Series      ----------------------------------------------
                               A            B           C            Series             Series          Series
                             Units        Units       Units            A                  B               C
                           -------      -------      -------      -----------       -----------      -----------
PARTNERS' CAPITAL,
  DECEMBER 31, 1993         81,194      245,779      220,952      $13,706,790       $33,739,138      $23,429,671

Redemptions                 (6,584)     (32,669)     (66,957)      (1,094,094)       (4,380,116)      (6,879,495)

Net loss                         -            -            -       (1,116,848)       (2,618,789)      (1,504,703)
                            ------      -------      -------      -----------       -----------      -----------

PARTNERS' CAPITAL,
  DECEMBER 31, 1994         74,610      213,110      153,995       11,495,848        26,740,233       15,045,473

Redemptions                (11,037)     (44,773)     (36,198)      (2,147,231)       (7,077,021)      (4,508,984)

Net income                                                          3,856,407         8,787,685        5,034,912
                            ------      -------      -------      -----------       -----------      -----------

PARTNERS' CAPITAL,
  DECEMBER 31, 1995         63,573      168,337      117,797       13,205,024        28,450,897       15,571,401

Redemptions                 (7,197)     (19,809)     (17,102)      (1,650,602)       (3,458,479)      (2,362,995)

Net income                       -            -            -        2,486,057         5,090,066        2,669,950
                            ------      -------      -------      -----------       -----------      -----------

PARTNERS' CAPITAL,
  DECEMBER 31, 1996         56,376      148,528      100,695      $14,040,479       $30,082,484      $15,878,356
                            ======      =======      =======      ===========       ===========      ===========

                                         General Partner
                           --------------------------------------
                            Series           Series        Series
                              A                B             C           Total
                           --------       ---------     ---------     ------------
PARTNERS' CAPITAL,
  DECEMBER 31, 1993        $148,458       $ 392,440     $ 333,283     $ 71,749,780

Redemptions                       -               -      (100,550)     (12,454,255)

Net loss                    (12,830)        (33,089)      (21,822)      (5,308,081)
                           --------       ---------     ---------     ------------

PARTNERS' CAPITAL,
  DECEMBER 31, 1994         135,628         359,351       210,911       53,987,444

Redemptions                 (18,791)       (144,587)      (91,913)     (13,988,527)

Net income                   47,191         123,156        73,566       17,922,917
                           --------       ---------     ---------     ------------

PARTNERS' CAPITAL,
  DECEMBER 31, 1995         164,028         337,920       192,564       57,921,834


Redemptions                       -               -             -       (7,472,076)

Net income                   32,955          67,674        37,628       10,384,330
                           --------       ---------     ---------     ------------

PARTNERS' CAPITAL,
  DECEMBER 31, 1996        $196,983       $ 405,594     $ 230,192     $ 60,834,088
                           ========       =========     =========     ============

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

4. INCOME/(LOSS) PER SERIES

   The profit and loss of the Series A, Series B and Series C Units for the years ended December 31, 1996, 1995 and 1994 is as follows:

                                                       Series A                              Series B
                                      -------------------------------------   --------------------------------------
                                          1996        1995           1994        1996          1995          1994
REVENUES:
  Trading profit (loss):
    Realized                          $2,029,650   $5,237,341   $   545,961   $4,349,607   $11,857,130   $ 1,596,784
    Change in unrealized                (382,321)    (147,478)     (415,175)    (877,666)     (317,074)   (1,228,091)
                                      ----------   ----------   -----------   ----------   -----------   -----------

  Total trading results                1,647,329    5,089,863       130,786    3,471,941    11,540,056       368,693

    Interest income (Note 2)             417,739      636,781       414,937      920,755     1,431,186       987,769
                                      ----------   ----------   -----------   ----------   -----------   -----------

      Total revenues                   2,065,068    5,726,644       545,723    4,392,696    12,971,242     1,356,462
                                      ----------   ----------   -----------   ----------   -----------   -----------


EXPENSES:
  Brokerage commissions (Note 2)       1,239,114    1,654,078     1,572,088    2,695,105     3,698,343     3,760,979
  Allocation of new profit
    share to trading advisors (Note       26,690      168,968       103,313       44,910       362,058       247,361
     3)
  Administrative fees (Note 2)            26,364            -             -       57,343             -             -
                                      ----------   ----------   -----------   ----------   -----------   -----------

      Total expenses                   1,292,168    1,823,046     1,675,401    2,797,358     4,060,401     4,008,340
                                      ----------   ----------   -----------   ----------   -----------   -----------

Income from investments (Note 6)       1,746,113            -             -    3,562,401             -             -
                                      ----------   ----------   -----------   ----------   -----------   -----------

NET INCOME (LOSS)                     $2,519,013   $3,903,598   $(1,129,678)  $5,157,739   $ 8,910,841   $(2,651,878)
                                      ==========   ==========   ===========   ==========   ===========   ===========

NET INCOME (LOSS) PER
UNIT OF PARTNERSHIP
INTEREST:

  Weighted average number
  of units outstanding (Note 5)           59,766       67,833        78,366      158,197       186,768       230,166
                                      ----------   ----------   -----------   ----------   -----------   -----------

Net income (loss) per weighted
  Average General Partner and
  Limited Partner Unit                    $41.15       $57.55       $(14.42)      $32.60        $47.71       $(11.52)
                                      ==========   ==========   ===========   ==========   ===========   ===========

                                                       Series C
                                       ------------------------------------------
                                           1996         1995             1994
                                       ----------    ---------        -----------
REVENUES:
  Trading profit (loss):
    Realized                           $2,339,762    6,758,107        $ 1,507,562
    Change in unrealized                 (469,840)    (186,566)        (1,088,181)
                                       ----------    ---------        -----------

  Total trading results                 1,869,922    6,571,541            419,381

    Interest income (Note 2)              504,393      795,417            596,124
                                       ----------    ---------        -----------

      Total revenues                    2,374,315    7,366,958          1,015,505
                                       ----------    ---------        -----------


EXPENSES:
  Brokerage commissions (Note 2)        1,472,632    2,060,368          2,384,202
  Allocation of new profit
    share to trading advisors (Note        25,868      198,112            157,828
     3)
  Administrative fees (Note 2)             31,332            -                  -
                                       ----------    ---------        -----------

      Total expenses                    1,529,832    2,258,480          2,542,030
                                       ----------    ---------        -----------

Income from investments (Note 6)        1,863,095            -                  -
                                       ----------    ---------        -----------

NET INCOME (LOSS)                      $2,707,578    5,108,478        $(1,526,525)
                                       ==========    =========        ===========

NET INCOME (LOSS) PER
UNIT OF PARTNERSHIP
INTEREST:

  Weighted average number
  of units outstanding (Note 5)           109,912      133,357            187,998
                                       ----------    ---------        -----------

Net income (loss) per weighted
  Average General Partner and
  Limited Partner Unit                     $24.63       $38.31             $(8.12)
                                       ==========    =========        ===========

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

   Total revenues and fees with respect to such investments are set forth as follows:

                                                                    Admin-                         Income
                                     Total          Brokerage      istrative       Profit           from
                                   Revenues        Commissions       Fees          Shares        Investment
                                ---------------  ---------------  -----------  ---------------  -------------
          Series A Units
     -------------------------
     JWH LLC                         $2,234,606       $  269,408      $ 5,732       $  244,358     $1,715,108
     Millburn LLC                        91,169           56,443        1,201            2,520         31,005
                                     ----------       ----------      -------       ----------     ----------

     Total                           $2,325,775       $  325,851      $ 6,933       $  246,878     $1,746,113
                                     ==========       ==========      =======       ==========     ==========

          Series B Units
          --------------

     JWH LLC                         $4,566,555       $  550,526      $11,714       $  509,549     $3,494,766
     Millburn LLC                       198,835          123,083        2,619            5,498         67,635
                                     ----------       ----------      -------       ----------     ----------

     Total                           $4,765,390       $  673,609      $14,333       $  515,047     $3,562,401
                                     ==========       ==========      =======       ==========     ==========

          Series C Units
          --------------

     JWH LLC                         $2,388,921       $  286,556      $ 6,097       $  270,114     $1,826,154
     Millburn LLC                       108,581           67,206        1,430            3,004         36,941
                                     ----------       ----------      -------       ----------     ----------

     Total                           $2,497,502       $  353,762      $ 7,527       $  273,118     $1,863,095
                                     ==========       ==========      =======       ==========     ==========

        Total - All Series
        ------------------

     JWH LLC                         $9,190,082       $1,106,490      $23,543       $1,024,021     $7,036,028
     Millburn LLC                       398,585          246,732        5,250           11,022        135,581
                                     ----------       ----------      -------       ----------     ----------

     Total                           $9,588,667       $1,353,222      $28,793       $1,035,043     $7,171,609
                                     ==========       ==========      =======       ==========     ==========

7. FAIR VALUE AND OFF-BALANCE SHEET RISK

   The Partnership trades futures, options on futures and forward contracts in interest rates, stock indices, currencies and metals. The Partnership's trading results by reporting category for the period January 1, 1996 to November 30, 1996 and the year ended December 31, 1995 were as follows:

                                                   Total Trading Results
                                         ---------------------------------------

                                                1996                  1995
                                         -----------------     -----------------
   Interest Rates                             $5,080,346              $11,532,511
   Stock Indices                                (992,453)               1,146,428
   Currencies                                  2,659,762               12,696,529
   Metals                                        241,537               (2,174,008)
                                      ------------------       ------------------

                                              $6,989,192              $23,201,460
                                      ==================       ==================

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

                                        1995
                   ------------------------------------------------
                         Commitment to             Commitment to
                      Purchase (Futures,           Sell (Futures,
                      Options & Forwards)       Options & Forwards)
                   -------------------          -------------------
 Interest Rates            $301,417,757               $ 81,485,562
 Stock Indices               14,903,382                          -
 Currencies                 115,918,767                196,448,531
 Metals                       4,396,075                 19,975,248
                     ------------------         ------------------
                           $436,635,981               $297,909,341
                     ==================         ==================

  Substantially all of the Partnership's derivative instruments outstanding as of December 31, 1995, expired within one year.

  The contract/notional value of the Partnership's open exchange-traded and non-exchange-traded open derivative instrument positions as of December 31, 1995 were as follows (there were no open contracts as of December 31, 1996):

                                             1995
                     ------------------------------------------------
                          Commitment to              Commitment to
                        Purchase (Futures,           Sell (Futures,
                       Options & Forwards)        Options & Forwards)
                     -------------------          ------------------
Exchange
   Traded                  $317,647,209                 $ 94,328,735
 Non-Exchange
   Traded                   118,988,772                  203,580,606
                     ------------------           ------------------
                           $436,635,981                 $297,909,341
                     ==================           ==================

  The average fair value of derivative instrument positions which were open as of the end of each calendar month during the period from January 1, 1996 to November 30, 1996 and the year ended December 31, 1995 were as follows:

                                          1996                                                   1995
                      ---------------------------------------------        ----------------------------------------------
                        Commitment to               Commitment to            Commitment to               Commitment to
                       Purchase (Futures,           Sell (Futures,         Purchase (Futures,            Sell (Futures,
                      Options & Forwards)        Options & Forwards)       Options & Forwards)         Options & Forwards)
                      ------------------        -------------------        ------------------          ------------------
 Interest Rates            $237,102,957               $183,615,337               $283,747,133               $ 38,356,816
 Stock Indices               13,728,737                  6,759,498                 11,550,483                  6,398,948
 Currencies                 296,018,497                334,030,991                252,057,126                240,468,554
 Metals                      18,491,709                 29,682,273                 10,695,784                 24,230,482
                     ------------------         ------------------         ------------------         ------------------
                           $565,341,900               $554,088,099               $558,050,526               $309,454,800
                     ==================         ==================         ==================         ==================

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

            The gross unrealized profit and net unrealized profit (loss) on the Partnership's open derivative instrument positions as of December 31, 1995 were as follows (there were no open contracts as of December 31, 1996):

                                                   1995
                                ----------------------------------------
                                Gross Unrealized         Net Unrealized
                                     Profit              Profit (Loss)
                                ----------------        ----------------
  Exchange Traded                     $3,112,617             $ 2,803,973
  Non-Exchange Traded                  1,175,189              (1,043,755)
                                ----------------        ----------------
                                      $4,287,806             $ 1,760,218
                                ================        ================


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