Form 10-K405/A, Exhibit 13
period 1996-12-31
HENRY JOHN W & CO/MILLBURN L P
filed 1997-10-24
CIK 853456

                                                                EXHIBIT 13.01(a)

ML JWH FINANCIAL AND
METALS PORTFOLIO L.L.C.
(A Delaware Limited Liability Company)

Financial Statements for the Period from October 1, 1996 (Commencement of Operations) to December 31, 1996 and Independent Auditors' Report

ML JWH FINANCIAL AND METALS PORTFOLIO L.L.C.
(A Delaware Limited Liability Company)


TABLE OF CONTENTS
------------------------------------------------------
                                                  Page
                                                  ----

INDEPENDENT AUDITORS' REPORT                         1

FINANCIAL STATEMENTS FOR THE PERIOD FROM
  OCTOBER 1, 1996 (COMMENCEMENT OF OPERATIONS)
  TO DECEMBER 31, 1996:

  Statement of Financial Condition                   2

  Statement of Income                                3

  Statement of Changes in Members' Capital           4

  Notes to Financial Statements                   5-11

INDEPENDENT AUDITORS' REPORT
----------------------------



To the Members of
 ML JWH Financial and Metals Portfolio L.L.C.:

We have audited the accompanying statement of financial condition of ML JWH Financial and Metals Portfolio L.L.C. (a Delaware limited liability company; the "Company") as of December 31, 1996, and the related statements of income and of changes in members' capital for the period from October 1, 1996 (commencement of operations) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of ML JWH Financial and Metals Portfolio L.L.C. as of December 31, 1996, and the results of its operations for the period from October 1, 1996 (commencement of operations) to December 31, 1996 in conformity with generally accepted accounting principles.

Deloitte & Touche LLP
New York, New York

February 3, 1997

ML JWH FINANCIAL AND METALS PORTFOLIO L.L.C.
(A Delaware Limited Liability Company)

STATEMENT OF FINANCIAL CONDITION
DECEMBER 31, 1996
--------------------------------------------------------------------------------
ASSETS
------

Accrued interest (Note 2)                                           $   306,073
Equity in commodity futures trading accounts:
    Cash and option premiums                                         79,820,720
    Net unrealized gain on open contracts                               698,571
                                                                     ----------

                TOTAL                                               $80,825,364
                                                                    ===========

LIABILITIES AND MEMBERS' CAPITAL
--------------------------------

LIABILITIES:
    Withdrawals payable                                             $16,819,986
    Profit shares payable (Note 3)                                    2,313,537
    Brokerage commissions payable (Note 2)                              697,868
    Administrative fees payable (Note 2)                                 16,819
                                                                     ----------

            Total liabilities                                        19,848,210
                                                                     ----------

MEMBERS' CAPITAL:
    Voting Members                                                   53,977,573
    Non-voting Members                                                6,999,581
                                                                     ----------

            Total Members' capital                                   60,977,154
                                                                     ----------

                TOTAL                                               $80,825,364
                                                                    ===========


See notes to financial statements.

ML JWH FINANCIAL AND METALS PORTFOLIO L.L.C.
(A Delaware Limited Liability Company)

STATEMENT OF INCOME
FOR THE PERIOD FROM OCTOBER 1, 1996
(COMMENCEMENT OF OPERATIONS)
TO DECEMBER 31, 1996
--------------------------------------------------------------------------------

REVENUES:
Trading profit (loss):

    Realized                                                       $17,860,411
    Change in unrealized                                               698,571
                                                                   -----------

        Total trading results                                       18,558,982

Interest income (Note 2)                                               806,967
                                                                   -----------

        Total revenues                                              19,365,949
                                                                   -----------

EXPENSES:
    Profit shares (Note 3)                                          2,313,537
    Brokerage commissions (Note 2)                                  2,063,021
    Administrative fees (Note 2)                                       49,703
                                                                   ----------

         Total expenses                                             4,426,261
                                                                   ----------

NET INCOME                                                        $14,939,688
                                                                 ============


See notes to financial statements.

ML JWH FINANCIAL AND METALS PORTFOLIO L.L.C.
(A Delaware Limited Liability Company)


STATEMENT OF CHANGES IN MEMBERS' CAPITAL
FOR THE PERIOD FROM OCTOBER 1, 1996
(COMMENCEMENT OF OPERATIONS)
TO DECEMBER 31, 1996
--------------------------------------------------------------------------------

                                          Voting      Non-Voting
                                          Members       Members        Total

Initial Contributions                  $ 56,790,791  $ 7,080,836   $ 63,871,627

Contributions                             1,212,016        2,017      1,214,033

Withdrawals                             (17,295,297)  (1,752,897)   (19,048,194)

Net Income                               13,270,063    1,669,625     14,939,688
                                       ------------   -----------  ------------

MEMBERS' CAPITAL,
  DECEMBER 31, 1996                    $ 53,977,573  $ 6,999,581   $ 60,977,154
                                       ============  ===========   ============


See notes to financial statements.

ML JWH FINANCIAL AND METALS PORTFOLIO L.L.C.
(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS
FOR THE PERIOD FROM OCTOBER 1, 1996
(COMMENCEMENT OF OPERATIONS)
TO DECEMBER 31, 1996
--------------------------------------------------------------------------------

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Organization
   ------------

   ML JWH Financial and Metals Portfolio L.L.C. (the "Company") was organized under the Delaware Limited Liability Company Act on September 19, 1996 and commenced trading activities on October 1, 1996. The Company engages in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities. Merrill Lynch Investment Partners Inc. (formerly, ML Futures Investment Partners Inc.) ("MLIP"), a wholly-owned subsidiary of Merrill Lynch Group, Inc., which in turn is a wholly-owned subsidiary of Merrill Lynch & Co., Inc. (one or more of Merrill Lynch & Co., Inc. and its affiliates being hereinafter referred to as "Merrill Lynch"), has been delegated administrative authority over the Company, and Merrill Lynch Futures Inc. ("MLF"), also an affiliate of Merrill Lynch, is its commodity broker. The Company has authorized two classes of Membership Interests:
   Non-Voting Membership Capital Accounts and Voting Membership Capital Accounts ("Members"). These two classes of Membership Capital Accounts have common economic interests in the Company, but the Non-Voting Membership Capital Accounts, which are held by non-United States companies, shall not participate in any respect in the management of the Company, or engage, directly or indirectly, in the participation in or control of all or any portion of the business activities or affairs of the Company, such management being vested solely in the Voting Membership Capital Accounts, which are held by United States limited partnerships. The Voting Members, acting as Members without any "manager," mutually dominate and control all business activities and affairs of the Company by agreement of the majority in interest of such Members, subject to the trading authority vested in and delegated to JWH and the administrative authority vested in and delegated to MLIP. The Members of the Company, each of which is a "commodity pool" sponsored by MLIP, share in the trading profit (loss) and interest income of the Company in proportion to their respective capital accounts in it.

   John W. Henry & Company, Inc. (the "Advisor" or "JWH") has been delegated trading authority over the assets of the Company.

   Estimates
   ---------

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Revenue Recognition
   --------------------

   Commodity futures, options on futures, and forward contract transactions are recorded on the trade date and open contracts are reflected in net unrealized profit (loss) on open contracts in the Statement of Financial Condition at the difference between the original contract amount and the fair value. The change in net unrealized profit (loss) on open contracts from one period to the next is reflected in change in unrealized in the Statement of Income. Fair value is based on quoted market prices on the exchange or market on which the contract is traded.

   Organization Costs
   ------------------

   MLIP paid all organizational costs relating to the Company without direct reimbursement from the Company or any Member. These organizational costs should be indirectly reimbursed to Merrill Lynch as MLF's costs for executing the Company's trades should, over time, be reduced by the Members consolidating their respective JWH trading accounts in the Company.

   Income Taxes
   -------------

   No provision for income taxes has been made in the accompanying financial statements as each Member is individually responsible for reporting income or loss based on such Member's respective share of the Company's income and expenses as reported for income tax purposes.

   Distributions
   -------------

   No distribution (except upon withdrawals) had been made by the Company to any Member as of December 31, 1996.

   Withdrawals
   -----------

   A Member may withdraw some or all of such Member's Capital at Net Asset Value as of the close of business on any business day. There are no withdrawal fees or charges.

   Dissolution of the Company
   --------------------------

   The Company will terminate on September 30, 2046 or at an earlier date if certain conditions occur, as well as under certain other circumstances as set forth in the Organization Agreement. Were the Advisor to cease to manage the Company's account, the Company would dissolve.

2. RELATED PARTY TRANSACTIONS

   The Company's U.S. dollar-denominated assets are held at MLF in cash or short-term Treasury bills. The Company receives all interest paid on such Treasury bills. On the cash held at MLF, the Company receives interest from Merrill Lynch at rates ranging from 0.50 of 1% per annum below the prevailing 91-day Treasury bill rate up to the full prevailing 91-day Treasury bill rate. Merrill Lynch may derive certain economic benefits, in excess of the interest which Merrill Lynch pays to the Company, from possession of such cash.

   Merrill Lynch credits the Company with interest on the Company's non-U.S. dollar-denominated available assets based on local short-term rates. Merrill Lynch charges the Company Merrill Lynch's cost of financing realized and unrealized losses on the Company's non-U.S. dollar-denominated positions.

   Following the allocation of the Company's trading profit (loss) and interest income among the Members' respective Capital Accounts, MLIP calculates the brokerage commissions, profit shares, administrative fees and other expenses due from the Company to third parties, in respect of the Company's trading on behalf of the respective Members (the Company being subject to different commissions, fees and expenses in respect of its trading as allocable to the various different Members). Such commissions, fees and expenses are specifically allocated as of the end of each accounting period (not pro rata based on the Members' respective Capital Accounts) to, and deducted from, the appropriate Members' Capital Accounts and paid out by the Company. The Company pays brokerage commissions to MLF, at flat monthly rates reflecting the fee arrangement between each Member and MLF. Such rates currently range from .729 of 1% (an 8.75% annual rate) to .979 of 1% (an 11.75% annual rate) of the Member's month-end assets. Month-end assets are not reduced for purposes of calculating brokerage commissions and administrative fees by any accrued brokerage commissions, administrative fees, profit shares or other fees of charges.

   The Company pays MLIP a monthly administrative fee of .021 of 1% (a .25% annual rate) of each Member's month-end assets.

   MLF pays the Advisor an annual consulting fee of 4% of the Company's average month-end assets, after reduction for a portion of the brokerage commissions.

   The Company trades forward contracts through a Foreign Exchange Service Desk (the "F/X Desk") established by MLIP that contacts at least two counterparties along with Merrill Lynch International Bank ("MLIB") for all of the Company's currency transactions. All counterparties other than MLIB are unaffiliated with any Merrill Lynch entity. The F/X Desk charges a service fee equal (at current exchange rates) to approximately $5.00 to $12.50 on each purchase or sale of a futures-contract equivalent face amount of a foreign currency. No service fee is charged on trades awarded to MLIB (which receives a "bid-ask" spread on such trades). MLIB is awarded trades only if its price (which includes no service fee) is equal to or better than the best price (including the service charge) offered by any of the other counterparties contacted.

   The F/X Desk trades on the basis of credit lines provided by a Merrill Lynch entity. The Company is not required to margin or otherwise guarantee its F/X Desk trading.

   Certain of the Company's currency trades are executed in the form of "exchange of futures for physical" ("EFP") transactions involving MLIB and MLF. In these transactions, a spot or forward (collectively referred to as "cash") currency position is acquired and exchanged for an equivalent futures position on the Chicago Mercantile Exchange's International Monetary Market ("IMM"). In its EFP trading with Merrill Lynch, the Company acquires cash currency positions through the F/X Desk in the same manner and on the same terms as in the case of the Company's other F/X Desk trading. When the Company exchanges these positions for futures, there is a "differential" between the prices of these two positions. This "differential" reflects, in part, the different settlement dates of the cash and the futures contracts as well as prevailing interest rates, but also includes a pricing spread in favor of MLIB or another Merrill Lynch entity.

   The Company's F/X Desk service fee and EFP differential costs have, to date totaled no more than .25 of 1% per annum of the Company's average month-end Net Assets.

3. ADVISORY AGREEMENT

   The Company and the Advisor have entered into an Advisory Agreement. This Advisory Agreement terminates one year after it is entered into, subject to certain renewal rights exercisable by the Company. The Advisor determines the commodity futures and forward contact trades to be made on behalf of the Company, subject to certain Company trading policies and to certain rights reserved by MLIP.

   The Company pays to JWH a quarterly Profit Share equal to 15% of any New Trading Profit, as defined, attributable to each Member's Capital Account in the Company. Profit Shares, which are calculated separately in respect of each Member's Capital Account, are determined as of the end of each calendar quarter and shall also be paid to JWH upon the withdrawal of capital from the Company by a Member for whatever purpose, other than to pay expenses.

4. FAIR VALUE AND OFF-BALANCE SHEET RISK

   The Company trades futures, options on futures and forward contracts on interest rates, stock indices, commodities, currencies, and metals. The Company's trading results by reporting category were as follows:

                                    1996
                               Total Trading
                                  Results
                            ------------------
   Interest Rates               $10,439,465
   Stock Indices                   (371,033)
   Currencies                     5,889,115
   Metals                         2,601,435
                             -----------------

                                $18,558,982
                              =================


   Market Risk

   Derivative instruments involve varying degrees of off-balance sheet market risk, and changes in the level or volatility of interest rates, foreign currency exchange rates or market values of the underlying financial instruments or commodities underlying such derivative instruments frequently result in changes in the Company's unrealized profit (loss) on such derivative instruments as reflected in the Statement of Financial Condition. The Company's exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by the Company as well as the volatility and liquidity in the markets in which the derivative instruments are traded.

   MLIP, which monitors the trading of the Company in MLIP's capacity as the General Partner of the Voting Members and Sponsor of the Non-Voting Members, has procedures in place intended to control market risk, although there can be no assurance that they will, in fact, succeed in doing so. The procedures focus primarily on monitoring the trading of the Advisor, calculating the Net Asset Value of the Company and of the Members' respective Capital Accounts as of the close of business on each day and reviewing outstanding positions for over-concentrations. While MLIP will not itself intervene in the markets to hedge or diversify the Company's market exposure, MLIP may consult with the Advisor concerning the possibility of the Advisor reducing trading leverage or market concentrations. However, such interventions are unusual. Except in cases in which it appears that JWH has begun to deviate from past practice and trading policies or to be trading erratically, MLIP's basic risk control procedures consist simply of the ongoing process of monitoring JWH with the market risk controls being applied by JWH.

   Fair Value

   The derivative instruments used in the Company's trading activities are marked to market daily with the resulting unrealized profit (loss) recorded in the Statement of Financial Condition and the related profit (loss) reflected in trading revenues in the Statement of Income.

   The contract/notional values of open contracts as of December 31, 1996 were as follows:



                                  December 31, 1996
                           --------------------------------------
                             Commitment to        Commitment to
                           Purchase (Futures,    Sell (Futures,

                           Options & Forwards)  Options & Forwards)
                           ------------------   ------------------

Interest Rates                  $171,304,600      $ 13,669,055
Currencies                       119,088,247        96,734,685
Metals                                     -        33,126,830
                            -------------------  -------------------

                                $290,392,847      $143,530,570
                            ===================   ===================


   Substantially all of the Company's derivative instruments outstanding as of December 31, 1996, expire within one year.

   The contract/notional value of the Company's exchange-traded and non-exchange traded open derivative instrument positions as of December 31, 1996 were as follows:

                                Commitment to      Commitment to
                              Purchase (Futures,   Sell (Futures,
                             Options & Forwards)  Options & Forwards)
                             ------------------   ------------------

    Exchange Traded              $171,304,600       $ 46,795,885
    Non- Exchange Traded          119,088,247         96,734,685
                             -------------------   -------------------

                                 $290,392,847       $143,530,570
                             ===================   ===================


   The average fair value of the Company's derivative instruments positions which were open as of the end of each calendar month during the period October 1, 1996 through December 31, 1996 were as follows:

                                 Commitment to      Commitment to
                               Purchase (Futures,   Sell (Futures,
                             Options & Forwards)  Options & Forwards)
                             ------------------   ------------------

   Interest Rates                $591,299,377         $127,295,586
   Currencies                     297,652,663          275,733,802
   Metals                          14,845,327           75,877,301
                              -----------------    -----------------

                                 $903,797,367         $478,906,689
                              =================     =================


   A portion of the amounts indicated as off-balance sheet risk reflects offsetting commitments to purchase and sell the same derivative instrument on the same date in the future. These commitments are economically offsetting but are not, as a technical matter, offset in the forward market until the settlement date.

   Credit Risk

   The risks associated with exchange-traded contracts are typically perceived to be less than those associated with over-the-counter (non-exchange-traded) transactions, because exchanges typically (but not universally) provide clearinghouse arrangements in which the collective credit (in some cases limited in amount, in some cases not) of the members of the exchange is pledged to support the financial integrity of the exchange. In over-the-counter transactions, on the other hand, traders must rely solely on the credit of their respective individual counterparties. Margins, which may be subject to loss in the event of a default, are generally required in exchange trading, and counterparties may require margin in the over-the-counter markets.

   The fair value amounts in the above tables represent the extent of the Company's market exposure in the particular class of derivative instrument listed, but not the credit risk associated with counterparty nonperformance. The credit risk associated with these instruments from counterparty nonperformance is the net unrealized profit, if any, included on the Statement of Financial Condition. The Company also has credit risk because the sole counterparty or broker with respect to most of the Company's assets is MLF.

   As of December 31, 1996 $42,525,678 of the Company's assets were held in segregated accounts at MLF in accordance with Commodity Futures Trading Commission regulations.

             The gross unrealized profit and net unrealized profit on the Company's open derivative instrument positions as of December 31, 1996 were as follows:

                                Gross Unrealized            Net Unrealized
                                    Profit                     Profit
                                -----------------         -------------------
 Exchange Traded                        $  873,657                $ 39,049
 Non- Exchange Traded                    1,962,810                 659,522
                                 -----------------        -------------------

                                        $2,836,467                $698,571
                                 =================        ===================


             The Company controls credit risk by dealing almost exclusively with Merrill Lynch entities as brokers and counterparties.

   The Company, through its normal course of business, enters into various contracts with MLF acting as its commodity broker. Pursuant to the brokerage arrangement with MLF, to the extent that such trading results in receivables from and payables to MLF, these receivables and payables are offset and reported as a net receivable or payable.

                 To the best of the knowledge and belief of the undersigned, the information contained in this report is accurate and complete.



                                James M. Bernard
                            Chief Financial Officer
                     Merrill Lynch Investment Partners Inc.
                           Commodity Pool Operator of
                  ML JWH Financial and Metals Portfolio L.L.C.