Form 10-K405/A, Exhibit 13
period 1996-12-31
HENRY JOHN W & CO/MILLBURN L P
filed 1997-10-24
CIK 853456

                                                               EXHIBIT 13.01(b)


ML MILLBURN GLOBAL L.L.C.
(A DELAWARE LIMITED LIABILITY COMPANY)

Financial Statements for the Period from December 2, 1996 (Commencement of Operations) to December 31, 1996 and Independent Auditors' Report

ML MILLBURN GLOBAL L.L.C..
(A Delaware Limited Liability Company)

TABLE OF CONTENTS
--------------------------------------------------------

                                                   Page
                                                   ----

INDEPENDENT AUDITORS' REPORT                          1

FINANCIAL STATEMENTS FOR THE PERIOD FROM
  DECEMBER 2, 1996 (COMMENCEMENT OF OPERATIONS)
  TO DECEMBER 31, 1996:

  Statement of Financial Condition                    2

  Statement of Income                                 3

  Statement of Changes in Members' Capital            4

  Notes to Financial Statements                    5-11

INDEPENDENT AUDITORS' REPORT
----------------------------



To the Members of
 ML Millburn Global L.L.C.:

We have audited the accompanying statement of financial condition of ML Millburn Global L.L.C. (a Delaware limited liability company; the "Company") as of December 31, 1996, and the related statements of income and of changes in members' capital for the period from December 2, 1996 (commencement of operations) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

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

In our opinion, such financial statements present fairly, in all material respects, the financial position of ML Millburn Global L.L.C. as of December 31, 1996, and the results of its operations for the period from December 2, 1996 (commencement of operations) to December 31, 1996 in conformity with generally accepted accounting principles.


Deloitte & Touche LLP
New York, New York


February 3, 1997

ML MILLBURN GLOBAL L.L.C.
(A Delaware Limited Liability Company)

STATEMENT OF FINANCIAL CONDITION
DECEMBER 31, 1996
--------------------------------------------------------------------------------

ASSETS
------
Accrued interest (Note 2)                                                                            $    82,673
Equity in commodity futures trading accounts:
    Cash and option premiums                                                                          27,521,635
    Net unrealized profit on open contracts                                                              916,519
                                                                                            --------------------

                TOTAL                                                                                $28,520,827
                                                                                            ====================

LIABILITIES AND MEMBERS' CAPITAL
--------------------------------

LIABILITIES:
    Withdrawals payable                                                                              $   383,590
    Brokerage commissions payable (Note 2)                                                               270,878
    Profit shares payable (Note 3)                                                                       135,593
    Administrative fees payable (Note 2)                                                                   5,940
                                                                                            --------------------

            Total liabilities                                                                            796,001
                                                                                            --------------------

MEMBERS' CAPITAL:
    Voting Members                                                                                    33,592,186
    Receivable from member                                                                            (5,867,360)
                                                                                            --------------------

            Total Members' capital                                                                    27,724,826
                                                                                            --------------------

                TOTAL                                                                                $28,520,827
                                                                                            ====================


See notes to financial statements.

ML MILLBURN GLOBAL L.L.C.
(A Delaware Limited Liability Company)

STATEMENT OF INCOME
FOR THE PERIOD FROM DECEMBER 2, 1996
(COMMENCEMENT OF OPERATIONS)
TO DECEMBER 31, 1996
--------------------------------------------------------------------------------

REVENUES:
Trading profit (loss):
    Realized                                                                                          $(548,574)
    Change in unrealized                                                                                916,519
                                                                                              -----------------

        Total trading results                                                                           367,945

Interest income (Note 2)                                                                                 82,674
                                                                                              -----------------

        Total revenues                                                                                  450,619
                                                                                              -----------------

EXPENSES:
    Brokerage commissions (Note 2)                                                                      270,878
    Profit shares (Note 3)                                                                               14,552
    Administrative fees (Note 2)                                                                          5,940
                                                                                              -----------------

        Total expenses                                                                                  291,370
                                                                                              -----------------

NET INCOME                                                                                            $ 159,249
                                                                                              =================


See notes to financial statements.

ML MILLBURN GLOBAL L.L.C.
(A Delaware Limited Liability Company)


STATEMENT OF CHANGES IN MEMBER'S CAPITAL
FOR THE PERIOD FROM DECEMBER 2, 1996
(COMMENCEMENT OF OPERATIONS)
TO DECEMBER 31, 1996
--------------------------------------------------------------------------------

                                                                                               Voting
                                                                                              Members
                                                                                        -----------------

Initial Contributions                                                                         $27,949,167

Contributions                                                                                   5,867,360

Receivable from Member                                                                         (5,867,360)

Withdrawals                                                                                      (383,590)

Net Income                                                                                        159,249
                                                                                        -----------------

MEMBERS' CAPITAL,
  DECEMBER 31, 1996                                                                           $27,724,826
                                                                                        =================


See notes to financial statements.

ML MILLBURN GLOBAL L.L.C.
(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS
FOR THE PERIOD FROM DECEMBER 2, 1996
(COMMENCEMENT OF OPERATIONS)
TO DECEMBER 31, 1996
--------------------------------------------------------------------------------

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Organization
   ------------

   ML Millburn Global L.L.C. (the "Company") was organized under the Delaware Limited Liability Company Act on November 22, 1996 and commenced trading activities on December 2, 1996. The Company engages in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities. Merrill Lynch Investment Partners ("MLIP"), a wholly-owned subsidiary of Merrill Lynch Group, Inc., which in turn is a wholly-owned subsidiary of Merrill Lynch & Co., Inc. (one or more of Merrill Lynch & Co., Inc. and its affiliates being hereinafter referred to as "Merrill Lynch"), has been delegated administrative authority over the Company, and Merrill Lynch Futures Inc. ("MLF"), also an affiliate of Merrill Lynch, is its commodity broker. The Company has authorized two classes of Membership
   Interests: Non-Voting Membership Capital Accounts and Voting Membership Capital Accounts ("Members"). These two classes of Membership Capital Accounts have common economic interests in the Company, but the Non-Voting Membership Capital Accounts, which will be held by non-United States companies, shall not participate in any respect in the management of the Company, or engage, directly or indirectly, in the participation in or control of all or any portion of the business activities or affairs of the Company, such management being vested solely in the Voting Membership Capital Accounts, which are held by United States limited partnerships. The Voting Members, acting as Members without any "manager," mutually dominate and control all business activities and affairs of the Company by agreement of the majority in interest of such Members, subject to the trading authority vested in and delegated to Millburn and the administrative authority vested in and delegated to MLIP. The Members of the Company, each of which is a "commodity pool" sponsored by MLIP, share in the trading profit (loss) and interest income of the Company in proportion to their respective capital accounts trading in it.

   Millburn Ridgefield Corp. (the "Advisor" or "Millburn") has been delegated trading authority over the assets of the Company.

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

   Organization Costs
   ------------------

   MLIP paid all organizational costs relating to the Company without direct reimbursement from the Company or any Member. These organizational costs should be indirectly reimbursed to Merrill Lynch as MLF's costs for executing the Company's trades should, over time, be reduced by the Members' consolidating their respective Millburn trading accounts in the Company.

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

   Dissolution of the Company
   --------------------------

   The Company will terminate on December 31, 2046 or at an earlier date if certain conditions occur, as well as under certain other circumstances as set forth in the Organization Agreement. Were the Advisor to cease to manage the Company's account, the Company would dissolve.

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

   Following the allocation of the Company's trading profit (loss) and interest income among the Members' respective Capital Accounts, MLIP calculates the brokerage commissions, profit shares, administrative fees and other expenses due from the Company to third parties, in respect of the Company's trading on behalf of the respective Members (the Company being subject to different commissions, fees and expenses in respect of its trading as allocable to the various different Members). Such commissions, fees and expenses are specifically allocated as of the end of each accounting period (not pro rata based on the Members' respective Capital Accounts) to, and deducted from, the appropriate Members' Capital Accounts and paid out by the Company. The Company pays brokerage commissions to MLF, at flat monthly rates reflecting the fee arrangement between each Member and MLF. Such rates currently range from .729 of 1% (an 8.75% annual rate) to .979 of 1% (an 11.75% annual rate) of the Member's month-end assets. Month-end assets are not reduced for purposes of calculating brokerage commissions and administrative fees by any accrued brokerage commissions, administrative fees, profit share or other fees or charges.

   The Company pays MLIP a monthly administrative fee of .021 of 1% (a .25% annual rate) of each Member's month-end assets.

   MLF pays the Advisor an annual consulting fee of 4% of the Company's average month-end assets, after reduction for a portion of brokerage commission. Beginning January 1, 1997 the consulting fee paid by MLF to the Advisor will be reduced to 2% per annum.

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

   The Company pays to Millburn a quarterly Profit Share equal to 20% of any New Trading Profit, as defined, attributable to each Member's Capital Account in the Company. Profit Shares, which are calculated separately in respect of each Member's Capital Account, are determined as of the end of each calendar quarter and shall also be paid to Millburn upon the withdrawal of capital from the Company by a Member for whatever purpose, other than to pay expenses.

4. FAIR VALUE AND OFF-BALANCE SHEET RISK

   The Company trades futures, options on futures and forward contracts on interest rates, stock indices, currencies and metals. The Company's trading results by reporting category were as follows:


                                                          1996
                                                 Total Trading Results
                                              -------------------------
   Interest Rates                                    $ (968,118)
   Stock Indices                                        265,546
   Currencies                                         1,028,590
   Metals                                                41,927
                                              -------------------------
                                                     $  367,945
                                              =========================



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

   MLIP, which monitors the trading of the Company in MLIP's capacity as the General Partner of the Voting Members, has procedures in place intended to control market risk, although there can be no assurance that they will, in fact, succeed in doing so. The procedures focus primarily on monitoring the trading of the Advisor, calculating the Net Asset Value of the Company and of the Members' respective Capital Accounts as of the close of business on each day and reviewing outstanding positions for over-concentrations. While MLIP will not itself intervene in the markets to hedge or diversify the Company's market exposure, MLIP may consult with the Advisor concerning the possibility of the Advisor reducing trading leverage or market concentrations. However, such interventions are unusual. Except in cases in which it appears that the Advisor has begun to deviate from past practice and trading policies or to be trading erratically, MLIP's basic risk control procedures consist simply of the ongoing process of monitoring the Millburn with the market risk controls being applied by the Millburn.

Fair Value

The derivative instruments used in the Company's trading activities are marked to market daily with the resulting unrealized profit (loss) recorded in the Statement of Financial Condition and the related profit (loss) reflected in trading revenues in the Statement of Income.

The contract/notional values of open contracts as of December 31, 1996 were as follows:

                                          December 31, 1996
                           -----------------------------------------------
                               Commitment to             Commitment to
                             Purchase (Futures,          Sell (Futures,
                             Options & Forwards)       Options & Forwards)
                             ------------------         ------------------

Interest Rates                 $104,423,803               $ 26,267,954
Stock Indices                     2,233,500                          -
Currencies                      140,452,466                244,633,536
Metals                            6,379,654                 12,694,954
                        -------------------        -------------------

                               $253,489,423               $283,596,444
                        ===================        ===================

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

The contract/notional value of the Company's exchange-traded and non-exchange traded open derivative instrument positions as of December 31, 1996 were as follows:

                                   Commitment to                Commitment to
                                 Purchase (Futures,             Sell (Futures,
                                 Options & Forwards)         Options & Forwards)
                                  ------------------         ------------------


Exchange Traded                        $111,666,188              $  32,583,254
Non-Exchange Traded                     141,823,235                251,013,190
                                 ------------------             --------------

                                        $253,489,423               $283,596,444
                                 ===================            ===============

The average fair value of the Company's derivative instruments positions which were open as of the end of each calendar month during the period December 2, 1996 through December 31, 1996 were as follows:

                             Commitment to                Commitment to
                           Purchase (Futures,              Sell (Futures,
                           Options & Forwards)           Options & Forwards)
                           ------------------            ------------------

 Interest Rates                $104,423,803                   $ 26,267,954
 Stock Indices                    2,233,500                              -
 Currencies                     140,452,466                    244,633,536
 Metals                           6,379,654                     12,694,954
                            -------------------            -------------------

                               $253,489,423                   $283,596,444
                            ===================            ===================


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

As of December 31, 1996 $20,268,336 of the Company's assets were held in segregated accounts at MLF in accordance with Commodity Futures Trading Commission regulations.

The gross unrealized profit and net unrealized profit on the Company's open derivative instrument positions as of December 31, 1996 were as follows:

                                 Gross Unrealized            Net Unrealized
                                     Profit                      Profit
                               ------------------            --------------


Exchange Traded                        $  507,869                   $196,239
Non-Exchange Traded                     2,584,134                    720,280
                                 -----------------           -----------------

                                        $3,092,003                  $916,519
                                 =================           ==================

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



                                James M. Bernard
                            Chief Financial Officer
                     Merrill Lynch Investment Partners Inc.
                           Commodity Pool Operator of
                           ML Millburn Global L.L.C.