Form 10-K405, Exhibit 13
period 1997-12-31
HENRY JOHN W & CO/MILLBURN L P
filed 1998-03-27
CIK 853456

                       JOHN W. HENRY &
                       CO./MILLBURN L.P.
                       (A DELAWARE LIMITED PARTNERSHIP)



                       Financial Statements for the years ended
                       December 31, 1997, 1996 and 1995
                       and Independent Auditors' Report

To:  The Limited Partners of
     JOHN W. HENRY & CO./MILLBURN L.P.-
     SERIES A



John W. Henry & Co./Millburn L.P. - Series A (the "Fund" or "Partnership") ended its eighth fiscal year of trading on December 31, 1997 with a Net Asset Value ("NAV") per Unit of $284.11, representing an increase of 12.50% from the December 31, 1996 NAV per Unit of $252.54. During 1997, all sectors traded by the Fund were profitable.

Trend reversals and extreme market volatility, affected by such factors as the Asian flu and El Nino, were characteristic of most of 1997. However, the year proved to be a profitable one overall for the Fund as trends in several key markets enabled the Trading Advisors to profit despite the significant obstacles. Although trading results in several sectors may have been lackluster, the global currency and bond markets offered noteworthy trading opportunities, which resulted in significant profits in these markets during the year. Additionally, the currency and interest rate sectors of the Fund's portfolio represented its largest percentage of market commitments.

In currency markets, the U.S. dollar rallied and started 1997 on a strong note, rising to a four-year high versus the Japanese yen and two-and-a-half year highs versus the Deutsche mark and the Swiss franc. However, the dollar underwent two significant corrections during the year. The first correction occurred in the Spring against the Japanese yen, due to the G7 finance ministers' determination that a further dollar advance would be counter-productive to their current goals. From August through mid-November, the dollar corrected against the Eurocurrencies in advance of a well-advertised tightening by the Bundesbank. By mid-December the dollar had bounced back to new highs against the yen and was rallying against the mark.

Global interest rate markets began the year on a volatile note, as investors evaluated economic data for signs of inflation. By the middle of the year, economic data in key countries was positive indicating lower inflation and igniting a worldwide rally in the bond markets. Specifically, investor sentiment was particularly strong in the U.S., where prices on the 30-year Treasury bond and 10-year Treasury note rose to their highest levels in over two years. This followed a largely positive economic report delivered by Federal Reserve Chairman Greenspan in testimony before Congress. Effects of the plunge in the Hong Kong stock market in late October spread rapidly throughout the world's financial markets, including global bond markets. After continued volatility in subsequent months made trading difficult, 1997 interest rate trading ended on a positive note when U.S. and Japanese bond markets rallied as a flight to safety from plunging stock markets around the world occurred in December.

Although the overall return for the Fund might have paled in comparison to some of the popular market indices during 1997, a significant observation is worth noting. From the time the Dow Jones industrial average hit its high of 8259.31 in August through the end of the year, it declined 4.25% with a continued increase in volatility. Conversely, the Fund, which has been designed with the objective of producing returns non-correlated to traditional debt and equity markets, steadily improved performance during the same time period. We appreciate your continued investment in the Fund and look forward to 1998 and the trading opportunities it may bring.

                              Sincerely,
                              John R. Frawley, Jr.
                              President
                              MERRILL LYNCH INVESTMENT PARTNERS INC.
                              (General Partner)


FUTURES TRADING IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

To:  The Limited Partners of
     JOHN W. HENRY & CO./MILLBURN L.P.-
     SERIES B



John W. Henry & Co./Millburn L.P. - Series B (the "Fund" or "Partnership") ended its seventh fiscal year of trading on December 31, 1997 with a Net Asset Value ("NAV") per Unit of $230.87, representing an increase of 12.47% from the December 31, 1996 NAV per Unit of $205.27. During 1997, all sectors traded by the Fund were profitable.

Trend reversals and extreme market volatility, affected by such factors as the Asian flu and El Nio, were characteristic of most of 1997. However, the year proved to be a profitable one overall for the Fund as trends in several key markets enabled the Trading Advisors to profit despite the significant obstacles. Although trading results in several sectors may have been lackluster, the global currency and bond markets offered noteworthy trading opportunities, which resulted in significant profits in these markets during the year. Additionally, the currency and interest rate sectors of the Fund's portfolio represented its largest percentage of market commitments.

In currency markets, the U.S. dollar rallied and started 1997 on a strong note, rising to a four-year high versus the Japanese yen and two-and-a-half year highs versus the Deutsche mark and the Swiss franc. However, the dollar underwent two significant corrections during the year. The first correction occurred in the Spring against the Japanese yen, due to the G7 finance ministers' determination that a further dollar advance would be counter-productive to their current goals. From August through mid-November, the dollar corrected against the Eurocurrencies in advance of a well-advertised tightening by the Bundesbank. By mid-December the dollar had bounced back to new highs against the yen and was rallying against the mark.

Global interest rate markets began the year on a volatile note, as investors evaluated economic data for signs of inflation. By the middle of the year, economic data in key countries was positive indicating lower inflation and igniting a worldwide rally in the bond markets. Specifically, investor sentiment was particularly strong in the U.S., where prices on the 30-year Treasury bond and 10-year Treasury note rose to their highest levels in over two years. This followed a largely positive economic report delivered by Federal Reserve Chairman Greenspan in testimony before Congress. Effects of the plunge in the Hong Kong stock market in late October spread rapidly throughout the world's financial markets, including global bond markets. After continued volatility in subsequent months made trading difficult, 1997 interest rate trading ended on a positive note when U.S. and Japanese bond markets rallied as a flight to safety from plunging stock markets around the world occurred in December.

Although the overall return for the Fund might have paled in comparison to some of the popular market indices during 1997, a significant observation is worth noting. From the time the Dow Jones industrial average hit its high of 8259.31 in August through the end of the year, it declined 4.25% with a continued increase in volatility. Conversely, the Fund, which has been designed with the objective of producing returns non-correlated to traditional debt and equity markets, steadily improved performance during the same time period. We appreciate your continued investment in the Fund and look forward to 1998 and the trading opportunities it may bring.

                              Sincerely,
                              John R. Frawley, Jr.
                              President
                              MERRILL LYNCH INVESTMENT PARTNERS INC.
                              (General Partner)


FUTURES TRADING IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

To:  The Limited Partners of
     JOHN W. HENRY & CO./MILLBURN L.P.-
     SERIES C



John W. Henry & Co./Millburn L.P. - Series C (the "Fund" or "Partnership") ended its sixth fiscal year of trading on December 31, 1997 with a Net Asset Value ("NAV") per Unit of $179.92, representing an increase of 12.47% from the December 31, 1996 NAV per Unit of $159.97. During 1997, all sectors traded by the Fund were profitable.

Trend reversals and extreme market volatility, affected by such factors as the Asian flu and El Nio, were characteristic of most of 1997. However, the year proved to be a profitable one overall for the Fund as trends in several key markets enabled the Trading Advisors to profit despite the significant obstacles. Although trading results in several sectors may have been lackluster, the global currency and bond markets offered noteworthy trading opportunities, which resulted in significant profits in these markets during the year. Additionally, the currency and interest rate sectors of the Fund's portfolio represented its largest percentage of market commitments.

In currency markets, the U.S. dollar rallied and started 1997 on a strong note, rising to a four-year high versus the Japanese yen and two-and-a-half year highs versus the Deutsche mark and the Swiss franc. However, the dollar underwent two significant corrections during the year. The first correction occurred in the Spring against the Japanese yen, due to the G7 finance ministers' determination that a further dollar advance would be counter-productive to their current goals. From August through mid-November, the dollar corrected against the Eurocurrencies in advance of a well-advertised tightening by the Bundesbank. By mid-December the dollar had bounced back to new highs against the yen and was rallying against the mark.

Global interest rate markets began the year on a volatile note, as investors evaluated economic data for signs of inflation. By the middle of the year, economic data in key countries was positive indicating lower inflation and igniting a worldwide rally in the bond markets. Specifically, investor sentiment was particularly strong in the U.S., where prices on the 30-year Treasury bond and 10-year Treasury note rose to their highest levels in over two years. This followed a largely positive economic report delivered by Federal Reserve Chairman Greenspan in testimony before Congress. Effects of the plunge in the Hong Kong stock market in late October spread rapidly throughout the world's financial markets, including global bond markets. After continued volatility in subsequent months made trading difficult, 1997 interest rate trading ended on a positive note when U.S. and Japanese bond markets rallied as a flight to safety from plunging stock markets around the world occurred in December.

Although the overall return for the Fund might have paled in comparison to some of the popular market indices during 1997, a significant observation is worth noting. From the time the Dow Jones industrial average hit its high of 8259.31 in August through the end of the year, it declined 4.25% with a continued increase in volatility. Conversely, the Fund, which has been designed with the objective of producing returns non-correlated to traditional debt and equity markets, steadily improved performance during the same time period. We appreciate your continued investment in the Fund and look forward to 1998 and the trading opportunities it may bring.

                              Sincerely,
                              John R. Frawley, Jr.
                              President
                              MERRILL LYNCH INVESTMENT PARTNERS INC.
                              (General Partner)


FUTURES TRADING IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

JOHN W. HENRY & CO./MILLBURN L.P.
(A Delaware Limited Partnership)
 ------------------------------

TABLE OF CONTENTS
------------------------------------------------------------------------------

                                                Page
                                                ----

INDEPENDENT AUDITORS' REPORT                       1

FINANCIAL STATEMENTS FOR THE YEARS ENDED
  DECEMBER 31, 1997, 1996 AND 1995:

  Statements of Financial Condition                2

  Statements of Income                             3

  Statements of Changes in Partners' Capital       4

  Notes to Financial Statements                 5-14

INDEPENDENT AUDITORS' REPORT
----------------------------



To the Partners of
 John W. Henry & Co./Millburn L.P.:

We have audited the accompanying statements of financial condition of John W. Henry & Co./Millburn L.P. (a Delaware limited partnership; the "Partnership") as of December 31, 1997 and 1996, and the related statements of income and changes in partners' capital for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such financial statements present fairly, in all material respects, the financial position of John W. Henry & Co./Millburn L.P. as of December 31, 1997 and 1996, and the results of its operations for the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.


DELOITTE & TOUCHE LLP

February 6, 1998
New York, New York

JOHN W. HENRY & CO./MILLBURN L.P.
(A Delaware Limited Partnership)
 ------------------------------

STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 1997 AND 1996
--------------------------------------------------------------------------------

                                                                            1997                             1996
                                                                    -------------------             --------------------
ASSETS
  Investments (Note 6)                                                    $  63,024,164                    $  60,834,087
  Receivable from investments (Note 6)                                          514,158                          779,075
                                                                       ----------------                -----------------

                TOTAL                                                     $  63,538,322                    $  61,613,162
                                                                       ================                =================

LIABILITIES AND PARTNERS' CAPITAL

LIABILITIES:
    Redemptions payable                                                   $     514,158                    $     778,385
    Profit Shares (Note 3)                                                            -                              689
                                                                       ----------------                -----------------

            Total liabilities                                                   514,158                          779,074
                                                                       ----------------                -----------------

PARTNERS' CAPITAL:
    General Partner:
        (780 and 780 Series A Units outstanding)                                221,605                          196,983
        (1,976 and 1,976 Series B Units outstanding)                            456,174                          405,594
        (1,439 and 1,439 Series C Units outstanding)                            258,899                          230,192
    Limited Partners:
        (50,992 and 55,596 Series A Units outstanding)                       14,487,473                       14,040,479
        (135,244 and 146,552 Series B Units outstanding)                     31,223,304                       30,082,484
        (91,020 and 99,256 Series C Units outstanding)                       16,376,709                       15,878,356
                                                                       ----------------                -----------------

            Total partners' capital                                          63,024,164                       60,834,088
                                                                       ----------------                -----------------

                TOTAL                                                     $  63,538,322                    $  61,613,162
                                                                       ================                =================

NET ASSET VALUE PER UNIT
    Series A                                                              $      284.11                    $      252.54
                                                                       ================                =================
    Series B                                                              $      230.87                    $      205.27
                                                                       ================                =================
    Series C                                                              $      179.92                    $      159.97
                                                                       ================                =================

See notes to financial statements.

JOHN W. HENRY & CO./MILLBURN L.P.
(A Delaware Limited Partnership)
 ------------------------------

STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
--------------------------------------------------------------------------------

                                          1997                 1996                   1995
                                      -------------        --------------         -------------
REVENUES:
 Trading profit (loss):

 Realized                              $     -              $   8,749,410         $  23,852,578
 Change in unrealized                        -                 (1,760,218)             (651,118)
                                      -------------        --------------         -------------

   Total trading results                     -                  6,989,192            23,201,460

Interest income (Note 2)                     -                  1,842,887             2,863,384
                                      -------------        --------------         -------------

   Total revenues                            -                  8,832,079            26,064,844
                                      -------------        --------------         -------------

EXPENSES:
 Profit Shares (Note 3)                      -                     97,468               729,138
 Brokerage commissions (Note 2)              -                  5,406,851             7,412,789
 Administrative fees (Note 2)                -                    115,039                     -
                                      -------------        --------------         -------------

   Total expenses                            -                  5,619,358             8,141,927
                                      -------------        --------------         -------------

INCOME FROM INVESTMENTS (Note 6)          7,357,688             7,171,609                     -
                                      -------------        --------------         -------------

NET INCOME                             $  7,357,688         $  10,384,330         $  17,922,917
                                      =============        ==============         =============

NET INCOME PER UNIT:
 Weighted average number of Units
  outstanding (Note 5)                      294,640               327,875               387,956
                                      =============        ==============         =============

Net income per weighted average
 General Partner and Limited
 Partner Unit                          $      24.97         $       31.67         $       46.20
                                      =============        ==============         =============

See notes to financial statements.

JOHN W. HENRY & CO./MILLBURN L.P.
(A Delaware Limited Partnership)
 ------------------------------

STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
--------------------------------------------------------------------------------

                             Series      Series      Series                    Limited  Partners
                                                           ----------------------------------------------------
                               A           B           C           Series           Series           Series
                             Units       Units       Units            A                B                C
                        -------------   -------     -------     ------------     -------------    -------------
PARTNERS' CAPITAL,
 DECEMBER 31, 1994           74,610     213,110     153,995     $ 11,495,848     $ 26,740,233     $ 15,045,473

  Redemptions               (11,037)    (44,773)    (36,198)      (2,147,231)      (7,077,021)      (4,508,984)

  Net income                      -           -           -        3,856,407        8,787,685        5,034,912
                        -------------   -------     -------     ------------     -------------    -------------

PARTNERS' CAPITAL,
 DECEMBER 31, 1995           63,573     168,337     117,797       13,205,024       28,450,897       15,571,401

  Redemptions                (7,197)    (19,809)    (17,102)      (1,650,602)      (3,458,479)      (2,362,995)

  Net income                      -           -           -        2,486,057        5,090,066        2,669,950
                        -------------   -------     -------     ------------     -------------    -------------

PARTNERS' CAPITAL,
 DECEMBER 31, 1996           56,376     148,528     100,695       14,040,479       30,082,484       15,878,356


  Redemptions                (4,604)    (11,308)     (8,236)      (1,255,814)      (2,498,029)      (1,413,769)

  Net income                      -           -           -        1,702,808        3,638,849        1,912,122
                        -------------   -------     -------     ------------     -------------    -------------

PARTNERS' CAPITAL,
 DECEMBER 31, 1997           51,772     137,220      92,459     $ 14,487,473     $ 31,223,304     $ 16,376,709
                        =============   =======     =======     ============     =============    =============

                                   General  Partner
                        -------------------------------------
                          Series        Series        Series
                            A             B             C             Total
                        ---------     ---------     ---------     ------------
PARTNERS' CAPITAL,
 DECEMBER 31, 1994       $135,628     $ 359,351      $210,911     $ 53,987,444

  Redemptions             (18,791)     (144,587)      (91,913)     (13,988,527)

  Net income               47,191       123,156        73,566       17,922,917
                        ---------     ---------     ---------     ------------

PARTNERS' CAPITAL,
 DECEMBER 31, 1995        164,028       337,920       192,564       57,921,834

  Redemptions                   -             -             -       (7,472,076)

  Net income               32,955        67,674        37,628       10,384,330
                        ---------     ---------     ---------     ------------

PARTNERS' CAPITAL,
 DECEMBER 31, 1996        196,983       405,594       230,192       60,834,088


  Redemptions                   -             -             -       (5,167,612)

  Net income               24,622        50,580        28,707        7,357,688
                        ---------     ---------     ---------     ------------

PARTNERS' CAPITAL,
 DECEMBER 31, 1997       $221,605     $ 456,174      $258,899     $ 63,024,164
                        =========     =========     =========     ============

See notes to financial statements.

JOHN W. HENRY & CO./MILLBURN L.P.
(A Delaware Limited Partnership)
 ------------------------------

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
-------------------------------------------------------------------------------

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Organization
   ------------

   John W. Henry & Co./Millburn L.P. (the "Partnership") was organized under the Delaware Revised Uniform Limited Partnership Act on August 29, 1989. The Partnership raised $18,182,000 in its initial offering of Units of limited partnership interest ("Series A Units") and commenced trading activities on January 5, 1990. The Partnership raised an additional $50,636,000 in a second offering of Units of limited partnership interest ("Series B Units") and commenced trading activities of the Series B Units on January 28, 1991. The Partnership raised an additional $40,000,000 in a third offering of Units of limited partnership interest ("Series C Units") and commenced trading activities of the Series C Units on January 2, 1992. (Series A, B and C units are hereinafter collectively referred to as "Units.") The Partnership engages in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities. Merrill Lynch Investment Partners Inc. (formerly, ML Futures Investment Partners Inc.) ("MLIP" or the "General Partner"), a wholly-owned subsidiary of Merrill Lynch Group Inc., which, in turn, is a wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("Merrill Lynch"), is the general partner of the Partnership, and Merrill Lynch Futures Inc. ("MLF"), also an affiliate of Merrill Lynch, is its commodity broker. MLIP has agreed to maintain a general partner's interest of at least 1% of total capital of each Series of Units. MLIP and each Limited Partner share in the profits and losses of each Series in proportion to their respective interests in it.

   John W. Henry & Company, Inc. and Millburn Ridgefield Corporation (each an "Advisor", together, "Advisors") have been the Partnership's only trading advisors since inception. Each Advisor was allocated 50% of the total assets of each Series as of the date such Series began trading. Subsequently, these allocations have varied over time. MLIP may, in its discretion, reallocate assets as of any month-end. As of December 1, 1996, the Partnership placed all of its assets under the management of the Advisors not through managed accounts but rather through investing in private limited liability companies ("Trading LLCs" or "LLCs"), as defined in Note 6. Certain of the following notes to financial statements are directly related to assets managed by Advisors. The placement of assets into LLCs did not change the operation nor fee structure of the Partnership, therefore, the following notes relate to the operation of the Partnership through its investment in the LLCs. Also, the administrative authority over the Partnership remains with MLIP.

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

   Revenue Recognition
   -------------------

   Commodity futures, options, and forward contract transactions are recorded on the trade date, and open contracts are reflected in net unrealized profit on open contracts in the Statements of Financial Condition at the difference between the original contract value and the fair value. The change in net unrealized profit on open contracts from one period to the next is reflected in change in unrealized in the Statements of Income. Fair value is based on quoted market prices on the exchange or market on which the contract is traded. (There were no open contracts as of December 31, 1997 and 1996).

   Operating Expenses
   ------------------

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

2. RELATED PARTY TRANSACTIONS

   The Partnership's U.S. dollar assets were held at MLF in cash. On the cash held at MLF, the Partnership received interest from Merrill Lynch at the prevailing 91-day U.S. Treasury bill rate. Merrill Lynch may derive certain economic benefits, in excess of the interest which Merrill Lynch pays to the Partnership, from possession of such cash.

   Merrill Lynch credited the Partnership with interest on the Partnership's U.S. dollar-denominated assets based on local short-term rates. Merrill Lynch charges the Partnership Merrill Lynch's cost of financing realized and unrealized losses on the Partnership's non-U.S. dollar-denominated positions.

   The General Partner has determined that there may have been a miscalculation in the interest credited to the Partnership for a period prior to November 1996 (such period may extend prior to that covered by these financial statements). Accordingly, the General Partner credited current and former investors who maintained a Merrill Lynch customer account in December 1997 with interest which was compounded. Former investors who do not maintain a Merrill Lynch customer account will be credited as their response forms are processed. The total amount of the adjustment is approximately $779,000 for Series A Units, $1,739,000 for Series B Units and $773,000 for Series C Units. Since this amount was paid directly to investors by the General Partner, it is not reflected in these financial statements. The General Partner has determined that interest has been calculated appropriately since November 1996.

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

   MLIP estimates that the round-turn equivalent commission rate charged to the Partnership during the years ended 1996 and 1995, was approximately $143 and $207, respectively (not including, in calculating round-turn equivalents, forward contracts on a future-equivalent basis).

   MLF paid the Advisors annual consulting fees equal to 4% of the average month-end assets.

   The Partnership trades forward contracts through a foreign exchange service desk (the "F/X Desk") established by MLIP. The F/X Desk gives the Partnership access to counterparties in addition to (but also including) Merrill Lynch International Bank ("MLIB"). MLIP or another Merrill Lynch entity charges a service fee equal to, at current exchange rates, approximately $5.00 to $12.50 on each purchase or sale (not round-turn) of a futures contract-equivalent face amount of a given currency traded in the forward markets. No service fees are charged on trades awarded to MLIB (which receives bid-ask spreads on such trades).

   In its exchange of futures for physical ("EFP") trading with Merrill Lynch, the Partnership acquires spot or forward (collectively, "cash") currency positions through the F/X Desk in the same manner and on the same terms as in the case of the Partnership's other F/X Desk trading. When the Partnership exchanges these positions for futures, there is a differential between the prices of the two positions. This differential reflects, in part, the different settlement dates of the cash and the futures contracts and prevailing interest rates, but also includes a pricing spread in favor of MLIB or another Merrill Lynch entity. The Advisors, to date, have made little use of EFPs.

   The Partnership's F/X Desk service fee and EFP differential costs have, to date totaled no more than .25 of 1% per annum of the Partnership's average month-end assets.

3. AGREEMENTS

   The Partnership entered into Advisory Agreements. The Advisory Agreements with each Trading Advisor for each series of Units are largely identical.

   In the case of Trading LLCs, as defined in Note 6, the Trading LLCs entered the Advisory Agreements with the Advisors.

   Fifteen percent of any New Trading Profit, as defined, either as of the end of each calendar quarter or year, was paid to each Advisor based on the performance of the Partnership account managed by such Advisor, irrespective of the overall performance of the Partnership. Profit Shares are also paid out in respect of Units redeemed as of the end of interim months, to the extent of 15% of any New Trading Profits attributable to such Units.

4. INCOME PER SERIES

   The profit and loss of the Series A, Series B and Series C Units for the years ended December 31, 1997, 1996 and 1995 is as follows:


                                                     Series A                                       Series B
                                  --------------------------------------------------------------------------------------------
                                       1997            1996            1995           1997            1996            1995
                                  ------------     ------------    ------------    -----------    ------------    ------------
REVENUES:
 Trading profit (loss):
  Realized                        $       -        $ 2,029,650      $5,237,341      $    -         $4,349,607     $11,857,130
  Change in unrealized                    -           (382,321)       (147,478)          -           (877,666)       (317,074)
                                  ------------     ------------    ------------    -----------    ------------    ------------

Total trading results                     -          1,647,329       5,089,863           -          3,471,941      11,540,056

 Interest income (Note 2)                 -            417,739         636,781           -            920,755       1,431,186
                                  ------------     ------------    ------------    -----------    ------------    ------------

  Total revenues                          -          2,065,068       5,726,644           -          4,392,696      12,971,242
                                  ------------     ------------    ------------    -----------    ------------    ------------


EXPENSES:
 Brokerage commissions (Note 2)           -          1,239,114       1,654,078           -          2,695,105       3,698,343
Allocation of new profit
 share to trading advisors (Note 3)       -             26,690         168,968           -             44,910         362,058
Administrative fees (Note 2)              -             26,364           -               -             57,343           -
                                  ------------     ------------    ------------    -----------    ------------    ------------

  Total expenses                          -          1,292,168       1,823,046           -          2,797,358       4,060,401
                                  ------------     ------------    ------------    -----------    ------------    ------------

Income from investments (Note 6)    1,727,430        1,746,113           -           3,689,429      3,562,401           -
                                  ------------     ------------    ------------    -----------    ------------    ------------

NET INCOME                        $ 1,727,430      $ 2,519,013     $ 3,903,598      $3,689,429     $5,157,739     $ 8,910,841
                                  =============    ============    ============    ===========    ============    ============

NET INCOME PER
UNIT OF PARTNERSHIP
INTEREST:

Weighted average number
of units outstanding (Note 5)          54,036           59,766          67,833         143,414        158,197         186,768
                                  ------------     ------------    ------------    -----------    ------------    ------------

Net income per weighted
 Average General Partner and
Limited Partner Unit              $     31.97      $     42.15     $     57.55      $    25.73         $32.60          $47.71
                                  ------------     ------------    ------------    -----------    ------------    ------------

                                                             Series C
                                        ----------------------------------------------
                                              1997            1996            1995
                                        -------------   ---------------  --------------
REVENUES:
 Trading profit (loss):
  Realized                                $     -         $  2,339,762    $  6,758,107
  Change in unrealized                          -             (469,840)       (186,566)
                                       --------------   ---------------  --------------

Total trading results                           -            1,869,922       6,571,541

 Interest income (Note 2)                       -              504,393         795,417
                                       --------------   ---------------  --------------

  Total revenues                                -            2,374,315       7,366,958
                                       --------------   ---------------  --------------


EXPENSES:
 Brokerage commissions (Note 2)                 -            1,472,632       2,060,368
Allocation of new profit
 share to trading advisors (Note 3)             -               25,868         198,112
Administrative fees (Note 2)                    -               31,332           -
                                       --------------   ---------------  --------------

  Total expenses                                -            1,529,832       2,258,480
                                       --------------   ---------------  --------------

Income from investments (Note 6)           1,940,829         1,863,095           -
                                       --------------   ---------------  --------------

NET INCOME                             $   1,940,829      $  2,707,578    $  5,108,478
                                       ==============   ===============  ==============

NET INCOME PER
UNIT OF PARTNERSHIP
INTEREST:

Weighted average number
of units outstanding (Note 5)                 97,190           109,912         133,357
                                       --------------   ---------------  --------------

Net income per weighted
 Average General Partner and
Limited Partner Unit                          $19.97            $24.63          $38.31
                                       --------------   ---------------  --------------

5. WEIGHTED AVERAGE UNITS

   The weighted average number of Units outstanding was computed for purposes of disclosing net income per weighted average Unit. The weighted average number of Units outstanding at December 31, 1997, 1996 and 1995 equals the Units outstanding as of such date, adjusted proportionately for Units redeemed based on the respective length of time each was outstanding during the preceding period.

6. INVESTMENTS

   The investments are reflected in the financial statements at fair value based upon the Partnership's interest in each Trading LLC. Fair value is equal to the market value of the net assets of the Trading LLCs. The resulting difference between cost and fair value is reflected on the Statement of Income as income or loss from investments.

   At December 31, 1997 and 1996, the Partnership had investments in the ML JWH Financial and Metals Portfolio L.L.C. ("JWH LLC") and ML Millburn Global L.L.C. ("Millburn LLC") as follows:



                                 1997                1996
                          ----------------    ----------------

        JWH LLC             $   31,979,914      $   30,417,044
        Millburn LLC            31,044,250          30,417,043
                          ----------------    ----------------
        Total               $   63,024,164      $   60,834,087
                          ================    ================

   Total revenues and fees with respect to such investments are set forth as follows:

   For the year ended      Total           Brokerage      Administrative       Profit          Income from
   December 31, 1997      Revenues        Commissions          Fees            Shares          Investments
    Series A Units    --------------    --------------    ---------------  --------------    ----------------
----------------------

  JWH LLC                $ 1,759,089        $  690,201         $ 17,813         $  103,624          $  947,451
  Millburn LLC             1,758,987           751,834           19,390            207,784             779,979
                      --------------    --------------     ------------     --------------    ----------------

  Total                  $ 3,518,076        $1,442,035         $ 37,203         $  311,408          $1,727,430
                      ==============    ==============     ============     ==============    ================

  Series B Units
----------------------

  JWH LLC                $ 3,771,359        $1,484,456         $ 38,315         $  221,754          $2,026,834
  Millburn LLC             3,773,695         1,625,922           41,942            443,236           1,662,595
                      --------------    --------------     ------------     --------------    ----------------

  Total                  $ 7,545,054        $3,110,378         $ 80,257         $  664,990          $3,689,429
                      ==============    ==============     ============     ==============    ================

  Series C Units
----------------------

  JWH LLC                $ 1,981,710        $  783,770         $ 20,229         $  116,818          $1,060,893
  Millburn LLC             1,995,533           858,854           22,154            234,589             879,936
                      --------------    --------------     ------------     --------------    ----------------

  Total                  $ 3,977,243        $1,642,624         $ 42,383         $  351,407          $1,940,829
                      ==============    ==============     ============     ==============    ================

   Total - All Series
----------------------

  JWH LLC                $ 7,512,158        $2,958,427         $ 76,357         $  442,196          $4,035,178
  Millburn LLC           $ 7,528,215        $3,236,610         $ 83,486         $  885,609           3,322,510
                      --------------    --------------     ------------     --------------    ----------------

  Total                  $15,040,373        $6,195,037         $159,843         $1,327,805          $7,357,688
                      ==============    ==============     ============     ==============    ================


   For the year ended      Total           Brokerage      Administrative       Profit          Income from
   December 31, 1997      Revenues        Commissions          Fees            Shares          Investments
    Series A Units    --------------    --------------    ---------------  --------------    ----------------
----------------------


  JWH LLC                 $2,234,606        $  269,408            $ 5,732       $  244,358         $1,715,108
  Millburn LLC                91,169            56,443              1,201            2,520             31,005
                      --------------    --------------      -------------   --------------    ---------------

  Total                   $2,325,775        $  325,851            $ 6,933       $  246,878         $1,746,113
                      ==============    ==============      =============   ==============    ===============

  Series B Units
----------------------

  JWH LLC                 $4,566,555        $  550,526            $11,714       $  509,549         $3,494,766
  Millburn LLC               198,835           123,083              2,619            5,498             67,635
                      --------------    --------------      -------------   --------------    ---------------

  Total                   $4,765,390        $  673,609            $14,333       $  515,047         $3,562,401
                      ==============    ==============      =============   ==============    ===============

  Series C Units
----------------------

  JWH LLC                 $2,388,921        $  286,556            $ 6,097       $  270,114         $1,826,154
  Millburn LLC               108,581            67,206              1,430            3,004             36,941
                      --------------    --------------      -------------   --------------    ---------------

  Total                   $2,497,502        $  353,762            $ 7,527       $  273,118         $1,863,095
                      ==============    ==============      =============   ==============    ===============

   Total - All Series
----------------------

  JWH LLC                 $9,190,082        $1,106,490            $23,543       $1,024,021         $7,036,028
  Millburn LLC               398,585           246,732              5,250           11,022            135,581
                      --------------    --------------      -------------   --------------    ---------------

  Total                   $9,588,667        $1,353,222            $28,793       $1,035,043         $7,171,609
                      ==============    ==============      =============   ==============    ===============


   Condensed statements of financial condition as of December 31, 1997 and 1996 and statements of income for the years ended December 31, 1997 and 1996 for JWH LLC and Millburn LLC are set forth as follows:

                                      1997                                    1996
                     -------------------------------------   ----------------------------------------
                              JWH              Millburn              JWH                Millburn
                              LLC                LLC                 LLC                   LLC
                     ------------------   ----------------    -----------------   -------------------

Assets                  $     62,481,438    $   35,584,936      $    80,825,364     $      28,520,827
                     ===================  ================    =================   ===================

Liabilities             $      1,122,533    $    1,454,659      $    19,848,210     $         796,001
Members' Capital              61,358,905        34,130,277           60,977,154            27,724,826
                     -------------------  ----------------    -----------------   -------------------

Total                   $     62,481,438    $   35,584,936      $    80,825,364     $      28,520,827
                     ===================  ================    =================   ===================

Revenues                $     15,279,401    $    8,303,430      $    19,365,949     $         450,619

Expenses                       6,714,041         4,600,706            4,426,261               291,370
                     -------------------  ----------------    -----------------   -------------------

Net Income              $      8,565,360    $    3,702,724      $    14,939,688     $         159,249
                     ===================  ================    =================   ===================


7. FAIR VALUE AND OFF-BALANCE SHEET RISK

   As of December 1, 1996, the Partnership invested all of its assets in Trading LLCs. The Partnership was, thus, invested indirectly in the trading of derivative instruments, but did not itself hold any derivative positions. Consequently. No such positions subsequent to November 30, 1996 are reflected in these financial statements.

   For the period from January 1, 1996 to November 30, 1996 and the year ended December 31, 1995, the Partnership traded futures, options on futures and forward contracts in interest rates, stock indices, currencies and metals. The Partnership's total trading results by reporting category were as follows:



                      Total Trading Results
               -----------------------------------
                      1996                1995
               ---------------      --------------
   Interest
   Rates        $    5,080,346       $  11,532,511
   Stock
   Indices            (992,453)          1,146,428
   Currencies        2,659,762          12,696,529
   Metals              241,537          (2,174,008)
               ---------------      --------------
                $    6,989,192       $  23,201,460
               ===============      ==============


   Market Risk
   -----------

   Derivative instruments involve varying degrees of off-balance sheet market risk, and changes in the level or volatility of interest rates, foreign currency exchange rates or market values of the financial instruments or commodities underlying such derivative instruments frequently result in changes in the Partnership's unrealized profit on such derivative instruments as would have been reflected in the Statements of Financial Condition had the Partnership not invested all of its assets in Trading LLCs. The Partnership's exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by the Partnership as well as the volatility and liquidity of the markets in which such derivative instruments are traded.

   The General Partner has procedures in place intended to control market risk, although there can be no assurance that they will, in fact, succeed in doing so. The procedures focus primarily on monitoring the trading of the two Advisors, calculating the Net Asset Value of the Advisors' respective Partnership accounts as of the close of business on each day and reviewing outstanding positions for over-concentrations. While the General Partner does not itself intervene in the markets to hedge or diversify the Partnership's market exposure, the General Partner may urge either or both of the Advisors to reallocate positions, or itself reallocate Partnership assets among the Advisors (although typically only as of the end of a month) in an attempt to avoid over-concentrations. However, such interventions are unusual. Except in cases in which it appears that an Advisor has begun to deviate from past practice or trading policies or to be trading erratically, the General Partner's basic risk control procedures consist simply of the ongoing process of Advisor monitoring, with the market risk controls being applied by the Advisors themselves.

   The average fair values, based on contract/notional values, of derivative instrument positions which were open as of the end of each calendar month during the period from January 1, 1996 to November 30, 1996 were as follows:



                         Commitment to               Commitment to
                      Purchase (Futures,            Sell (Futures,
                      Options & Forwards)         Options & Forwards)
                    --------------------        --------------------

   Interest
   Rates               $     237,102,957           $     183,615,337
   Stock
   Indices                    13,728,737                   6,759,498
   Currencies                296,018,497                 334,030,991
   Metals                     18,491,709                  29,682,273
                    --------------------        --------------------
                       $     565,341,900           $     554,088,099
                    ====================        ====================


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

  The Partnership, in its normal course of business, enters into various contracts, with MLF acting as its commodity broker. Pursuant to the brokerage arrangement with MLF, to the extent that such trading results in receivables from and payables to MLF, these receivables and payables are offset and reported as a net receivable or payable.


                 To the best of the knowledge and belief of the undersigned, the information contained in this report is accurate and complete.



                            /S/ Michael A. Karmelin


                              Michael A. Karmelin
                            Chief Financial Officer
                     Merrill Lynch Investment Partners Inc.
                               General Partner of
                       John W. Henry & Co./Millburn L.P.