Form 10-K405, Exhibit 13
period 1998-12-31
HENRY JOHN W & CO/MILLBURN L P
filed 1999-03-30
CIK 853456

                                JOHN W. HENRY & CO./ MILLBURN L.P.
                                (A Delaware Limited Partnership)

                                Financial Statements for the years ended
                                December 31, 1998, 1997 and 1996 and
                                Independent Auditors' Report





[LOGO] Merrill Lynch

To:  The Limited Partners of
     John W. Henry & Co./Millburn L.P. -
     Series A


John W. Henry & Co./Millburn L.P. - Series A (the "Fund" or the "Partnership") ended its ninth fiscal year of trading on December 31, 1998 with a Net Asset Value ("NAV") per Unit of $296.13, representing an increase of 4.23% from the December 31, 1997 NAV per Unit of $284.11. During 1998, trading profits were generated in the interest rate markets, while losses were incurred in the metals, currency and stock index markets.

Global interest rate markets provided the Fund with its most profitable positions for the first quarter, particularly in European bonds where an extended bond market rally continued despite an environment of robust growth in the United States, Canada and the United Kingdom, as well as a strong pick-up in growth in continental Europe. In the second quarter, swings in the U.S. dollar and developments in Japan affected bond markets, causing the Fund's interest rate trading to result in losses. This was turned around in the third quarter, as markets worldwide were turned upside down and the Fund's non-correlation with general equity and debt markets was strongly exhibited. Global investors staged a major flight to quality, resulting in a significant widening of credit spreads on a global basis. In October, investors pushed the yields on U.S. Treasury bonds to a 31-year low. The long bond yield fell about 75 basis points in 1998 as the world economy slowed more than expected, inflation continued to fall, the anticipated small U.S. budget deficit turned into substantial surplus, and the Federal Reserve lowered interest rates.

Gold prices began the year drifting sideways, and continued to weaken following news in the second quarter of a European Central Bank consensus that ten to fifteen percent of reserves should be made up of gold bullion, which was at the low end of expectations. Gold was unable to extend third quarter rallies or to build any significant upside momentum, resulting in a trendless environment. This was also the case in the fourth quarter, as gold's cost of production declined. Also, silver markets remained range-bound, while also experiencing a significant selloff in November, and aluminum traded at its lowest levels since 1994, with many aluminum smelters operating at a loss.

In currency markets, results early in the year were mixed, although marginally unprofitable. During the second quarter, the Japanese yen weakened during June to an eight-year low versus the U.S. dollar. In the third quarter, Japan's problems spread to other sectors of the global economy, causing commodities prices to decline as demand from the Asian economies weakened, and Japan's deepening recession and credit crunch continued through the fourth quarter.

Trading results in stock index markets were also mixed in early 1998, despite a strong first-quarter performance by the U.S. equity market as several consecutive weekly gains were recorded with most market averages setting new highs. Second quarter results were profitable as the Asia-Pacific region's equity markets weakened across the board. In particular, Hong Kong's Hang Seng index trended downward during most of the second quarter and traded at a three-year low. As U.S. equity markets declined in July and August, the Fund profited from short positions in the S&P 500, most notably during August, when the index dropped 14.5%. Volatility in September made for a difficult trading environment in the stock index sector, and the Fund incurred modest losses, although results remained profitable for the quarter and the year overall in these markets.

Despite a year of unprecedented volatility in key global markets, we were pleased with the Fund's ability to generate a profit by trading both the long and short side of a variety of markets, demonstrating its value as an element of diversification in an investor's portfolio. We look forward to 1999 and the opportunities it may present.


                              Sincerely,
                              John R. Frawley, Jr.
                              President
                              Merrill Lynch Investment Partners Inc.
                              (General Partner)


FUTURES TRADING IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

To:  The Limited Partners of
     John W. Henry & Co./Millburn L.P. -
     Series B



John W. Henry & Co./Millburn L.P. - Series B (the "Fund" or the "Partnership") ended its eighth fiscal year of trading on December 31, 1998 with a Net Asset Value ("NAV") per Unit of $240.61, representing an increase of 4.22% from the December 31, 1997 NAV per Unit of $230.87. During 1998, trading profits were generated in the interest rate markets, while losses were incurred in the metals, currency and stock index markets.

Global interest rate markets provided the Fund with its most profitable positions for the first quarter, particularly in European bonds where an extended bond market rally continued despite an environment of robust growth in the United States, Canada and the United Kingdom, as well as a strong pick-up in growth in continental Europe. In the second quarter, swings in the U.S. dollar and developments in Japan affected bond markets, causing the Fund's interest rate trading to result in losses. This was turned around in the third quarter, as markets worldwide were turned upside down and the Fund's non-correlation with general equity and debt markets was strongly exhibited. Global investors staged a major flight to quality, resulting in a significant widening of credit spreads on a global basis. In October, investors pushed the yields on U.S. Treasury bonds to a 31-year low. The long bond yield fell about 75 basis points in 1998 as the world economy slowed more than expected, inflation continued to fall, the anticipated small U.S. budget deficit turned into substantial surplus, and the Federal Reserve lowered interest rates.

Gold prices began the year drifting sideways, and continued to weaken following news in the second quarter of a European Central Bank consensus that ten to fifteen percent of reserves should be made up of gold bullion, which was at the low end of expectations. Gold was unable to extend third quarter rallies or to build any significant upside momentum, resulting in a trendless environment. This was also the case in the fourth quarter, as gold's cost of production declined. Also, silver markets remained range-bound, while also experiencing a significant selloff in November, and aluminum traded at its lowest levels since 1994, with many aluminum smelters operating at a loss.

In currency markets, results early in the year were mixed, although marginally unprofitable. During the second quarter, the Japanese yen weakened during June to an eight-year low versus the U.S. dollar. In the third quarter, Japan's problems spread to other sectors of the global economy, causing commodities prices to decline as demand from the Asian economies weakened, and Japan's deepening recession and credit crunch continued through the fourth quarter.

Trading results in stock index markets were also mixed in early 1998, despite a strong first-quarter performance by the U.S. equity market as several consecutive weekly gains were recorded with most market averages setting new highs. Second quarter results were profitable as the Asia-Pacific region's equity markets weakened across the board. In particular, Hong Kong's Hang Seng index trended downward during most of the second quarter and traded at a three-year low. As U.S. equity markets declined in July and August, the Fund profited from short positions in the S&P 500, most notably during August, when the index dropped 14.5%. Volatility in September made for a difficult trading environment in the stock index sector, and the Fund incurred modest losses, although results remained profitable for the quarter and the year overall in these markets.


Despite a year of unprecedented volatility in key global markets, we were pleased with the Fund's ability to generate a profit by trading both the long and short side of a variety of markets, demonstrating its value as an element of diversification in an investor's portfolio. We look forward to 1999 and the opportunities it may present.


                              Sincerely,
                              John R. Frawley, Jr.
                              President
                              Merrill Lynch Investment Partners Inc.
                              (General Partner)


FUTURES TRADING IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

To:  The Limited Partners of
     John W. Henry & Co./Millburn L.P. -
     Series C


John W. Henry & Co./Millburn L.P. - Series C (the "Fund" or the "Partnership") ended its seventh fiscal year of trading on December 31, 1998 with a Net Asset Value ("NAV") per Unit of $187.52, representing an increase of 4.22% from the December 31, 1997 NAV per Unit of $179.92. During 1998, trading profits were generated in the interest rate markets, while losses were incurred in the metals, currency and stock index markets.

Global interest rate markets provided the Fund with its most profitable positions for the first quarter, particularly in European bonds where an extended bond market rally continued despite an environment of robust growth in the United States, Canada and the United Kingdom, as well as a strong pick-up in growth in continental Europe. In the second quarter, swings in the U.S. dollar and developments in Japan affected bond markets, causing the Fund's interest rate trading to result in losses. This was turned around in the third quarter, as markets worldwide were turned upside down and the Fund's non-correlation with general equity and debt markets was strongly exhibited. Global investors staged a major flight to quality, resulting in a significant widening of credit spreads on a global basis. In October, investors pushed the yields on U.S. Treasury bonds to a 31-year low. The long bond yield fell about 75 basis points in 1998 as the world economy slowed more than expected, inflation continued to fall, the anticipated small U.S. budget deficit turned into substantial surplus, and the Federal Reserve lowered interest rates.

Gold prices began the year drifting sideways, and continued to weaken following news in the second quarter of a European Central Bank consensus that ten to fifteen percent of reserves should be made up of gold bullion, which was at the low end of expectations. Gold was unable to extend third quarter rallies or to build any significant upside momentum, resulting in a trendless environment. This was also the case in the fourth quarter, as gold's cost of production declined. Also, silver markets remained range-bound, while also experiencing a significant selloff in November, and aluminum traded at its lowest levels since 1994, with many aluminum smelters operating at a loss.

In currency markets, results early in the year were mixed, although marginally unprofitable. During the second quarter the Japanese yen weakened during June to an eight-year low versus the U.S. dollar. In the third quarter, Japan's problems spread to other sectors of the global economy, causing commodities prices to decline as demand from the Asian economies weakened, and Japan's deepening recession and credit crunch continued through the fourth quarter.

Trading results in stock index markets were also mixed in early 1998, despite a strong first-quarter performance by the U.S. equity market as several consecutive weekly gains were recorded with most market averages setting new highs. Second quarter results were profitable as the Asia-Pacific region's equity markets weakened across the board. In particular, Hong Kong's Hang Seng index trended downward during most of the second quarter and traded at a three-year low. As U.S. equity markets declined in July and August, the Fund profited from short positions in the S&P 500, most notably during August, when the index dropped 14.5%. Volatility in September made for a difficult trading environment in the stock index sector, and the Fund incurred modest losses, although results remained profitable for the quarter and the year overall in these markets.

Despite a year of unprecedented volatility in key global markets, we were pleased with the Fund's ability to generate a profit by trading both the long and short side of a variety of markets, demonstrating its value as an element of diversification in an investor's portfolio. We look forward to 1999 and the opportunities it may present.


                              Sincerely,
                              John R. Frawley, Jr.
                              President
                              Merrill Lynch Investment Partners Inc.
                              (General Partner)


FUTURES TRADING IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

JOHN W. HENRY & CO./MILLBURN L.P.
(A Delaware Limited Partnership)
 ------------------------------



TABLE OF CONTENTS
--------------------------------------------------------------------------------

                                                                     Page
                                                                     ----

INDEPENDENT AUDITORS' REPORT                                            1


FINANCIAL STATEMENTS FOR THE YEARS ENDED
 DECEMBER 31, 1998, 1997 AND 1996:


 Statements of Financial Condition                                      2



 Statements of Income                                                   3



 Statements of Changes in Partners' Capital                             4



 Notes to Financial Statements                                       5-15

INDEPENDENT AUDITORS' REPORT
----------------------------


To the Partners of
 John W. Henry & Co./Millburn L.P.:

We have audited the accompanying statements of financial condition of John W. Henry & Co./Millburn L.P. (the "Partnership") as of December 31, 1998 and 1997, and the related statements of income and of changes in partners' capital for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such financial statements present fairly, in all material respects, the financial position of John W. Henry & Co./Millburn L.P. as of December 31, 1998 and 1997, and the results of its operations for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.


DELOITTE & TOUCHE LLP



New York, New York
February 4, 1999

JOHN W. HENRY & CO./MILLBURN L.P.
(A Delaware Limited Partnership)
 ------------------------------

STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 1998 AND 1997
--------------------------------------------------------------------------------

                                                                     1998        1997
                                                                ------------  -----------
ASSETS
 Investments (Note 6)                                          $ 56,163,313  $ 63,024,164
 Receivable from investments (Note 6)                               259,704       514,158
                                                                ------------  -----------

        TOTAL                                                  $ 56,423,017  $ 63,538,322
                                                               ============  ============

LIABILITIES AND PARTNERS' CAPITAL

LIABILITIES:
  Redemptions payable                                          $    259,704  $    514,158
                                                               ------------  ------------

        Total liabilities                                           259,704       514,158
                                                               ------------   -----------

PARTNERS' CAPITAL:
  General Partner:
   (504 and 780 Series A Units outstanding)                         149,246       221,605
   (1,338 and 1,976 Series B Units outstanding)                     321,921       456,174
   (926 and 1,439 Series C Units outstanding)                       173,635       258,899
  Limited Partners:
   (44,678 and 50,992 Series A Units outstanding)                13,230,285    14,487,473
   (115,421 and 135,244 Series B Units outstanding)              27,771,959    31,223,304
   (77,411 and 91,020 Series C Units outstanding)                14,516,267    16,376,709
                                                               ------------   -----------

        Total partners' capital                                  56,163,313    63,024,164
                                                               ------------   -----------

        TOTAL                                                  $ 56,423,017  $ 63,538,322
                                                               ============   ===========
NET ASSET VALUE PER UNIT
  Series A                                                     $     296.13  $     284.11
                                                               ============  ============
  Series B                                                     $     240.61  $     230.87
                                                               ============  ============
  Series C                                                     $     187.52  $     179.92
                                                               ============  ============

See notes to financial statements.

JOHN W. HENRY & CO./MILLBURN L.P.
(A Delaware Limited Partnership)
 ------------------------------

STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
--------------------------------------------------------------------------------


                                                                 1998                   1997                  1996
                                                           ------------------     ------------------    ------------------
REVENUES:
    Trading profit (loss):
      Realized                                             $               -      $               -     $       8,749,410
      Change in unrealized                                                 -                      -            (1,760,218)
                                                           ------------------     ------------------    ------------------

            Total trading results                                          -                      -             6,989,192

    Interest income (Note 2)                                               -                      -             1,842,887
                                                           ------------------     ------------------    ------------------

            Total revenues                                                 -                      -             8,832,079
                                                           ------------------     ------------------    ------------------

EXPENSES:
    Brokerage commissions (Note 2)                                         -                      -             5,406,851
    Profit Shares (Note 3)                                                 -                      -                97,468
    Administrative fees (Note 2)                                           -                      -               115,039
                                                           ------------------     ------------------    ------------------

            Total expenses                                                 -                      -             5,619,358
                                                           ------------------     ------------------    ------------------

INCOME FROM INVESTMENTS (Note 6)                                   1,867,451              7,357,688             7,171,609
                                                           ------------------     ------------------    ------------------

NET INCOME                                                 $       1,867,451      $       7,357,688     $      10,384,330
                                                           ==================     ==================    ==================

NET INCOME PER UNIT:
    Weighted average number of General Partner
        and Limited Partner Units outstanding (Note 5)               264,787                294,640               327,875
                                                           ==================     ==================    ==================

 Net income per weighted average
     General Partner and Limited
     Partner Unit                                          $            7.05      $           24.97     $           31.67
                                                           ==================     ==================    ==================

See notes to financial statements.

JOHN W. HENRY & CO./MILLBURN L.P.
(A Delaware Limited Partnership)
 ------------------------------

STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
--------------------------------------------------------------------------------



                              Series   Series    Series                   Limited Partners
                              ------   -------   -------   ------------------------------------------
                                A        B         C         Series         Series         Series
                              Units    Units     Units         A              B              C
                              ------   -------   -------   ------------   ------------   ------------
PARTNERS'  CAPITAL,
  DECEMBER 31, 1995           63,573   168,337   117,797    $13,205,024    $28,450,897    $15,571,401

Redemptions                   (7,197)  (19,809)  (17,102)    (1,650,602)    (3,458,479)    (2,362,995)

Net income                    -         -         -           2,486,057      5,090,066      2,669,950
                              ------   -------   -------   ------------   ------------   ------------

PARTNERS' CAPITAL,
  DECEMBER 31, 1996           56,376   148,528   100,695     14,040,479     30,082,484     15,878,356

Redemptions                   (4,604)  (11,308)   (8,236)    (1,255,814)    (2,498,029)    (1,413,769)

Net income                    -         -          -          1,702,808      3,638,849      1,912,122
                              ------   -------   -------   ------------   ------------   ------------
PARTNERS' CAPITAL,
  DECEMBER 31, 1997           51,772   137,220    92,459     14,487,473     31,223,304     16,376,709

Redemptions                   (6,590)  (20,461)  (14,122)    (1,665,001)    (4,413,933)    (2,362,377)

Net income (loss)             -         -        -              407,813        962,588        501,935
                              ------   -------   -------   ------------   ------------   ------------
PARTNERS' CAPITAL,
  DECEMBER 31, 1998           45,182   116,759    78,337  $  13,230,285   $ 27,771,959    $14,516,267
                              ======   =======   =======  =============   ============    ===========

                                                  General Partner
                                 -------------------------------------------------
                                   Series      Series      Series
                                     A           B           C           Total
                                 ----------  ----------  ----------  -------------
PARTNERS' CAPITAL,
  DECEMBER 31, 1995               $164,028   $ 337,920    $192,564    $57,921,834

Redemptions                              -           -           -     (7,472,076)

Net income                          32,955      67,674      37,628     10,384,330
                                  --------   ---------    --------    -----------

PARTNERS' CAPITAL,
  DECEMBER 31, 1996                196,983     405,594     230,192     60,834,088


Redemptions                              -           -           -     (5,167,612)

Net income                          24,622      50,580      28,707      7,357,688
                                  --------   ---------    --------    -----------

PARTNERS' CAPITAL,
  DECEMBER 31, 1997                221,605     456,174     258,899     63,024,164


Redemptions                        (70,937)   (133,279)    (82,775)    (8,728,302)

Net income (loss)                   (1,422)       (974)     (2,489)     1,867,451
                                  --------   ---------    --------    -----------

PARTNERS' CAPITAL,
  DECEMBER 31, 1998               $149,246   $ 321,921    $173,635    $56,163,313
                                  ========   =========    ========    ===========

See notes to financial statements.

JOHN W. HENRY & CO./MILLBURN L.P.
(A Delaware Limited Partnership)
 ------------------------------

NOTES TO FINANCIAL STATEMENTS



1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Organization
   ------------


   John W. Henry & Co./Millburn L.P. (the "Partnership") was organized under the Delaware Revised Uniform Limited Partnership Act on August 29, 1989. The Partnership raised $18,182,000 in its initial offering of Units of limited partnership interest ("Series A Units") and commenced trading activities on January 5, 1990. The Partnership raised an additional $50,636,000 in a second offering of Units of limited partnership interest ("Series B Units") and commenced trading activities with respect to the Series B Units on January 28, 1991. The Partnership raised an additional $40,000,000 in a third offering of Units of limited partnership interest ("Series C Units") and commenced trading activities with respect to the Series C Units on January 2, 1992. (Series A, B and C units are, hereinafter, collectively referred to as "Units.") The Partnership engages (currently, through investments in limited liability companies (see below)) in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities. Merrill Lynch Investment Partners Inc. ("MLIP" or the "General Partner"), a wholly-owned subsidiary of Merrill Lynch Group, Inc., which, in turn, is a wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("Merrill Lynch"), is the general partner of the Partnership. Merrill Lynch Futures Inc. ("MLF"), an affiliate of Merrill Lynch, is the Partnership's commodity broker. MLIP has agreed to maintain a general partner's interest of at least 1% of total capital of each Series of Units. MLIP and each Limited Partner share in the profits and losses of such Series in proportion to their respective interests in it.

   John W. Henry & Company, Inc. and Millburn Ridgefield Corporation (each an "Advisor", together, "Advisors") have been the Partnership's only trading advisors since inception. Each Advisor was allocated 50% of the total assets of each Series as of the date such Series began trading. Subsequently, these allocations have varied over time. MLIP may, in its discretion, reallocate assets as of any month-end. As of December 1, 1996, the Partnership placed all of its assets under the management of the Advisors through investing in private limited liability companies ("Trading LLCs" or "LLCs"), as described in Note 6. Certain of the following notes to financial statements are directly related to Partnership assets managed directly by the Advisors. However, from December 1, 1996 on, references are to the Partnership's investment in the Trading LLCs. The placement of assets into the LLCs did not change the operation or fee structure of the Partnership. The administrative authority over the Partnership remains with MLIP.

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

   Revenue Recognition
   -------------------

   Commodity futures, options on futures and forward contract transactions are recorded on the trade date, and open contracts are reflected in net unrealized profit on open contracts in the Statements of Financial Condition at the difference between the original contract value and the market value (for those commodity interests for which market quotations are readily available) or at fair value. The change in unrealized profit on open contracts from one period to the next is reflected in change in unrealized in the Statements of Income. Fair value is based on quoted market prices on the exchange or market on which the contract is traded. (There were no open contracts as of December 31, 1998, 1997 and 1996.) As of December 31, 1998, 1997 and 1996, revenue is recognized only from investments (See Note 6).

   Foreign Currency Transactions
   -----------------------------

   The Partnership's functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the dates of the Statements of Financial Condition. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in total trading results currently.

   Operating Expenses
   ------------------

   The General Partner pays all routine operating expenses, including legal,
   accounting, printing, postage and similar administrative expenses.   The
   General Partner receives an administrative fee as well as a portion of the brokerage commissions paid to MLF by the Partnership.


   Income Taxes
   ------------

   No provision for income taxes has been made in the accompanying financial statements as each Partner is individually responsible for such Partner's respective share of the income and expenses of the series in which such partner is invested as reported for income tax purposes.

   Redemptions
   -----------

   A Limited Partner may require the Partnership to redeem some or all of such Partner's Units at Net Asset Value as of the close of business on the last business day of any month upon ten calendar days' notice.

   Dissolution of the Partnership
   ------------------------------

   The Partnership will terminate on December 31, 2016 or at an earlier date if certain conditions occur, as well as under certain other circumstances as set forth in the Limited Partnership Agreement.


   Recently Issued Accounting Pronouncements
   -----------------------------------------

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting standard No. 133, "Accounting for Derivative Instrument and Hedging Activities" (the "Statement"). Such Statement is effective for fiscal years commencing after June 15, 1999. The General Partner does not believe that the Statement will have a significant effect on the financial statements of the Partnership.

2. RELATED PARTY TRANSACTIONS


   The Partnership's U.S. dollar assets are maintained at MLF. On assets held in U.S. dollars, Merrill Lynch credits the Partnership with interest at the prevailing 91-day U.S. Treasury bill rate. The Partnership is credited with interest on any of its net gains actually held by Merrill Lynch in non-U.S. dollar currencies at a prevailing local rate received by Merrill Lynch. Merrill Lynch may derive certain economic benefit, in excess of the interest which Merrill Lynch pays to the Partnership, from possession of such assets.

   Merrill Lynch charges the Partnership Merrill Lynch's cost of financing realized and unrealized losses on the Partnership's non-U.S. dollar-denominated positions.

   The General Partner determined that there may have been a miscalculation in the interest credited to the Partnership for a period prior to November 1996 (such period may extend prior to that covered by these financial statements). Accordingly, the General Partner credited current and former investors who maintained a Merrill Lynch customer account in December 1997 with interest which was compounded. Former investors who do not maintain a Merrill Lynch customer account have been credited as their response forms are processed. The total amount of the adjustment was approximately $779,000 for Series A Units, $1,739,000 for Series B Units and $773,000 for Series C Units. Since this amount was paid directly to investors by the General Partner, it is not reflected in these financial statements. The General Partner determined that interest was calculated appropriately since November 1996.

   Prior to January 1, 1996, the Partnership paid brokerage commissions to MLF at a flat monthly rate of 1% (a 12% annual rate) of the Partnership's month-end assets. Effective January 1, 1996, the percentage was reduced to .979 of 1% (an 11.75% annual rate) of the Partnership's month-end assets, and the Partnership began to pay MLIP a monthly administrative fee of .021 of 1% (a .25% annual rate) of the Partnership's month-end assets (this recharacterization had no economic effect on the Partnership). Effective February 1, 1997, the Partnership's brokerage commission percentage was reduced to .792 of 1% (a 9.50% annual rate). Month-end assets are not reduced, for purposes of calculating brokerage commissions and administrative fees, by any accrued brokerage commissions, administrative fees, Profit Shares or other fees or charges.

   MLIP estimates that the round-turn equivalent commission rate charged to the Partnership during the year ended 1996 was approximately $143 (not including, in calculating round-turn equivalents, forward contracts on a future-equivalent basis). MLIP estimates that the round-turn equivalent rates charged to ML Millburn Global L.L.C. ("Millburn LLC") (See Note 6) during the years ended 1998 and 1997 were approximately $151 and $162, respectively. MLIP estimates that the round-turn equivalent rates charged to ML JWH Financial and Metals Portfolio L.L.C. ("JWH LLC") (See Note 6) during the years ended 1998 and 1997 were approximately $133 and $198, respectively.

   MLF pays the Advisors annual consulting fees up to 4% of the average month-end assets allocated to them for management.

   Many of the Partnership's currency trades are executed in the spot and forward foreign exchange markets (the "FX Markets") where there are no direct execution costs. Instead, the participants, banks and dealers, including Merrill Lynch International Bank ("MLIB"), in the FX Markets take a "spread" between the prices at which they are prepared to buy and sell a particular currency and such spreads are built into the pricing of the spot or forward contracts with the Partnership. The General Partner anticipates that some of the Partnership's foreign currency trades will be executed through MLIB, an affiliate of the General Partner. MLIB has discontinued the operation of the foreign exchange service desk, which included seeking multiple quotes from counterparties unrelated to MLIB for a service fee and trade execution.

   In its exchange of futures for physical ("EFP") trading, the Partnership acquires cash currency positions through banks and dealers, including Merrill Lynch. The Partnership pays a spread when it exchanges these positions for futures. This spread reflects, in part, the different settlement dates of the cash and the futures contracts, as well as prevailing interest rates, but also includes a pricing spread in favor of the banks and dealers, which may include a Merrill Lynch entity.

3. AGREEMENTS

   The Partnership entered into Advisory Agreements. The Advisory Agreements with each Trading Advisor for each series of Units are largely identical.

   In the case of Trading LLCs, as defined in Note 6, the Trading LLCs entered the Advisory Agreements with the Advisors.

   Profit Shares of either 15% or 20%, of any New Trading Profit, as defined, either as of the end of each calendar quarter or year, were paid to each Advisor based on the performance of the Partnership account managed by such Advisor, irrespective of the overall performance of the Partnership. Profit Shares are also paid out in respect of Units redeemed as of the end of interim months, to the extent the applicable percentage of any New Trading Profits attributable to such Units.

4. STATEMENT OF INCOME BY SERIES


   The profit and loss of the Series A, Series B and Series C Units for the years ended December 31, 1998, 1997 and 1996 is as follows:




                                                                        Series A
                                                ---------------------------------------------------------
                                                     1998                1997                1996
                                                ----------------    ----------------   ------------------
     REVENUES:
       Trading profit (loss):
         Realized                                           $ -                 $ -          $ 2,029,650
         Change in unrealized                                 -                   -             (382,321)
                                                ----------------    ----------------   ------------------

       Total trading results                                  -                   -            1,647,329

         Interest income (Note 2)                             -                   -              417,739
                                                ----------------    ----------------   ------------------

           Total revenues                                     -                   -            2,065,068
                                                ----------------    ----------------   ------------------


     EXPENSES:
       Profit Shares (Note 3)                                 -                   -               26,690
       Brokerage commissions (Note 2)                         -                   -            1,239,114
       Administrative fees (Note 2)                           -                   -               26,364
                                                ----------------    ----------------   ------------------

           Total expenses                                     -                   -            1,292,168
                                                ----------------    ----------------   ------------------

     Income from investments (Note 6)                   406,391           1,727,430            1,746,113
                                                ----------------    ----------------   ------------------

     NET INCOME                                       $ 406,391         $ 1,727,430          $ 2,519,013
                                                ================    ================   ==================

     NET INCOME PER
     UNIT OF PARTNERSHIP
     INTEREST:

       Weighted average number
       of units outstanding (Note 5)                     45,584              54,036               59,766
                                                ----------------    ----------------   ------------------

     Net income per weighted
        Average General Partner and
       Limited Partner Unit                              $ 8.92             $ 31.97              $ 42.15
                                                ================    ================   ==================


                                                                          Series B
                                                 -----------------------------------------------------------
                                                       1998                1997                 1996
                                                 -----------------   ------------------   ------------------
     REVENUES:
       Trading profit (loss):
         Realized                                             $ -                  $ -          $ 4,349,607
         Change in unrealized                                   -                    -             (877,666)
                                                 -----------------   ------------------   ------------------

       Total trading results                                    -                    -            3,471,941

         Interest income (Note 2)                               -                    -              920,755
                                                 -----------------   ------------------   ------------------

           Total revenues                                       -                    -            4,392,696
                                                 -----------------   ------------------   ------------------


     EXPENSES:
       Profit Shares (Note 3)                                   -                    -               44,910
       Brokerage commissions (Note 2)                           -                    -            2,695,105
       Administrative fees (Note 2)                             -                    -               57,343
                                                 -----------------   ------------------   ------------------

           Total expenses                                       -                    -            2,797,358
                                                 -----------------   ------------------   ------------------

     Income from investments (Note 6)                     961,614            3,689,429            3,562,401
                                                 -----------------   ------------------   ------------------

     NET INCOME                                         $ 961,614          $ 3,689,429          $ 5,157,739
                                                 =================   ==================   ==================

     NET INCOME PER
     UNIT OF PARTNERSHIP
     INTEREST:

       Weighted average number
       of units outstanding (Note 5)                      119,686              143,414              158,197
                                                 -----------------   ------------------   ------------------

     Net income per weighted
        Average General Partner and
       Limited Partner Unit                                $ 8.03              $ 25.73              $ 32.60
                                                 =================   ==================   ==================



                                                                        Series C
                                                ---------------------------------------------------------
                                                     1998                1997                 1996
                                                ----------------    ----------------    -----------------
     REVENUES:
       Trading profit (loss):
         Realized                                           $ -                 $ -          $ 2,339,762
         Change in unrealized                                 -                   -             (469,840)
                                                ----------------    ----------------    -----------------

       Total trading results                                  -                   -            1,869,922

         Interest income (Note 2)                             -                   -              504,393
                                                ----------------    ----------------    -----------------

           Total revenues                                     -                   -            2,374,315
                                                ----------------    ----------------    -----------------


     EXPENSES:
       Profit Shares (Note 3)                                 -                   -               25,868
       Brokerage commissions (Note 2)                         -                   -            1,472,632
       Administrative fees (Note 2)                           -                   -               31,332
                                                ----------------    ----------------    -----------------

           Total expenses                                     -                   -            1,529,832
                                                ----------------    ----------------    -----------------

     Income from investments (Note 6)                   499,446           1,940,829            1,863,095
                                                ----------------    ----------------    -----------------

     NET INCOME                                       $ 499,446         $ 1,940,829          $ 2,707,578
                                                ================    ================    =================

     NET INCOME PER
     UNIT OF PARTNERSHIP
     INTEREST:

       Weighted average number
       of units outstanding (Note 5)                     81,849              97,190              109,912
                                                ----------------    ----------------    -----------------
     Net income per weighted
        Average General Partner and
       Limited Partner Unit                              $ 6.10             $ 19.97              $ 24.63
                                                ================    ================    =================

5. WEIGHTED AVERAGE UNITS

   The weighted average number of Units of each series outstanding was computed for purposes of disclosing net income per weighted average Unit. The weighted average number of Units of each series outstanding at December 31, 1998, 1997 and 1996 equals the Units of such series outstanding as of such date, adjusted proportionately for Units redeemed based on the respective length of time each was outstanding during the year.

6. INVESTMENTS

   The investments in the Trading LLCs are reflected in the financial statements at fair value based upon the interest of each series of Units in each Trading LLC. Fair value is equal to the market value of the net assets of the Trading LLCs. The resulting difference between cost and fair value is reflected on the Statements of Income as income from investments.

   At December 31, 1998 and 1997, the Partnership had investments in the JWH LLC and Millburn LLC as follows:


                             1998                 1997
                      ----------------     ----------------

   JWH LLC                $ 28,886,199         $ 31,979,914
   Millburn LLC             27,277,114           31,044,250
                      ----------------     ----------------
   Total                  $ 56,163,313         $ 63,024,164
                      ================     ================

Total revenues and fees with respect to such investments are set forth as follows:




      For the year ended        Total               Brokerage         Administrative            Profit            Income from
       December 31, 1998       Revenues            Commissions             Fees                 Shares            Investments
                           -----------------     ------------------------------------------------------------------------------
          Series A Units
------------------------
JWH LLC                         $   995,747          $   630,513          $ 16,592             $  76,657              $ 271,985
Millburn LLC                        829,825              633,628            16,674                45,117                134,406
                           -----------------     ----------------   ---------------     -----------------     -----------------

Total                           $ 1,825,572          $ 1,264,141          $ 33,266             $ 121,774              $ 406,391
                           =================     ================   ===============     =================     =================

          Series B Units
------------------------

JWH LLC                         $ 2,200,199          $ 1,356,787          $ 35,705             $ 167,835              $ 639,872
Millburn LLC                      1,832,991            1,374,689            36,176               100,384                321,742
                           -----------------     ----------------   ---------------     -----------------     -----------------

Total                           $ 4,033,190          $ 2,731,476          $ 71,881             $ 268,219              $ 961,614
                           =================     ================   ===============     =================     =================

          Series C Units
------------------------

JWH LLC                         $ 1,148,318            $ 712,552          $ 18,752              $ 88,069              $ 328,945
Millburn LLC                        962,693              721,776            18,994                51,422                170,501
                           -----------------     ----------------   ---------------     -----------------     -----------------

Total                           $ 2,111,011          $ 1,434,328          $ 37,746             $ 139,491              $ 499,446
                           =================     ================   ===============     =================     =================

      Total - All Series
------------------------

JWH LLC                         $ 4,344,264          $ 2,699,852          $ 71,049             $ 332,561            $ 1,240,802
Millburn LLC                      3,625,509            2,730,093            71,844               196,923                626,649
                           -----------------     ----------------   ---------------     -----------------     -----------------

Total                           $ 7,969,773          $ 5,429,945         $ 142,893             $ 529,484            $ 1,867,451
                           =================     ================   ===============     =================     =================




      For the year ended        Total               Brokerage      Administrative            Profit                Income from
       December 31, 1997       Revenues            Commissions          Fees                 Shares                Investments
                           -----------------     --------------------------------------------------------     -----------------
        Series A Units
----------------------
JWH LLC                         $ 1,759,089            $ 690,201          $ 17,813             $ 103,624              $ 947,451
Millburn LLC                      1,758,987              751,834            19,390               207,784                779,979
                           -----------------     ----------------   ---------------     -----------------     -----------------

Total                           $ 3,518,076          $ 1,442,035          $ 37,203             $ 311,408            $ 1,727,430
                           =================     ================   ===============     =================     =================

        Series B Units
----------------------

JWH LLC                         $ 3,771,359          $ 1,484,456          $ 38,315             $ 221,754            $ 2,026,834
Millburn LLC                      3,773,695            1,625,922            41,942               443,236              1,662,595
                           -----------------     ----------------   ---------------     -----------------     -----------------

Total                           $ 7,545,054          $ 3,110,378          $ 80,257             $ 664,990            $ 3,689,429
                           =================     ================   ===============     =================     =================

        Series C Units
----------------------

JWH LLC                         $ 1,981,710            $ 783,770          $ 20,229             $ 116,818            $ 1,060,893
Millburn LLC                      1,995,533              858,854            22,154               234,589                879,936
                           -----------------     ----------------   ---------------     -----------------     -----------------

Total                           $ 3,977,243          $ 1,642,624          $ 42,383             $ 351,407            $ 1,940,829
                           =================     ================   ===============     =================     =================

      Total - All Series
------------------------

JWH LLC                         $ 7,512,158          $ 2,958,427          $ 76,357             $ 442,196            $ 4,035,178
Millburn LLC                      7,528,215            3,236,610            83,486               885,609              3,322,510
                           -----------------     ----------------   ---------------     -----------------     -----------------

Total                           $15,040,373          $ 6,195,037         $ 159,843           $ 1,327,805            $ 7,357,688
                           =================     ================   ===============     =================     =================


      For the year ended        Total               Brokerage      Administrative            Profit                Income from
       December 31, 1996       Revenues            Commissions          Fees                 Shares                Investments
                           -----------------     --------------------------------------------------------     -----------------
        Series A Units
----------------------
JWH LLC                         $ 2,234,606            $ 269,408           $ 5,732             $ 244,358            $ 1,715,108
Millburn LLC                         91,169               56,443             1,201                 2,520                 31,005
                           -----------------     ----------------   ---------------     -----------------     ------------------

Total                           $ 2,325,775            $ 325,851           $ 6,933             $ 246,878            $ 1,746,113
                           =================     ================   ===============     =================     ==================

        Series B Units
----------------------

JWH LLC                         $ 4,566,555            $ 550,526          $ 11,714             $ 509,549            $ 3,494,766
Millburn LLC                        198,835              123,083             2,619                 5,498                 67,635
                           -----------------     ----------------   ---------------     -----------------     ------------------

Total                           $ 4,765,390            $ 673,609          $ 14,333             $ 515,047            $ 3,562,401
                           =================     ================   ===============     =================     ==================

        Series C Units
----------------------

JWH LLC                         $ 2,388,921            $ 286,556           $ 6,097             $ 270,114            $ 1,826,154
Millburn LLC                        108,581               67,206             1,430                 3,004                 36,941
                           -----------------     ----------------   ---------------     -----------------     ------------------

Total                           $ 2,497,502            $ 353,762           $ 7,527             $ 273,118            $ 1,863,095
                           =================     ================   ===============     =================     ==================

    Total - All Series
----------------------

JWH LLC                         $ 9,190,082          $ 1,106,490          $ 23,543           $ 1,024,021            $ 7,036,028
Millburn LLC                        398,585              246,732             5,250                11,022                135,581
                           -----------------     ----------------   ---------------     -----------------     ------------------

Total                           $ 9,588,667          $ 1,353,222          $ 28,793           $ 1,035,043            $ 7,171,609
                           =================     ================   ===============     =================     ==================


Condensed statements of financial condition and statements of operations for JWH LLC and Millburn LLC are set forth as follows:




                                    JWH                     Millburn                     JWH                      Millburn
                                    LLC                       LLC                        LLC                        LLC
                             December 31, 1998         December 31, 1998          December 31, 1997          December 31, 1997
                          ------------------------- -------------------------  -------------------------  -----------------------

Assets                                $ 29,277,397              $ 27,815,000               $ 65,048,564               $ 35,584,936
                          ========================= =========================  =========================  ========================

Liabilities                           $    391,198              $    537,886               $  3,689,658               $  1,454,658
Members' Capital                        28,886,199                27,277,114                 61,358,906                 34,130,278
                          ------------------------- -------------------------  -------------------------  ------------------------

Total                                 $ 29,277,397              $ 27,815,000               $ 65,048,564               $ 35,584,936
                          ========================= =========================  =========================  ========================



                             For the year ended        For the year ended         For the year ended         For the year ended
                             December 31, 1998         December 31, 1998          December 31, 1997          December 31, 1997
                          ------------------------- -------------------------  -------------------------  ------------------------

Revenues                              $  1,391,001               $ 3,593,650               $ 15,279,401                $ 8,303,430

Expenses                                 4,069,362                 3,108,411                  6,714,041                  4,600,706
                          ------------------------- -------------------------  -------------------------  ------------------------

Net (Loss) Income                     $ (2,678,361)              $   485,239               $  8,565,360                $ 3,702,724
                          ========================= =========================  =========================  ========================







                                    JWH                       Millburn
                                    LLC                         LLC
                             For the period from        For the period from
                               October 1, 1996 to         December 2, 1996 to
                             December 31, 1996          December 31, 1996
                          -------------------------  -------------------------
Revenues                              $ 19,365,949                  $ 450,619

Expenses                                 4,426,261                    291,370
                          -------------------------  -------------------------

Net (Loss) Income                     $ 14,939,688                  $ 159,249
                          =========================  =========================

7.  FAIR VALUE AND OFF-BALANCE SHEET RISK

    As of December 1, 1996, the Partnership invested all of its assets in the Trading LLCs. Accordingly, the Partnership is invested indirectly in derivative instruments, but does not itself hold any derivative positions. Consequently, no such positions subsequent to November 30, 1996 are reflected in these financial statements or in this Note 7.

    For the period from January 1, 1996 to November 30, 1996, the Partnership traded futures, options on futures and forward contracts in interest rates, stock indices, currencies and metals. The Partnership's total trading results by reporting category were as follows:


                              Total Trading
                                 Results
                             -----------------
                                   1996
                             -----------------
        Interest Rates       $      5,080,346
        Stock Indices                (992,453)
        Currencies                  2,659,762
        Metals                        241,537
                             -----------------
                             $      6,989,192
                             =================

    Market Risk
    -----------

    Derivative instruments involve varying degrees of off-balance sheet market risk, and changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the financial instruments or commodities underlying such derivative instruments frequently result in changes in the Partnership's unrealized profit on such derivative instruments as would have been reflected in the Statements of Financial Condition had the Partnership not invested all of its assets in the Trading LLCs. The Partnership's exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by the Partnership as well as the volatility and liquidity of the markets in which such derivative instruments are traded.

    The General Partner has procedures in place intended to control market risk exposure, although there can be no assurance that they will, in fact, succeed in doing so. These procedures focus primarily on monitoring the trading of the two Advisors, calculating the Net Asset Value of the Advisors' respective Partnership accounts as of the close of business on each day and reviewing outstanding positions for over-concentrations. While the General Partner does not itself intervene in the markets to hedge or diversify the Partnership's market exposure, the General Partner may urge either or both of the Advisors to reallocate positions. However, such interventions are unusual. Except in cases in which it appears that an Advisor has begun to deviate from past practice or trading policies or to be trading erratically (which has not occurred to date), the General Partner's basic risk control procedures consist simply of the ongoing process of Advisor monitoring, with the market risk controls being applied by the Advisors themselves.

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

   The Partnership has credit risk in respect of its counterparties and brokers, but attempts to control this risk by dealing almost exclusively with Merrill Lynch entities as counterparties and brokers.

   The Partnership, in its normal course of business, entered into various contracts, with MLF acting as its commodity broker. Pursuant to the brokerage arrangement with MLF (which included a netting arrangement), to the extent that such trading resulted in receivables from and payables to MLF, these receivables and payables were offset and reported as a net receivable or payable.

                      *     *     *     *     *     *


                 To the best of the knowledge and belief of the undersigned, the information contained in this report is accurate and complete.


                                /s/ Jo Ann Di Dario
                                    Jo Ann Di Dario
                            Chief Financial Officer
                     Merrill Lynch Investment Partners Inc.
                               General Partner of
                       John W. Henry & Co./Millburn L.P.