Form 10-K405, Exhibit 13
period 1999-12-31
HENRY JOHN W & CO/MILLBURN L P
filed 2000-03-30
CIK 853456

                                                                   Exhibit 13.01

                     JOHN W. HENRY & CO./ MILLBURN L.P.
                     (A Delaware Limited Partnership)

                     Financial Statements for the years ended
                     December 31, 1999, 1998 and 1997
                     and Independent Auditors' Report





[LOGO] Merrill Lynch

JOHN W. HENRY & CO./MILLBURN L.P.
(A Delaware Limited Partnership)
 ------------------------------


TABLE OF CONTENTS
--------------------------------------------------------

                                                Page
                                                ----

INDEPENDENT AUDITORS' REPORT                       1

FINANCIAL STATEMENTS FOR THE YEARS ENDED
  DECEMBER 31, 1999, 1998 AND 1997:

  Statements of Financial Condition                2

  Statements of Operations                         3

  Statements of Changes in Partners' Capital       4

  Notes to Financial Statements                 5-14

INDEPENDENT AUDITORS' REPORT
----------------------------



To the Partners of
 John W. Henry & Co./Millburn L.P.:

We have audited the accompanying statements of financial condition of John W. Henry & Co./Millburn L.P. (the "Partnership") as of December 31, 1999 and 1998, and the related statements of operations and of changes in partners' capital for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such financial statements present fairly, in all material respects, the financial position of John W. Henry & Co./Millburn L.P. as of December 31, 1999 and 1998, and the results of its operations and changes in partners' capital for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.


DELOITTE & TOUCHE LLP



New York, New York
February 4, 2000

JOHN W. HENRY & CO./MILLBURN L.P.
(A Delaware Limited Partnership)
 ------------------------------

STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------

                                                                                1999                            1998
                                                                      -------------------------       --------------------------
ASSETS

  Investments (Note 6)                                                            $ 42,876,172                     $ 56,163,313
  Receivable from investments (Note 6)                                               1,007,250                          259,704
                                                                      -------------------------       --------------------------

                TOTAL                                                             $ 43,883,422                     $ 56,423,017
                                                                      =========================       ==========================

LIABILITIES AND PARTNERS' CAPITAL

LIABILITIES:
    Redemptions payable                                                            $ 1,007,250                        $ 259,704
                                                                      -------------------------       --------------------------

            Total liabilities                                                        1,007,250                          259,704
                                                                      -------------------------       --------------------------

PARTNERS' CAPITAL:
    General Partner:
        (504 and 504 Series A Units outstanding)                                       131,110                          149,246
        (1,338 and 1,338 Series B Units outstanding)                                   282,923                          321,921
        (926 and 926 Series C Units outstanding)                                       152,600                          173,635
    Limited Partners:
        (39,335 and 44,678 Series A Units outstanding)                              10,232,683                       13,230,285
        (100,451 and 115,421 Series B Units outstanding)                            21,241,923                       27,771,959
        (65,744 and 77,411 Series C Units outstanding)                              10,834,933                       14,516,267
                                                                      -------------------------       --------------------------

            Total partners' capital                                                 42,876,172                       56,163,313
                                                                      -------------------------       --------------------------

                TOTAL                                                             $ 43,883,422                     $ 56,423,017
                                                                      =========================       ==========================

NET ASSET VALUE PER UNIT

    Series A                                                                          $ 260.14                         $ 296.13
                                                                      =========================       ==========================
    Series B                                                                          $ 211.47                         $ 240.61
                                                                      =========================       ==========================
    Series C                                                                          $ 164.80                         $ 187.52
                                                                      =========================       ==========================

See notes to financial statements.

JOHN W. HENRY & CO./MILLBURN L.P.
(A Delaware Limited Partnership)
 ------------------------------

STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
--------------------------------------------------------------------------------


                                                                    1999                    1998                     1997
                                                          --------------------      -------------------      -------------------

INCOME (LOSS) FROM INVESTMENTS (Note 6)                           $ 6,145,111)             $ 1,867,451              $ 7,357,688
                                                          --------------------      -------------------      -------------------

NET INCOME (LOSS)                                                  (6,145,111)               1,867,451                7,357,688
                                                          ====================      ===================      ===================

NET INCOME (LOSS) PER UNIT:

    Weighted average number of General Partner
    and Limited Partner Units outstanding (Note 5)                    226,394                  264,787                  294,640
                                                          ====================      ===================      ===================

 Net income (loss) per weighted average
    General Partner and Limited
    Partner Unit                                                     $ (27.14)                  $ 7.05                  $ 24.97
                                                          ====================      ===================      ===================


See notes to financial statements.

JOHN W. HENRY & CO./MILLBURN L.P.
(A Delaware Limited Partnership)
 ------------------------------

STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
--------------------------------------------------------------------------------

                          Series           Series           Series                            General Partner
                                                                          ----------------------------------------------------
                            A                B                 C               Series            Series            Series
                          Units            Units             Units               A                 B                  C
                     -------------   --------------   ---------------     ----------------  ----------------   ---------------
PARTNERS' CAPITAL,
  DECEMBER 31, 1996        56,376          148,528           100,695            $ 196,983         $ 405,594         $ 230,192


Redemptions                (4,604)         (11,308)           (8,236)                   -                 -                 -

Net income                      -                -                 -               24,622            50,580            28,707
                     -------------   --------------   ---------------     ----------------  ----------------   ---------------

PARTNERS' CAPITAL,
  DECEMBER 31, 1997        51,772          137,220            92,459              221,605           456,174           258,899


Redemptions                (6,590)         (20,461)          (14,122)             (70,937)         (133,279)          (82,775)

Net income (loss)               -                -                 -               (1,422)             (974)           (2,489)
                     -------------   --------------   ---------------     ----------------  ----------------   ---------------

PARTNERS' CAPITAL,
  DECEMBER 31, 1998        45,182          116,759            78,337              149,246           321,921           173,635


Redemptions                (5,343)         (14,970)          (11,667)                   -                 -                 -

Net income (loss)               -                -                 -              (18,136)          (38,998)          (21,035)
                     -------------   --------------   ---------------     ----------------  ----------------   ---------------

PARTNERS' CAPITAL,
  DECEMBER 31, 1999        39,839          101,789            66,670            $ 131,110         $ 282,923         $ 152,600
                     =============   ==============   ===============     ================  ================   ===============
                                                Limited Partners
                          ----------------------------------------------------------
                                 Series                 Series            Series
                                   A                      B                 C                 Total
                          ------------------   --------------------  ----------------    ----------------
PARTNERS' CAPITAL,
  DECEMBER 31, 1996          $ 14,040,479           $ 30,082,484      $ 15,878,356        $60,834,088


Redemptions                    (1,255,814)            (2,498,029)       (1,413,769)        (5,167,612)

Net income                      1,702,808              3,638,849         1,912,122          7,357,688
                       -------------------   --------------------  ------------------   ---------------

PARTNERS' CAPITAL,
  DECEMBER 31, 1997            14,487,473             31,223,304        16,376,709         63,024,164


Redemptions                    (1,665,001)            (4,413,933)       (2,362,377)        (8,728,302)

Net income (loss)                 407,813                962,588           501,935          1,867,451
                       -------------------   --------------------  -------------------  --------------

PARTNERS' CAPITAL,
  DECEMBER 31, 1998            13,230,285             27,771,959        14,516,267         56,163,313


Redemptions                    (1,552,673)            (3,480,805)       (2,108,552)        (7,142,030)

Net income (loss)              (1,444,929)            (3,049,231)       (1,572,782)        (6,145,111)
                       -------------------   --------------------  -------------------  --------------

PARTNERS' CAPITAL,
  DECEMBER 31, 1999          $ 10,232,683           $ 21,241,923      $ 10,834,933        $42,876,172
                    ======================   ====================  ================     ==============



See notes to financial statements.

JOHN W. HENRY & CO./MILLBURN L.P.
(A Delaware Limited Partnership)
 ------------------------------

NOTES TO FINANCIAL STATEMENTS


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Organization
   ------------

   John W. Henry & Co./Millburn L.P. (the "Partnership") was organized under the Delaware Revised Uniform Limited Partnership Act on August 29, 1989. The Partnership raised $18,182,000 in its initial offering of Units of limited partnership interest ("Series A Units") and commenced trading activities on January 5, 1990. The Partnership raised an additional $50,636,000 in a second offering of Units of limited partnership interest ("Series B Units") and commenced trading activities with respect to the Series B Units on January 28, 1991. The Partnership raised an additional $40,000,000 in a third offering of Units of limited partnership interest ("Series C Units") and commenced trading activities with respect to the Series C Units on January 2, 1992. (Series A, B and C units are, hereinafter, collectively referred to as "Units.") The Partnership engages (currently, through investments in limited liability companies (see below)) in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities. Merrill Lynch Investment Partners Inc. ("MLIP"), a wholly-owned subsidiary of Merrill Lynch Group, Inc., which, in turn, is a wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("Merrill Lynch"), is the general partner of the Partnership. Merrill Lynch Futures Inc. ("MLF"), an affiliate of Merrill Lynch, is the Partnership's commodity broker. MLIP has agreed to maintain a general partner's interest of at least 1% of total capital of each Series of Units. MLIP and each Limited Partner share in the profits and losses of such Series in proportion to their respective interests in it.

   John W. Henry & Company, Inc. and Millburn Ridgefield Corporation (each an "Advisor", together, "Advisors") have been the Partnership's only trading advisors since inception. Each Advisor was allocated 50% of the total assets of each Series as of the date such Series began trading. Subsequently, these allocations have varied over time. MLIP may, in its discretion, reallocate assets as of any month-end. The Partnership has placed all of its assets under the management of the Advisors through investing in private limited liability companies ("Trading LLCs"), as described in Note 6. Certain of the following notes to financial statements are directly related to Partnership assets managed by the Advisors in the Trading LLC's.

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

   Revenue Recongnition
   --------------------

   See Note 6 for discussion of revenue recognition for the Partnership's investment in Trading LLC's.

   Operating Expenses
   ------------------

   MLIP pays all routine operating expenses, including legal, accounting, printing, postage and similar administrative expenses. MLIP receives an administrative fee as well as a portion of the brokerage commissions paid to MLF by the Partnership (see Note 2).

   Income Taxes
   ------------

   No provision for income taxes has been made in the accompanying financial statements as each Partner is individually responsible for such Partner's respective share of the income and expenses of the series in which such partner is invested as reported for income tax purposes.

   Redemptions
   -----------

   A Limited Partner may redeem some or all of such Partner's Units at Net Asset Value as of the close of business on the last business day of any month upon ten calendar days' notice.

   Dissolution of the Partnership
   ------------------------------

   The Partnership will terminate on December 31, 2016 or at an earlier date if certain conditions occur, as well as under certain other circumstances as set forth in the Limited Partnership Agreement.

2. RELATED PARTY TRANSACTIONS

   The Partnership's U.S. dollar assets invested in Trading LLC's are maintained at MLF. On assets held in U.S. dollars, Merrill Lynch credits the Trading LLC's with interest at the prevailing 91-day U.S. Treasury bill rate. The Trading LLC's are credited with interest on any of its net gains actually held by Merrill Lynch in non-U.S. dollar currencies at a prevailing local rate received by Merrill Lynch. Merrill Lynch may derive certain economic benefit, in excess of the interest which Merrill Lynch pays to the Trading LLC's, from possession of such assets.

   Merrill Lynch charges the Trading LLC's Merrill Lynch's cost of financing realized and unrealized losses on the Trading LLC's non-U.S. dollar-denominated positions.

   The Partnership pays brokerage commissions to MLF through the Trading LLC's at a flat monthly rate of .792 of 1% (a 9.50% annual rate) of the Partnership's month-end assets. Prior to February 1, 1997, the rate was .979 of 1% (an 11.75% annual rate). The Partnership also pays MLIP a monthly administrative fee through the Trading LLC's of .21 of 1% (an .25% annual rate) of the Partnership's month-end assets. Month-end assets are not reduced, for purposes of calculating brokerage commissions and administrative fees, by any accrued brokerage commissions, administrative fees, Profit Shares or other fees or charges.

   MLF pays the Advisors annual consulting fees up to 4% of the average month-end assets allocated to them for management.

3. AGREEMENTS

   The Trading LLCs entered the Advisory Agreements with the Advisors (see Note
   6).

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

4. STATEMENT OF INCOME BY SERIES

   The profit and loss of the Series A, Series B and Series C Units for the years ended December 31, 1999, 1998 and 1997 is as follows:


                                                     Series A                                           Series B
                                  ------------------------------------------------   ---------------------------------------------
                                        1999            1998           1997                1999           1998           1997
                                  ----------------  -----------  ---------------     ----------------  ----------  ---------------

Income (loss) from
 investments (Note 6)                  (1,463,065)     406,391        1,727,430           (3,088,229)    961,614        3,689,429
                                  ----------------  -----------  ---------------     ----------------  ----------  ---------------

NET INCOME (LOSS)                    $ (1,463,065)   $ 406,391      $ 1,727,430         $ (3,088,229)  $ 961,614      $ 3,689,429
                                  ================  ===========  ===============     ================  ==========  ===============

NET INCOME (LOSS) PER
UNIT OF PARTNERSHIP
INTEREST:

  Weighted average number
  of units outstanding (Note 5)            42,998       48,581           54,036              108,954     129,195          143,414
                                  ----------------  -----------  ---------------     ----------------  ----------  ---------------

Net income (loss) per weighted
   Average General Partner and
  Limited Partner Unit                   $ (34.03)      $ 8.37          $ 31.97             $ (28.34)     $ 7.44          $ 25.73
                                  ================  ===========  ===============     ================  ==========  ===============
                                                         Series C
                                      ----------------------------------------------
                                           1999            1998           1997
                                      ---------------  -----------  ----------------

Income (loss) from
 investments (Note 6)                     (1,593,817)     499,446         1,940,829
                                      ---------------  -----------  ----------------

NET INCOME (LOSS)                       $ (1,593,817)   $ 499,446        $1,940,829
                                      ===============  ===========  ================

NET INCOME (LOSS) PER
UNIT OF PARTNERSHIP
INTEREST:

  Weighted average number
  of units outstanding (Note 5)               74,442       87,011            97,190
                                      ---------------  -----------  ----------------

Net income (loss) per weighted
  average General Partner and
  Limited Partner Unit                      $ (21.41)      $ 5.74           $ 19.97
                                      ===============  ===========  ================

5. WEIGHTED AVERAGE UNITS

   The weighted average number of Units of each series outstanding was computed for purposes of disclosing net income per weighted average Unit. The weighted average number of Units of each series outstanding for the years ended December 31, 1999, 1998 and 1997 equals the Units of such series outstanding as of such date, adjusted proportionately for Units redeemed based on the respective length of time each was outstanding during the year.

6. INVESTMENTS

   The investments in the Trading LLC's are reflected in the financial statements at fair value based upon the interest of each series of Units in each Trading LLC. Fair value is equal to the market value of the net assets of the Trading LLC's. The resulting difference between cost and fair value is reflected on the Statements of Operations as Income (loss) from investments.

   At December 31, 1999 and 1998, the Partnership had investments in the ML JWH Financial and Metals Portfolio LLC ("JWH LLC") and ML Millburn Global LLC ("Millburn LLC") as follows:

                        1999                1998
                  ---------------     ---------------

JWH LLC             $ 19,843,543         $28,886,199
Millburn LLC          23,032,629          27,277,114
                  ---------------     ---------------
Total               $ 42,876,172         $56,163,313
                  ===============     ===============

   Total revenues and fees with respect to such investments are set forth as follows:

              For the year ended               Total                          Brokerage                     Administrative
              December 31, 1999              Revenues                        Commissions                         Fees
                                    ----------------------------       ----------------------------------------------------------
                Series A Units
------------------------------------

JWH LLC                                              $ (710,851)                      $ 593,051                       $ 15,604
Millburn LLC                                            484,166                         605,625                         15,937
                                    ----------------------------       -------------------------        -----------------------

Total                                                $ (226,685)                    $ 1,198,676                       $ 31,541
                                    ============================       =========================        =======================

                Series B Units
------------------------------------

JWH LLC                                            $ (1,520,888)                    $ 1,214,897                       $ 31,972
Millburn LLC                                            973,195                       1,251,363                         32,930
                                    ----------------------------       -------------------------        -----------------------

Total                                                $ (547,693)                    $ 2,466,260                       $ 64,902
                                    ============================       =========================        =======================

                Series C Units
------------------------------------

JWH LLC                                              $ (775,390)                      $ 647,501                       $ 17,040
Millburn LLC                                            537,575                         666,722                         17,545
                                    ----------------------------       -------------------------        -----------------------

Total                                                $ (237,815)                    $ 1,314,223                       $ 34,585
                                    ============================       =========================        =======================

              Total - All Series
------------------------------------

JWH LLC                                            $ (3,007,129)                    $ 2,455,449                       $ 64,616
Millburn LLC                                          1,994,936                       2,523,710                         66,412
                                    ----------------------------       -------------------------        -----------------------

Total                                              $ (1,012,193)                    $ 4,979,159                      $ 131,028
                                    ============================       =========================        =======================
              For the year ended                  Profit                        Income from
              December 31, 1999                   Shares                        Investments
                                    -------------------------------      ---------------------------
                Series A Units
------------------------------------

JWH LLC                                                        $ -                     $ (1,319,506)
Millburn LLC                                                 6,163                         (143,559)
                                         --------------------------      ---------------------------

Total                                                      $ 6,163                     $ (1,463,065)
                                         ==========================      ===========================

                Series B Units
------------------------------------

JWH LLC                                                        $ -                     $ (2,767,757)
Millburn LLC                                                 9,374                         (320,472)
                                         --------------------------      ---------------------------

Total                                                      $ 9,374                     $ (3,088,229)
                                         ==========================      ===========================

                Series C Units
------------------------------------

JWH LLC                                                        $ -                     $ (1,439,931)
Millburn LLC                                                 7,194                         (153,886)
                                         --------------------------      ---------------------------

Total                                                      $ 7,194                     $ (1,593,817)
                                         ==========================      ===========================

              Total - All Series
------------------------------------

JWH LLC                                                        $ -                     $ (5,527,194)
Millburn LLC                                                22,731                         (617,917)
                                         --------------------------      ---------------------------

Total                                                     $ 22,731                     $ (6,145,111)
                                         ==========================      ===========================

              For the year ended             Total                          Brokerage                     Administrative
              December 31, 1998            Revenues                        Commissions                         Fees
                                  ----------------------------       ------------------------------------------------------------
                Series A Units
----------------------------------

JWH LLC                                             $ 995,747                       $ 630,513                       $ 16,592
Millburn LLC                                          829,825                         633,628                         16,674
                                  ----------------------------       -------------------------        -----------------------

Total                                             $ 1,825,572                     $ 1,264,141                       $ 33,266
                                  ============================       =========================        =======================

                Series B Units
----------------------------------

JWH LLC                                           $ 2,200,199                     $ 1,356,787                       $ 35,705
Millburn LLC                                        1,832,991                       1,374,689                         36,176
                                  ----------------------------       -------------------------        -----------------------

Total                                             $ 4,033,190                     $ 2,731,476                       $ 71,881
                                  ============================       =========================        =======================

                Series C Units
----------------------------------

JWH LLC                                           $ 1,148,318                       $ 712,552                       $ 18,752
Millburn LLC                                          962,693                         721,776                         18,994
                                  ----------------------------       -------------------------        -----------------------

Total                                             $ 2,111,011                     $ 1,434,328                       $ 37,746
                                  ============================       =========================        =======================

              Total - All Series
----------------------------------

JWH LLC                                           $ 4,344,264                     $ 2,699,852                       $ 71,049
Millburn LLC                                        3,625,509                       2,730,093                         71,844
                                  ----------------------------       -------------------------        -----------------------

Total                                             $ 7,969,773                     $ 5,429,945                      $ 142,893
                                  ============================       =========================        =======================
              For the year ended              Profit                        Income from
              December 31, 1998               Shares                        Investments
                                  -----------------------------      ---------------------------
                Series A Units
----------------------------------

JWH LLC                                               $ 76,657                        $ 271,985
Millburn LLC                                            45,117                          134,406
                                     --------------------------      ---------------------------

Total                                                $ 121,774                        $ 406,391
                                     ==========================      ===========================

                Series B Units
----------------------------------

JWH LLC                                              $ 167,835                        $ 639,872
Millburn LLC                                           100,384                          321,742
                                     --------------------------      ---------------------------

Total                                                $ 268,219                        $ 961,614
                                     ==========================      ===========================

                Series C Units
----------------------------------

JWH LLC                                               $ 88,069                        $ 328,945
Millburn LLC                                            51,422                          170,501
                                     --------------------------      ---------------------------

Total                                                $ 139,491                        $ 499,446
                                     ==========================      ===========================

              Total - All Series
----------------------------------

JWH LLC                                              $ 332,561                       $1,240,802
Millburn LLC                                           196,923                          626,649
                                     --------------------------      ---------------------------

Total                                                $ 529,484                       $1,867,451
                                     ==========================      ===========================

              For the year ended                Total                          Brokerage                     Administrative
              December 31, 1997               Revenues                        Commissions                         Fees
                                     ----------------------------       ---------------------------------------------------------
                Series A Units
-------------------------------------

JWH LLC                                              $ 1,759,089                       $ 690,201                       $ 17,813
Millburn LLC                                           1,758,987                         751,834                         19,390
                                     ----------------------------       -------------------------        -----------------------

Total                                                $ 3,518,076                     $ 1,442,035                       $ 37,203
                                     ============================       =========================        =======================

                Series B Units
-------------------------------------

JWH LLC                                              $ 3,771,359                     $ 1,484,456                       $ 38,315
Millburn LLC                                           3,773,695                       1,625,922                         41,942
                                     ----------------------------       -------------------------        -----------------------

Total                                                $ 7,545,054                     $ 3,110,378                       $ 80,257
                                     ============================       =========================        =======================

                Series C Units
-------------------------------------

JWH LLC                                              $ 1,981,710                       $ 783,770                       $ 20,229
Millburn LLC                                           1,995,533                         858,854                         22,154
                                     ----------------------------       -------------------------        -----------------------

Total                                                $ 3,977,243                     $ 1,642,624                       $ 42,383
                                     ============================       =========================        =======================

              Total - All Series
-------------------------------------

JWH LLC                                              $ 7,512,158                     $ 2,958,427                       $ 76,357
Millburn LLC                                           7,528,215                       3,236,610                         83,486
                                     ----------------------------       -------------------------        -----------------------

Total                                               $ 15,040,373                     $ 6,195,037                      $ 159,843
                                     ============================       =========================        =======================
              For the year ended                    Profit                        Income from
              December 31, 1997                     Shares                        Investments
                                     --------------------------------      ---------------------------
                Series A Units
-------------------------------------

JWH LLC                                                    $ 103,624                        $ 947,451
Millburn LLC                                                 207,784                          779,979
                                           --------------------------      ---------------------------

Total                                                      $ 311,408                       $1,727,430
                                           ==========================      ===========================

                Series B Units
-------------------------------------

JWH LLC                                                    $ 221,754                       $2,026,834
Millburn LLC                                                 443,236                        1,662,595
                                           --------------------------      ---------------------------

Total                                                      $ 664,990                       $3,689,429
                                           ==========================      ===========================

                Series C Units
-------------------------------------

JWH LLC                                                    $ 116,818                       $1,060,893
Millburn LLC                                                 234,589                          879,936
                                           --------------------------      ---------------------------

Total                                                      $ 351,407                       $1,940,829
                                           ==========================      ===========================

              Total - All Series
-------------------------------------

JWH LLC                                                    $ 442,196                       $4,035,178
Millburn LLC                                                 885,609                        3,322,510
                                           --------------------------      ---------------------------

Total                                                    $ 1,327,805                       $7,357,688
                                           ==========================      ===========================

Condensed statements of financial condition and statements of operations for JWH LLC and Millburn LLC are set forth as follows:

                                JWH                          Millburn                           JWH
                                LLC                             LLC                             LLC
                         December 31, 1999               December 31, 1999               December 31, 1998
                   ------------------------------  ------------------------------  ------------------------------

Assets                              $ 20,495,709                    $ 23,769,789                    $ 29,277,397
                   ==============================  ==============================  ==============================

Liabilities                            $ 652,166                       $ 737,160                       $ 391,198
Members' Capital                      19,843,543                      23,032,629                      28,886,199
                   ------------------------------  ------------------------------  ------------------------------

Total                               $ 20,495,709                    $ 23,769,789                    $ 29,277,397
                   ==============================  ==============================  ==============================


                         For the year ended              For the year ended              For the year ended
                         December 31, 1999               December 31, 1999               December 31, 1998
                   ------------------------------  ------------------------------  ------------------------------

Revenues                            $ (3,007,129)                    $ 1,994,936                     $ 1,391,001

Expenses                               2,520,065                       2,612,853                       4,069,362
                   ------------------------------  ------------------------------  ------------------------------

Net Income (Loss)                   $ (5,527,194)                     $ (617,917)                   $ (2,678,361)
                   ==============================  ==============================  ==============================
                             Millburn                           JWH                          Millburn
                                LLC                             LLC                             LLC
                         December 31, 1998
                   ------------------------------

Assets                              $ 27,815,000
                   ==============================

Liabilities                            $ 537,886
Members' Capital                      27,277,114
                   ------------------------------

Total                               $ 27,815,000
                   ==============================


                         For the year ended              For the year ended              For the year ended
                         December 31, 1998               December 31, 1997               December 31, 1997
                   ------------------------------  ------------------------------  ------------------------------

Revenues                             $ 3,593,650                    $ 15,279,401                     $ 8,303,430

Expenses                               3,108,411                       6,714,041                       4,600,706
                   ------------------------------  ------------------------------  ------------------------------

Net Income (Loss)                      $ 485,239                     $ 8,565,360                     $ 3,702,724
                   ==============================  ==============================  ==============================

7. FAIR VALUE AND OFF-BALANCE SHEET RISK


   For the year ended December 31, 1999, the Partnership invested all of its assets in Trading LLC's. Accordingly, the Partnership is invested indirectly in derivative instruments, but does not itself hold any derivative instrument positions. As such, MLIP does not believe that the adoption of the provisions of Statement of Financial Accouting Standards No. 133 had a significant effect on the financial statements of the Partnership.


   Market Risk
   -----------

   Derivative financial instruments involve varying degrees of off-balance sheet market risk. Changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the underlying financial instruments or commodities underlying such derivative instruments frequently resulted in changes in the Partnership's net unrealized profit on such derivative instruments as reflected in the Statements of Financial Condition or, with respect to Partnership assets invested in Trading LLC's, the net unrealized profit as reflected in the respective Statements of Financial Condition of the Trading LLC's. The Partnership's exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by the Partnership, through the Trading LLC's, as well as the volatility and liquidity of such markets in which such derivative instruments are traded.

   MLIP has procedures in place intended to control market risk exposure, although there can be no assurance that they will, in fact, succeed in doing so. These procedures focus primarily on monitoring the trading of the Advisors selected from time to time for the Partnership, calculating the Net Asset Value of the Advisors' respective Partnership accounts and Trading LLC accounts, as of the close of business on each day and reviewing outstanding positions for over-concentrations both on an Advisor-by-Advisor and on an overall Partnership basis. While MLIP does not itself intervene in the markets to hedge or diversify the Partnership's market exposure MLIP may urge Advisors to reallocate positions or itself reallocate Partnership assets among Advisors (although typically only as of the end of a month) in an attempt to avoid over-concentration. However, such interventions are unusual. Except in cases in which it appears that an Advisor has begun to deviate from past practice and trading policies or to be trading erratically, MLIP's basic risk control procedures consist simply of the ongoing process of advisor monitoring and selection, with the market risk controls being applied by the Advisors themselves.

   One important aspect of MLIP's risk controls is its adjustments to the leverage at which the Partnership trades. By controlling the percentage of the Partnership's assets allocated to trading, MLIP can directly affect the market exposure of the Partnership. Leverage control is the principal means by which MLIP hopes to be able to ensure that Merrill Lynch is never required to make any payments under its guarantee that the Net Asset Value per Unit will equal no less than a specified minimum as of the Principal Assurance Date.

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

   The Partnership has credit risk in respect of its counterparties and brokers, but attempts to control this risk by dealing almost exclusively with Merrill Lynch entities as counterparties and clearing brokers.

   The Partnership, through the Trading LLC's, in its normal course of business, enters into various contracts, with MLF acting as its commodity broker. Pursuant to the brokerage agreement with MLF (which includes a netting arrangement), to the extent that such trading results in receivables from and payables to MLF, these receivables and payables are offset and reported as a net receivable or payable and included in the Statements of Financial Condition under Equity in commodity futures accounts.





             *     *     *     *     *     *     *     *     *    *

                 To the best of the knowledge and belief of the undersigned, the information contained in this report is accurate and complete.

                           /s/ Michael L. Pungello

                              Michael L. Pungello
                            Chief Financial Officer
                     Merrill Lynch Investment Partners Inc.
                               General Partner of
                       John W. Henry & Co./Millburn L.P.