Form 10-K405, Exhibit 13
period 1999-12-31
HENRY JOHN W & CO/MILLBURN L P
filed 2000-03-30
CIK 853456

                                                                EXHIBIT 13.01(a)


                     ML JWH FINANCIAL AND METALS PORTFOLIO L.L.C.
                     (A Delaware Limited Liability Company)


                     Financial Statements for the years ended
                     December 31, 1999 and 1998 and Independent
                     Auditors' Report




[LOGO] Merrill Lynch

ML JWH FINANCIAL AND METALS PORTFOLIO L.L.C.
(A Delaware Limited Liability Company)


TABLE OF CONTENTS
--------------------------------------------------------------------------------


                                                                            Page
                                                                            ----

INDEPENDENT AUDITORS' REPORT                                                 1

FINANCIAL STATEMENTS FOR THE YEARS ENDED
  DECEMBER 31, 1999 AND 1998.

  Statements of Financial Condition                                          2

  Statements of Operations                                                   3

  Statements of Changes in Members' Capital                                  4

  Notes to Financial Statements                                            5-9

INDEPENDENT AUDITORS' REPORT
----------------------------


To the Members of
  ML JWH Financial and Metals Portfolio L.L.C.:

We have audited the accompanying statements of financial condition of ML JWH Financial and Metals Portfolio L.L.C. (the "Company") as of December 31, 1999 and 1998, and the related statements of operations and of changes in members' capital for the years ended December 31, 1999 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such financial statements present fairly, in all material respects, the financial position of ML JWH Financial and Metals Portfolio L.L.C. as of December 31, 1999 and 1998, and the results of its operations and changes in members' capital for the years ended December 31, 1999 and 1998 in comformity with generally accepted accounting principles.


DELOITTE & TOUCHE LLP


New York, New York
February 4, 2000

ML JWH FINANCIAL AND METALS PORTFOLIO L.L.C.
(A Delaware Limited Liability Company)

STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------





                                                                 1999                     1998
                                                           ------------------       ------------------
ASSETS

Equity in commodity futures trading accounts:
    Cash and option premiums                                  $ 20,105,266             $ 26,100,432
    Net unrealized profit on open contracts                        297,749                3,074,669
Accrued interest (Note 2)                                           92,694                  102,296
                                                         ------------------       ------------------

                TOTAL                                         $ 20,495,709             $ 29,277,397
                                                         ==================       ==================

LIABILITIES AND MEMBERS' CAPITAL

LIABILITIES:

    Brokerage commissions payable (Note 2)                    $    162,099             $    231,621
    Administrative fees payable (Note 2)                             4,266                    6,095
    Withdrawals payable                                            485,801                  153,482
                                                         ------------------       ------------------

            Total liabilities                                      652,166                  391,198
                                                         ------------------       ------------------

MEMBERS' CAPITAL:
    Voting Members                                              19,843,543               28,886,199
                                                         ------------------       ------------------

            Total Members' capital                              19,843,543               28,886,199
                                                         ------------------       ------------------

                TOTAL                                         $ 20,495,709             $ 29,277,397
                                                          ==================       ==================


See notes to financial statements.

ML JWH FINANCIAL AND METALS PORTFOLIO L.L.C.
(A Delaware Limited Liability Company)


STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998
-------------------------------------------------------------------------------

                                            1999                   1998
                                      ------------------     ------------------
REVENUES:

Trading (loss) profit:
    Realized                          $      (1,431,693)     $        (913,823)
    Change in unrealized                     (2,776,920)               345,682
                                      ------------------     ------------------

        Total trading results                (4,208,613)              (568,141)

Interest income (Note 2)                      1,201,484              1,959,142
                                      ------------------     ------------------

        Total revenues                       (3,007,129)             1,391,001
                                      ------------------     ------------------

EXPENSES:

    Brokerage commissions (Note 2)            2,455,447              3,638,923
    Profit Shares (Note 3)                            -                332,560
    Administrative fees (Note 2)                 64,617                 97,879
                                      ------------------     ------------------

        Total expenses                        2,520,064              4,069,362
                                      ------------------     ------------------

NET LOSS                              $      (5,527,193)     $      (2,678,361)
                                      ==================     ==================


See notes to financial statements.

ML JWH FINANCIAL AND METALS PORTFOLIO L.L.C.
(A Delaware Limited Liability Company)


STATEMENTS OF CHANGES IN MEMBERS' CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998
-------------------------------------------------------------------------------------------------------------


                                                                         Non-Voting
                                         Voting Members                   Members                Total
                                       --------------------       ------------------       ------------------
MEMBERS' CAPITAL,
  DECEMBER 31, 1997                    $        59,766,977        $       1,591,929        $      61,358,906

Withdrawals                                    (28,414,824)              (1,379,522)             (29,794,346)

Net Loss                                        (2,465,954)                (212,407)              (2,678,361)
                                       --------------------       ------------------       ------------------

MEMBERS' CAPITAL,
  DECEMBER 31, 1998                             28,886,199                      -                 28,886,199

Withdrawals                                     (3,515,463)                     -                 (3,515,463)

Net Loss                                        (5,527,193)                     -                 (5,527,193)
                                       --------------------       ------------------       ------------------
MEMBERS' CAPITAL,
  DECEMBER 31, 1999                    $        19,843,543        $             -          $      19,843,543
                                       ====================       ==================       ==================

See notes to financial statements.

ML JWH FINANCIAL AND METALS PORTFOLIO L.L.C.
(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Organization
      ------------

      ML JWH Financial and Metals Portfolio L.L.C. (the "Company") was organized under the Delaware Limited Liability Company Act on September 19, 1996 and commenced trading activities on October 1, 1996. The Company engages in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities. John W. Henry & Company, Inc. ("JWH(R)") is the trading advisor to the Company. Merrill Lynch Investment Partners Inc. ("MLIP"), a wholly-owned subsidiary of Merrill Lynch Group, Inc., which, in turn, is a wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("Merrill Lynch"), has been delegated administrative authority over the Company. Merrill Lynch Futures Inc. ("MLF"), an affiliate of MLIP, is the Company's commodity broker. The Company has authorized two classes of Membership Interests: Non-Voting Interests and Voting Interests (collectively, "Interests"). These two classes of Interests have common economic interests in the Company, but the Non-Voting Interests, which can be held by non-United States investment funds sponsored by MLIP, do not participate in the management of the Company, or engage, directly or indirectly, in, participate in or control any portion of the business activities or affairs of the Company. Management of the Company is vested solely in the Voting Interests, which are held by United States limited partnerships. The Voting Members control all business activities and affairs of the Company by agreement of the majority in interest of such Members, subject to the trading authority vested in and delegated to JWH and the administrative authority vested in and delegated to MLIP. Each Voting Member is a "commodity pool" sponsored and managed by MLIP, share in the trading profit (loss) and interest income of the Company in proportion to their respective capital accounts, although the Members are subject to somewhat different fees.

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

      Revenue Recognition
      -------------------

      Commodity futures, options on futures and forward contract transactions are recorded on the trade date and open contracts are reflected in net unrealized profit on open contracts in the Statements of Financial Condition at the difference between the original contract value and the market value (for those commodity interests for which market quotations are readily available) or at fair value. The change in unrealized profit on open contracts from one period to the next is reflected under Trading
      (loss) profit: Change in unrealized in the Statements of Operations.

      Foreign Currency Transactions
      -----------------------------

      The Company's functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the dates of the Statements of Financial Condition. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in total trading results currently.

      Organizational Costs
      --------------------

      MLIP paid all organizational costs relating to the Company without direct reimbursement from the Company or any Member.

      Operating Expenses
      ------------------

      MLIP pays for all operating costs (including all legal, accounting, printing, postage and similar administrative expenses) of the Company.

      Income Taxes
      ------------

      No provision for income taxes has been made in the accompanying financial statements as each Member is individually responsible for reporting income or loss based on such Member's respective share of the Company's income and expenses as reported for income tax purposes.

      Distributions
      -------------

      No distributions had been made by the Company to any Member as of December 31, 1999.

      Withdrawals
      -----------

      Each Member may withdraw some or all of such Members' capital at the Net Asset Value as of the close of business on any business day. There are no withdrawal fees or charges.

      Dissolution
      -----------

      The Company will terminate on September 30, 2046 or at an earlier date if certain conditions occur, as well as under certain other circumstances as set forth in the Organization Agreement.

2.    RELATED PARTY TRANSACTIONS

      The Company's U.S. dollar assets are maintained at MLF. On assets held in U.S. dollars, Merrill Lynch credits the Company with interest at the prevailing 91-day U.S. Treasury bill rate. The Company is credited with interest on any of its net gains actually held by Merrill Lynch in non-U.S. dollar currencies at a prevailing local rate received by Merrill Lynch. Merrill Lynch may derive certain economic benefit, in excess of the interest which Merrill Lynch pays to the Company, from possession of such assets.

      Merrill Lynch charges the Company Merrill Lynch's cost of financing realized and unrealized losses on the Company's non-U.S.
      dollar-denominated positions.

      Following the allocation of the Company's trading (loss) profit and interest income among the Members' respective capital accounts, MLIP calculates the brokerage commissions, Profit Shares, administrative fees and other expenses due from the Company to third parties, in respect of the Company's trading on behalf of the respective Members (the Company being subject to different commissions, fees and expenses in respect of its trading as allocable to the various different Members). Such commissions, fees, Profit Shares and expenses are specifically allocated as of the end of each accounting period (not pro rata based on the Members' respective capital accounts) to, and deducted from, the appropriate Members' capital accounts and paid out by the Company. The Company pays brokerage commissions to MLF at flat monthly rates reflecting the fee arrangement between each Member and MLF. During the period from January 1, 1998 to May 31, 1998, such rates ranged from .646 of 1% (a 7.75% annual rate) to .979 of 1% (an 11.75% annual rate) of each Member's month-end assets invested in the Company. As of May 31, 1998, Members subject to various brokerage commission rates withdrew from the Company, and thereafter, the rate was .792 of 1% (a 9.5% annual rate).

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

3.    ADVISORY AGREEMENT

      The Advisory Agreement between the Company and JWH(R) has remained essentially unchanged since the inception of the Company. This Agreement is in effect for successive one-year terms, but, in fact, given the single advisor structure of the Company, the Company would terminate were JWH(R) to withdraw. JWH(R) determines the commodity futures, options on futures and forward contract trades to be made on behalf of the Company, subject to certain Company trading policies and to certain rights reserved by MLIP.

      The Company pays to JWH(R) a quarterly Profit Share equal to 15% of any New Trading Profit, as defined, attributable to each Member's capital account. Profit Shares are calculated separately in respect of each Member's Capital Account. Profit Shares are determined as of the end of each calendar quarter and are also paid to JWH(R) upon the withdrawal of capital from the Company by a Member for whatever purpose, other than to pay expenses.

4.    FAIR VALUE AND OFF-BALANCE SHEET RISK

      In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities" (the "Statement"), effective for fiscal years beginning after June 15, 2000, as amended by SFAS No. 137. This Statement supercedes SFAS No. 119 ("Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments") and SFAS No. 105 ("Disclosure of Information about Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentrations of Credit Risk") whereby disclosure of average aggregate fair values and contract/notional values, respectively, of derivative financial instruments is no longer required for an entity such as the Company which carries its assets at fair value. Such Statement sets forth a much broader definition of a derivative instrument. MLIP does not believe that the adoption of the provisions of such Statement had a significant effect on the financial statements.

      SFAS No. 133 defines a derivative as a financial instrument or other contract that has all three of the following characteristics: (1) one or more underlyings and notional amounts or payment provisions; (2) requires no initial net investment or a smaller initial net investment than would be required for other types of contracts that would be expected to have a similar response to changes in market factors; and, (3) terms that require or permit net settlement. Generally, derivatives include futures, forwards, swaps, options, or other financial instruments with similar characteristics such as caps, floors and collars.

      The Company trades futures, options on futures and forward contracts on interest rates, stock indices, currencies, and metals.

      Market Risk

      Derivative instruments involve varying degrees of off-balance sheet market risk, and changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the underlying financial instruments or commodities underlying such derivative instruments frequently result in changes in the Company's net unrealized profit on such derivative instruments as reflected in the Statements of Financial Condition. The Company's exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by the Company as well as the volatility and liquidity in the markets in which such derivative instruments are traded.

      MLIP, which monitors the trading of the Company in MLIP's capacity as the Company's administrator, has procedures in place intended to control market risk exposure, although there can be no assurance that they will, in fact, succeed in doing so. These procedures focus primarily on monitoring the trading of JWH(R), calculating the Net Asset Value of the Company and of the Members' respective capital accounts as of the close of business on each day and reviewing outstanding positions for over-concentrations. While MLIP does not itself intervene in the markets to hedge or diversify the Company's market exposure, MLIP may consult with JWH(R) concerning the possibility of JWH(R) reducing trading leverage or market concentrations. However, such interventions are unusual. Except in cases in which it appears that JWH(R) has begun to deviate from past practice and trading policies or to be trading erratically (which has not occurred to date), MLIP's basic risk control procedures consist simply of the ongoing process of monitoring JWH(R) with the market risk controls being applied by JWH(R).

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

      The credit risk associated with these instruments from counterparty nonperformance is the net unrealized profit, if any, included in the Statements of Financial Condition. The Company attempts to mitigate credit risk by dealing exclusively with Merrill Lynch entities as clearing brokers.

      The Company, in its normal course of business, enters into various contracts, with MLF acting as its commodity broker. Pursuant to the brokerage agreement with MLF (which includes a netting arrangement), to the extent that such trading results in receivables from and payables to MLF, these receivables and payables are offset and reported as a net receivable or payable and included in the Statement of Financial Condition under Equity in Commodity futures accounts.



                                * * * * * * * * *

                 To the best of the knowledge and belief of the undersigned, the information contained in this report is accurate and complete.

                            /s/ Michael L. Pungello

                               Michael L. Pungello
                             Chief Financial Officer
                     Merrill Lynch Investment Partners Inc.
                             Commodity Pool Operator
                           ML JWH Financial and Metals
                                Portfolio L.L.C.

                                                             EXHIBIT 13.01(a)(2)


                               ML MILLBURN GLOBAL L.L.C.
                               (A Delaware Limited Liability Company)


                               Financial Statments for the years ended
                               December 31, 1999 and 1998 and Independent
                               Auditor's Report



[LOGO] Merrill Lynch

ML MILLBURN GLOBAL L.L.C.
(A Delaware Limited Liability Company)


TABLE OF CONTENTS
--------------------------------------------------------------------------------


                                                                            Page
                                                                            ----

INDEPENDENT AUDITORS' REPORT                                                 1

FINANCIAL STATEMENTS FOR THE YEARS ENDED
  DECEMBER 31, 1999 AND 1998:

  Statements of Financial Condition                                          2

  Statements of Operations                                                   3

  Statements of Changes in Members' Capital                                  4

  Notes to Financial Statements                                            5-9

INDEPENDENT AUDITORS' REPORT
----------------------------


To the Members of
  ML Millburn Global L.L.C.

We have audited the accompanying statements of financial condition of ML Millburn Global L.L.C. (the "Company") as of December 31, 1999 and 1998, and the related statements of operations and of changes in members' capital for the years ended December 31, 1999 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such financial statements present fairly, in all material respects, the financial position of ML Millburn Global L.L.C. as of December 31, 1999 and 1998, and the results of its operations and changes in members' capital for the years ended December 31, 1999 and 1998 in comformity with generally accepted accounting principles.


DELOITTE & TOUCHE LLP


New York, New York
February 4, 2000


ML MILLBURN GLOBAL L.L.C.
(A Delaware Limited Liability Company)


STATEMENT OF FINANCIAL CONDITION
DECEMBER 31, 1999 and 1998
-----------------------------------------------------------------------------------------------------------


ASSETS                                                                 1999                     1998
                                                                  ---------------        ---------------
Equity in commodity futures trading accounts:
  Cash and option premiums                                           $ 22,574,430           $ 26,414,436
  Net unrealized profit on open contracts                               1,088,672              1,304,531
Accrued interest (Note 2)                                                 106,687                 96,033
                                                                 ----------------       ----------------

             TOTAL                                                   $ 23,769,789           $ 27,815,000
                                                                  ===============       ================

LIABILITIES AND MEMBERS' CAPITAL

LIABILITIES:

  Brokerage commissions payable (Note 2)                                $ 188,158              $ 220,182
  Profit Shares payable (Note 3)                                           -                     183,086
  Administrative fees payable (Note 2)                                      4,952                  5,794
  Withdrawals payable                                                     544,050                128,824
                                                                  ---------------        ---------------

             Total liabilities                                            737,160                537,886
                                                                  ---------------        ---------------

MEMBERS' CAPITAL:
  Voting Members                                                       23,032,629             27,277,114
                                                                  ---------------        ---------------

             Total Members' capital                                    23,032,629             27,277,114
                                                                  ---------------        ---------------

             TOTAL                                                   $ 23,769,789           $ 27,815,000
                                                                  ===============        ===============


  See notes to financial statements.

ML MILLBURN GLOBAL L.L.C.
(A Delaware Limited Liability Company)


STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------

                                                   1999          1998
                                                ----------    ----------
REVENUES:

Trading profit:
  Realized                                      $   936,083   $  1,728,662
  Change in unrealized                             (215,763)       431,034
                                                ------------  ------------

    Total trading results                           720,320      2,159,696

Interest income (Note 2)                          1,274,615      1,433,954
                                                ------------  ------------
    Total revenues                                1,994,935      3,593,650
                                                ------------  ------------

EXPENSES:

  Brokerage commissions (Note 2)                  2,523,710      2,836,503
  Profit Shares (Note 3)                             22,730        197,023
  Administrative fees (Note 2)                       66,413         74,885
                                                ------------  ------------
    Total expenses                                2,612,853      3,108,411
                                                ------------  ------------
NET INCOME (LOSS)                               $  (617,918)  $    485,239
                                                ============  ============

See notes to financial statements.

ML MILLBURN GLOBAL L.L.C.
(A Delaware Limited Liability Company)


STATEMENTS OF CHANGES IN MEMBERS' CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------


MEMBERS' CAPITAL,
 DECEMBER 31, 1997                           $ 34,130,278

Withdrawals                                    (7,338,403)

Net income                                        485,239
                                        ------------------

MEMBERS' CAPITAL,
 DECEMBER 31, 1998                           $ 27,277,114

Withdrawals                                    (3,626,567)

Net loss                                         (617,918)
                                        ------------------

MEMBERS' CAPITAL,
 DECEMBER 31, 1999                           $ 23,032,629
                                        ==================

 See notes to financial statements.

ML MILLBURN GLOBAL L.L.C.
(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1. SUMMARY OF SIGNIFICANT ACCOUTING POLICIES

   Organization
   ------------

   ML Millburn Global L.L.C. (the "Company") was organized under the Delaware Limited Liability Company Act on November 22, 1996 and commenced trading activities on December 2, 1996. The Company engages in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities. Millburn Ridgefield Corporation ("Millburn") is the trading advisor to the Company. Merrill Lynch Investment Partners ("MLIP"), a wholly-owned subsidiary of Merrill Lynch Group, Inc., which, in turn, is a wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("Merrill Lynch"), has been delegated administrative authority over the Company. Merrill Lynch Futures Inc. ("MLF"), an affiliate of Merrill Lynch, is the Company's commodity broker. The Company has authorized two classes of Membership Interests: Non-Voting Interests and Voting Interests (collectively, "Interests"). These two classes of Interests have common economic interests in the Company. The Non-Voting Interests, which can be held by non-United States investment funds sponsored by MLIP, would not participate in the management of the Company, or engage, directly or indirectly, in, participate in or control any portion of the business activities or affairs of the Company. Currently, there are no Non-Voting Members. Management of the Company is vested solely in the Voting Interests, which can be held by United States limited partnerships sponsored by MLIP. Currently, there is only one Voting Member. The Voting Member controls all business activities and affairs of the Company, subject to the trading authority vested in and delegated to Millburn and the administrative authority vested in and delegated to MLIP. The Voting Member is a "commodity pool" sponsored and managed by MLIP.

   Estimates
   ---------

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Revenue Recognition
   ------------------

   Commodity futures, options on futures and forward contract transactions are recorded on the trade date and open contracts are reflected in Net unrealized profit on open contracts in the Statements of Financial Condition at the difference between the original contract value and the market value (for those commodity interests for which market quotations are readily available) or at fair value. The change in unrealized profit (loss) on open contracts from one period to the next is reflected in Trading profit: Change in unrealized in the Statements of Operations.

     Foreign Currency Transactions
     -----------------------------

     The Company's functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollars are translated into U.S. dollars at the rates in effect at the dates of the Statements of Financial Condition. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in total trading results currently.

     Organizational Costs
     --------------------

     MLIP paid all organizational costs relating to the Company without direct reimbursement from the Company or any Member.

     Operating Expenses
     ------------------

     MLIP pays for all operating costs (including all legal, accounting, printing, postage and similar administrative expenses) of the Company.

     Income Taxes
     ------------

     No provision for income taxes has been made in the accompanying financial statements as the Member is individually responsible for reporting income or loss based on such Member's respective share of the Company's income and expenses as reported for income tax purposes.

     Distributions
     -------------

     No distributions had been made by the Company to any Member as of December 31, 1999.

     Withdrawals
     -----------

     The Member may withdraw some or all of such Members' capital at Net Asset Value as of the close of business on any business day. There are no withdrawal fees or charges.

     Dissolution
     -----------

     The Company will terminate on December 31, 2046 or at an earlier date if certain conditions occur, as well as under certain other circumstances as set forth in the Organization Agreement.

2.   RELATED PARTY TRANSACTIONS
     --------------------------
     The Company's U.S. dollar assets are maintained at MLF. On Assets held in U.S. dollars, Merrill Lynch credits the Company with interest at the prevailing 91-day U.S. Treasury bill rate. The Company is credited with interest on any of its net gains actually held by Merrill Lynch in non-U.S. dollar currencies at a prevailing local rate received by Merrill Lynch. Merrill Lynch may derive certain economic benefit, in excess of the interest which Merrill Lynch pays to the Company, from possession of such assets.

     Merrill Lynch charges the Company Merrill Lynch's cost of financing realized and unrealized losses on the Company's non-U.S. dollar-denominated positions.

     Following the allocation of the Company's trading profit (loss) and interest income among the Members' respective capital accounts, MLIP calculates the brokerage commissions, administrative fees, Profit Shares and other expenses due from the Company to third parties. Such commissions, fees and expenses are specifically calculated for each member as of the end of each accounting period, and deducted from the appropriate Member's capital accounts and paid out by the Company. The Company pays brokerage commissions to MLF at flat monthly rates reflecting the fee arrangement between the Member and MLF. During the period from January 1, 1998 to May 31, 1998, the rates ranged from .729 of 1% (an 8.75% annual rate) to .792 of 1% (a 9.50% annual rate). As of May 31, 1998, the Members subject to a .729 of 1% (a 9.50% annual rate).

     The Company pays MLIP a monthly administrative fee of .021 of 1% (a .25% annual rate) of the Member's month-end assets. Month-end assets are not reduced for purposes of calculating brokerage commissions and administrative fees by any accrued brokerage commissions, administrative fees, Profit Shares or other fees or charges.

     MLF pays Millburn an annual consulting fee of 2% of the Company's average month-end assets, after reduction for a portion of brokerage commissions.

3.   ADVISORY AGREEMENT

     The Advisory Agreement between the Company and Millburn has remained essentially unchanged since the inception of the Company. This Agreement is in effect for successive one-year terms, but, in fact, given the single advisor structure of the Company, the Company would terminate were Millburn to withdraw. Millburn determines the commodity futures, options on futures and forward contract trades to be made on behalf of the Company, subject to certain rights reserved by MLIP.

     The Company pays to Millburn an annual Profit Share equal to 20% of any New Trading Profit, as defined, attributable to the Member's Capital Account. Profit Shares are calculated separately in respect of each Members' Capital Account. Profit Shares are also paid to Millburn upon the withdrawal of capital from the Company by a Member for whatever purpose, other than to pay expenses.

4.   FAIR VALUE AND OFF-BALANCE SHEET RISK

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities" (the "Statement"), effective for fiscal years beginning after June 15, 2000, as amended by SFAS No. 137. This Statement supercedes SFAS No. 119 ("Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments") and SFAS No. 105 ("Disclosure of Information about Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentrations of Credit Risk") whereby disclosure of average aggregate fair values and contract/notional values, respectively, of derivative financial instruments is no longer required for an entity such as the Company which carries its assets at fair value. Such Statement sets forth a much broader definition of a derivative instrument. MLIP does not believe that the adoption of the provisions of such Statement had a significant effect on the financial statements.

     SFAS No. 133 defines a derivative as a financial instrument or other contract that has all three of the following characteristics: (1) one or more underlyings and notional amounts or payment provisions; (2)
requires no initial net investment or a smaller initial net investment than would be required for other types of contracts that would be expected to have a similar response to changes in market factors; and, (3) terms that require or permit net settlement. Generally, derivatives include futures, forwards, swaps, options or other financial instruments with similar characteristics such as caps, floors and collars.

Market Risk

Derivative instruments involve varying degrees of off-balance sheet market risk, and changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the underlying financial instruments or commodities underlying such derivative instruments frequently result in changes in the Company's net unrealized profit on such derivative instruments as reflected in the Statements of Financial Condition. The Company's exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by the Company as well as the volatility and liquidity in the markets in which such derivative instruments are traded.

MLIP, which monitors the trading of the Company in MLIP's capacity as the Company's administrator, has procedures in place intended to control market risk exposure, although there can be no assurance that they will, in fact, succeed in doing so. These procedures focus primarily on monitoring the trading of Millburn, calculating the Net Asset Value of the Company and the Members' respective capital accounts as of the close of business on each day reviewing outstanding positions for over-concentrations. While MLIP does not itself intervene in the markets to hedge or diversify the Company's market exposure, MLIP may consult with Millburn concerning the possibility of Millburn reducing trading leverage or market concentrations. However, such interventions are unusual. Except in cases in which it appears that Millburn has begun to deviate from past practice and trading policies or to be trading erratically (which has not occurred to date), MLIP's basic risk control procedures consists simply of the ongoing process of advisor monitoring with the market risk controls being applied by Millburn.

Credit Risk

The risks associated with exchange-traded contracts are typically perceived to be less than those associated with over-the-counter (non-exchange-traded) transactions, because exchanges typically (but not universally) provide arrangements in which the collective credit (in some cases limited in amount, in some cases not) of the members of the exchange is pledged to support the financial integrity of the exchange. In over-the-counter transactions, on the other hand, must rely solely on the credit of their respective individual counterparties. Margins, which may be subject to loss in the event of a default, are generally in exchange trading, and counterparties may require margin in the over-the-counter markets.

The Company attempts to mitigate credit risk by dealing exclusively with Merrill Lynch entities as clearing brokers.

The Company, in its normal course of business, enters into various contracts, with MLF acting as its commodity broker. Pursuant to the brokerage agreement with MLF (which includes a netting arrangement), to the extent that such trading results in receivables from and payables to MLF, these receivables and payables are offset and reported as a net receivable or payable and included in the Statement of Financial Condition under Equity in Commodity futures accounts.

                 *   *   *   *   *   *   *   *   *   *   *   *
                To the best of the knowledge and belief of the undersigned, the information contained in this report is accurate and complete.

                           /s/ Michael L. Pungello

                              Michael L. Pungello
                            Chief Financial Officer
                    Merrill Lynch Investment Partners Inc.
                          Commodity Pool Operator of
                           ML Millburn Global L.L.C.