Form 10-K, Exhibit 13
period 2005-12-31
HENRY JOHN W & CO/MILLBURN L P
filed 2006-03-31
CIK 853456

Exhibit 13.01

JOHN W. HENRY & CO./

MILLBURN L.P .

(A Delaware Limited Partnership)

Financial Statements for the years ended

December 31, 2005, 2004 and 2003

and Report of Independent Registered

Public Accounting Firm

JOHN W. HENRY & CO./MILLBURN L. P.

(A Delaware Limited Partnership)

TABLE OF CONTENTS

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS:

Statements of Financial Condition as of December 31, 2005 and 2004	2

Statements of Operations for the years ended December 31, 2005, 2004, and 2003	3

Statements of Changes in Partners’ Capital for the years ended December 31, 2005, 2004 and 2003	4

Financial Data Highlights for the year ended December 31, 2005	5

Notes to Financial Statements	6-8

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of

   John W. Henry & Co./Millburn L.P.:

We have audited the accompanying statements of financial condition of John W. Henry & Co./Millburn L.P. (the “Partnership”) as of December 31, 2005 and 2004, and the related statements of operations and changes in partners’ capital for each of the three years in the period ended December 31, 2005 and the financial data highlights for the year ended December 31, 2005. These financial statements and financial data highlights are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements and financial data highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial data highlights are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements and financial data highlights present fairly, in all material respects, the financial position of John W. Henry & Co./Millburn L.P. as of December 31, 2005 and 2004, and the results of its operations, changes in its partners’ capital and the financial data highlights for each of the periods presented in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

New York, New York

March 30, 2006

JOHN W. HENRY & CO./MILLBURN L.P.

(A Delaware Limited Partnership)

STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2005 AND 2004

	2005	2004
ASSETS:

Investments in Trading LLCs	$22,731,551	$27,635,033
Redemption Receivable from Trading LLCs	282,573	601,536

TOTAL ASSETS	$23,014,124	$28,236,569

LIABILITIES AND PARTNERS’ CAPITAL

LIABILITIES:

Administrative fees payable	$12,250	$50,000
Redemptions payable	270,323	551,536

Total liabilities	282,573	601,536

PARTNERS’ CAPITAL:

General Partner:
(189 and 209 Series A Units outstanding)	67,612	80,720
(425 and 478 Series B Units outstanding)	123,385	149,823
(296 and 339 Series C Units outstanding)	66,981	82,822
Limited Partners:
(16,224 and 18,554 Series A Units outstanding)	5,803,895	7,165,985
(36,815 and 41,696 Series B Units outstanding)	10,688,039	13,069,071
(26,433 and 29,006 Series C Units outstanding)	5,981,639	7,086,612

Total partners’ capital	22,731,551	27,635,033

TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$23,014,124	$28,236,569

NET ASSET VALUE PER UNIT:

Series A	$357.74	$386.22
Series B	$290.32	$313.44
Series C	$226.29	$244.32

See notes to financial statements.

JOHN W. HENRY & CO./MILLBURN L.P.

(A Delaware Limited Partnership)

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

	2005	2004	2003
TRADING PROFITS (LOSSES):
Trading profit (loss):
Realized	$496,604	$1,696,804	$7,494,259
Change in unrealized	(1,111,030)	(281,869)	(624,127)

Total trading profits (losses)	(614,426)	1,414,935	6,870,132

INVESTMENT INCOME:
Interest	738,940	367,819	339,103

EXPENSES:

Brokerage commissions	2,019,957	2,309,432	2,823,906
Profit Shares	—	131,611	710,980
Administrative fees	206,410	537,182	101,873

Total expenses	2,226,367	2,978,225	3,636,759

NET INVESTMENT LOSS	(1,487,427)	(2,610,406)	(3,297,656)

NET INCOME (LOSS)	$(2,101,853)	$(1,195,471)	$3,572,476

NET INCOME(LOSS) PER UNIT:
Weighted average number of General Partner and Limited Partner Units outstanding
Series A	17,825	19,410	21,574
Series B	40,315	43,912	48,521
Series C	27,966	32,213	34,916

Net income (loss) per weighted average General Partner and Limited Partner Unit by series
Series A	$(30.00)	$(14.81)	$43.49
Series B	$(24.96)	$(12.93)	$34.51
Series C	$(20.06)	$(10.56)	$27.49

Substantially all items of income and expense are derived from the investments in Trading LLCs. See notes to financial statements.

JOHN W. HENRY & CO./MILLBURN L.P.

(A Delaware Limited Partnership)

STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

	Series	Series	Series	General Partner			Limited Partners
	A	B	C	Series	Series	Series	Series	Series	Series
	Units	Units	Units	A	B	C	A	B	C	Total

PARTNERS’ CAPITAL, DECEMBER 31, 2002	22,607	49,697	36,756	$82,826	$148,873	$85,813	$8,023,008	$14,329,638	$8,258,617	$30,928,775

Net income	—	—	—	9,662	16,640	10,020	928,545	1,657,813	949,796	3,572,476

Redemptions	(2,159)	(2,653)	(3,290)	(8,809)	(10,001)	(9,887)	(848,231)	(837,800)	(809,685)	(2,524,413)

PARTNERS’ CAPITAL, DECEMBER 31, 2003	20,448	47,044	33,466	83,679	155,512	85,946	8,103,322	15,149,651	8,398,728	31,976,838

Net loss	—	—	—	(2,959)	(5,689)	(3,124)	(284,577)	(561,943)	(337,179)	(1,195,471)

Redemptions	(1,685)	(4,870)	(4,121)	—	—	—	(652,760)	(1,518,637)	(974,937)	(3,146,334)

PARTNERS’ CAPITAL, DECEMBER 31, 2004	18,763	42,174	29,345	80,720	149,823	82,822	7,165,985	13,069,071	7,086,612	27,635,033

Net loss	—	—	—	(6,146)	(11,466)	(6,372)	(528,534)	(994,691)	(554,644)	(2,101,853)

Redemptions	(2,350)	(4,934)	(2,616)	(6,962)	(14,972)	(9,469)	(833,556)	(1,386,341)	(550,329)	(2,801,629)

PARTNERS’ CAPITAL, DECEMBER 31, 2005	16,413	37,240	26,729	$67,612	$123,385	$66,981	$5,803,895	$10,688,039	$5,981,639	$22,731,551

See notes to financial statements.

JOHN W. HENRY & CO./MILLBURN L.P.

(A Delaware Limited Partnership)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2005

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Series A	Series B	Series C

Per Unit Operating Performance:

Net asset value, beginning of year	$386.22	$313.44	$244.32

Realized trading profit	10.19	8.27	6.43
Change in unrealized	(16.92)	(13.73)	(10.70)
Interest income	10.89	8.83	6.89
Expenses	(32.64)	(26.49)	(20.65)

Net asset value, end of year	$357.74	$290.32	$226.29

Total Return:

Total return	-7.38%	-7.38%	-7.38%

Ratios to Average Net Assets:

Expenses	9.41%	9.41%	9.38%

Net investment loss	-6.29%	-6.29%	-6.27%

See notes to financial statements.

JOHN W. HENRY & CO./MILLBURN L.P.

(A Delaware Limited Partnership)

NOTES TO FINANCIAL STATEMENTS

1.               SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

John W. Henry & Co./Millburn L.P. (the “Partnership”) was organized under the Delaware Revised Uniform Limited Partnership Act on August 29, 1989. The Partnership’s initial offering of Units of limited partnership interest (“Series A Units”) commenced trading activities on January 5, 1990. A second offering of Units of limited partnership interest (“Series B Units”) commenced trading activities with respect to the Series B Units on January 28, 1991. A third offering of Units of limited partnership interest (“Series C Units”) commenced trading activities on January 2, 1992. (Series A, B and C units are, hereinafter, collectively referred to as “Units.”)  The Partnership engages, through investments in limited liability companies (see below), in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities. Merrill Lynch Alternative Investments LLC (“MLAI”), a wholly-owned subsidiary of Merrill Lynch Investment Managers L.P. (“MLIM”) which in turn, is an indirect wholly-owned subsidiary of Merrill Lynch & Co., Inc. (“Merrill Lynch”), is the general partner of the Partnership. Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), a wholly-owned subsidiary of Merrill Lynch, is the Partnership’s commodity broker. MLAI has agreed to maintain a general partner’s interest of at least 1% of total capital of each Series of Units. MLAI and each Limited Partner share in the profits and losses of such Series in proportion to their respective interests in it.

John W. Henry & Company, Inc. and Millburn Ridgefield Corporation (each an “Advisor”, together, “Advisors”) have been the Partnership’s only trading advisors since inception. Each Advisor was allocated 50% of the total assets of each Series as of the date such Series began trading. Subsequently, these allocations have varied over time. MLAI may, in its discretion, reallocate assets between the Advisors as of any month-end. The Partnership has placed all of its assets under the management of the Advisors through investing in private limited liability companies, ML JWH Financials and Metals Portfolio LLC (“JWH LLC”) and ML Millburn Global LLC (“Millburn LLC”), together (“Trading LLCs”), as described in Note 2. Certain of the following notes to financial statements are directly related to Partnership assets managed by the Advisors in the Trading LLCs. The Advisors also hold investments in the Partnership as limited partners with combined ownership as of December 31, 2005.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

See Note 2 for discussion of revenue recognition for the Partnership’s investments in Trading LLCs.

Operating Expenses

MLAI pays all routine operating expenses excluding the State of New Jersey filing fee (which is borne by the Partnership) but including legal, accounting, printing, postage and similar administrative expenses. MLAI receives an administrative fee as well as a portion of the brokerage commissions paid to MLPF&S by the Partnership (see Note 3).

Income Taxes

No provision for income taxes has been made in the accompanying financial statements as each Partner is individually responsible for such Partner’s respective share of the income and expenses of the Series in which such Partner is invested as reported for income tax purposes.

Redemptions

A Limited Partner may redeem some or all of such Partner’s Units at Net Asset Value as of the close of business on the last business day of any month upon ten calendar days’ notice.

Dissolution of the Partnership

The Partnership will terminate on December 31, 2016 or at an earlier date if certain conditions occur, as well as under certain other circumstances as set forth in the Limited Partnership Agreement.

Indemnifications

In the normal course of business, the Partnership enters into contracts and agreements that contain a variety of representations and warranties and which provide general indemnifications. The Partnership’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Partnership that have not yet occurred. The Partnership expects the risk of any future obligation under these indemnifications to be remote.

2.               INVESTMENTS IN TRADING LLCs

The Partnership places all of its assets in the Trading LLCs. The financial statements of the Trading LLCs are bound together with this report and should be read in conjunction with the Partnership’s financial statements.

The investments in the Trading LLCs are reflected in the financial statements at fair value based upon the Partnership’s interest in the Trading LLCs. Fair value of the investments in the Trading LLCs as an investor is equal to the market value of the net assets of the Trading LLCs allocable to the Partnership as an investor.

At December 31, 2005 and 2004, the Partnership had investments in JWH LLC and Millburn LLC as follows:

	2005	2004

JWH LLC	$11,365,776	$13,817,517
Millburn LLC	11,365,775	13,817,516
Total	$22,731,551	$27,635,033

3.               RELATED PARTY TRANSACTIONS

The Partnership’s U.S. dollar assets invested through the Trading LLCs are maintained at MLPF&S. On assets held in U.S. dollars, Merrill Lynch credits the Trading LLCs with interest at the prevailing 91-day U.S. Treasury bill rate. The Trading LLCs are credited with interest on any of its assets and net gains actually held by MLPF&S in non-U.S. dollar currencies at a prevailing local rate received by Merrill Lynch. Merrill Lynch may derive certain economic benefit, in excess of the interest, which Merrill Lynch pays to the Trading LLCs, from possession of such assets.

Merrill Lynch charges the Trading LLCs Merrill Lynch’s cost of financing realized and unrealized losses on the Trading LLC’s non-U.S. dollar-denominated positions. Such amounts are netted against interest income due to the insignificance of such amounts.

The Partnership pays brokerage commissions to MLPF&S through the Trading LLCs at a flat monthly rate of .708 of 1% (an 8.50% annual rate) of the Partnership’s month-end trading assets. The Partnership also pays MLAI a monthly administrative fee through the Trading LLCs of .021 of 1% (a 0.25% annual rate) of the Partnership’s month-end trading assets. Month-end trading assets are not reduced for purposes of calculating brokerage commissions and administrative fees by any accrued brokerage commissions, administrative fees, Profit Shares or other fees or charges.

MLPF&S pays the Advisors annual consulting fees of 2% of the average month-end assets allocated to them for management after a reduction for a portion of brokerage commissions.

4.               ADVISORY AGREEMENTS

The Trading LLCs entered into Advisory Agreements with the Advisors, which are in effect for successive one year terms.

Profit Shares of 20% of any New Trading Profit, as defined, either as of the end of each calendar quarter or year, are paid to each Advisor based on the performance of the Partnership account managed by such Advisor, irrespective of the overall performance of the Partnership. Profit Shares are also paid out in respect of Units redeemed as of the end of interim months, to the extent the applicable percentage of any New Trading Profits attributable to such Units.

5.               WEIGHTED AVERAGE UNITS

The weighted average number of Units of each series outstanding is computed for purposes of computing net income per weighted average Unit. The weighted average number of Units of each series outstanding for the years ended December 31, 2005, 2004 and 2003 equals the Units of such series outstanding as of such date, adjusted proportionately for Units redeemed based on the respective length of time each was outstanding during the year.

6.               FAIR VALUE AND OFF-BALANCE SHEET RISK

The Partnership invests indirectly in derivative instruments by investing in the Trading LLCs, but does not itself hold any derivative instrument positions. The nature of this Partnership has certain risks, which cannot all be presented on the financial statements.

Market Risk

Derivative instruments involve varying degrees of off-balance sheet market risk. Changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the financial instruments or commodities underlying such derivative instruments frequently result in changes in the net unrealized profit (loss) as reflected in the respective Statements of Financial Condition of the Trading LLCs. The Partnership’s exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by the Partnership, through the Trading LLCs, as well as the volatility and liquidity of such markets in which such derivative instruments are traded.

*     *     *     *     *     *     *     *     *    *

To the best of the knowledge and belief of the
undersigned, the information contained in this
report is accurate and complete.

Michael Pungello

Chief Financial Officer

Merrill Lynch Alternative Investments LLC

General Partner of

John W. Henry & Co./Millburn L.P.