Form 10-K, Exhibit 13
period 2005-12-31
HENRY JOHN W & CO/MILLBURN L P
filed 2006-03-31
CIK 853456

Exhibit 13.01(a)

ML MILLBURN GLOBAL L.L.C.
(A Delaware Limited Liability Company)

Financial Statements for the years ended
December 31, 2005 and 2004 and Independent
Auditors’ Report

ML MILLBURN GLOBAL L.L.C.

(A Delaware Limited Liability Company)

TABLE OF CONTENTS

Page

INDEPENDENT AUDITORS’ REPORT	1

FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004:

Statements of Financial Condition	2

Statements of Operations	3

Statements of Changes in Member’s Capital	4

Notes to Financial Statements	5-10

INDEPENDENT AUDITORS’ REPORT

To the Member of

   ML Millburn Global L.L.C.:

We have audited the accompanying statements of financial condition of ML Millburn Global L.L.C. (the “Company”) as of December 31, 2005 and 2004, and the related statements of operations and changes in member’s capital for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of ML Millburn Global L.L.C. as of December 31, 2005 and 2004, and the results of its operations and changes in its member’s capital for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

New York, New York

March 30, 2006

ML MILLBURN GLOBAL L.L.C.

(A Delaware Limited Liability Company)

STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2005 AND 2004

	2005	2004
ASSETS:
Equity in commodity futures trading accounts:
Cash	$11,425,020	$12,848,919
Net unrealized profit (loss) on open contracts	(126,382)	278,141
Due from Member	114,376	773,769
Accrued interest	35,386	22,899

TOTAL ASSETS	$11,448,400	$13,923,728

LIABILITIES AND MEMBER’S CAPITAL

LIABILITIES:
Brokerage commissions payable	$80,264	$103,475
Administrative fees payable	2,361	2,737

Total liabilities	82,625	106,212

MEMBER’S CAPITAL:
Voting Member	11,365,775	13,817,516

Total Member’s capital	11,365,775	13,817,516

TOTAL LIABILITIES AND MEMBER’S CAPITAL	$11,448,400	$13,923,728

See notes to financial statements.

ML MILLBURN GLOBAL L.L.C.

(A Delaware Limited Liability Company)

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

	2005	2004
TRADING PROFITS (LOSSES):

Realized	$1,522,114	$321,008
Change in unrealized	(404,538)	(627,730)

Total trading profits (losses):	1,117,576	(306,722)

INVESTMENT INCOME:

Interest	379,617	180,133

EXPENSES:

Brokerage commissions	1,026,563	1,137,319
Profit Shares	—	5,427
Administrative fees	30,193	33,451

Total expenses	1,056,756	1,176,197

NET INVESTMENT LOSS	(677,139)	(996,064)

NET INCOME(LOSS)	$440,437	$(1,302,786)

See notes to financial statements.

ML MILLBURN GLOBAL L.L.C.

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBER’S CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

Voting Member

MEMBER’S CAPITAL, DECEMBER 31, 2003	$15,988,419

Net loss	(1,302,786)

Withdrawals	(1,770,347)

Additions	902,230

MEMBER’S CAPITAL, DECEMBER 31, 2004	13,817,516

Net Income	440,437

Withdrawals	(2,892,178)

MEMBER’S CAPITAL, DECEMBER 31, 2005	$11,365,775

See notes to financial statements.

ML MILLBURN GLOBAL L.L.C.

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

1.               SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

ML Millburn Global L.L.C. (the “Company”) was organized under the Delaware Limited Liability Company Act on November 22, 1996 and commenced trading activities on December 2, 1996. The Company engages in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities. Millburn Ridgefield Corporation (“Millburn”) is the trading advisor to the Company. Merrill Lynch Alternative Investments LLC (“MLAI”), a wholly-owned subsidiary of Merrill Lynch Investment Managers L.P. (“MLIM”) which in turn, is an indirect wholly-owned subsidiary of Merrill Lynch & Co., Inc. (“Merrill Lynch”), has been delegated administrative authority of the Company. Merrill Lynch, Pierce Fenner & Smith Incorporated (“MLPF&S”), a wholly-owned subsidiary of Merrill Lynch, is the Company’s commodity broker.

The Company has authorized two classes of Membership Interests: Non-Voting Interests and Voting Interests (collectively, “Interests”). These two classes of Interests have common economic interests in the Company. The Non-Voting Interests, which may only be held by non-United States investment funds sponsored by MLAI, would not participate in the management of the Company, or engage, directly or indirectly in, participate in or control any portion of the business activities or affairs of the Company. Currently, there are no Non-Voting Members. Management of the Company is vested solely in the Voting Interests, which may only be held by United States limited partnerships. Currently, there is only one Voting Member of the Company (the “Member”). The Member controls all business activities and affairs of the Company, subject to the trading authority vested in and delegated to Millburn and the administrative authority vested in and delegated to MLAI. The Member is a “commodity pool” sponsored and managed by MLAI.

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

Revenue Recognition

Commodity futures, options on futures and forward contract transactions are recorded on the trade date, and open contracts are reflected in Net unrealized profit (loss) on open contracts in the Statements of Financial Condition as the difference between the original contract value and the market value (for those commodity interests for which market quotations are readily available) or at fair value. The change in net unrealized profit (loss) on open contracts from one period to the next is reflected in Change in unrealized in the Statements of Operations.

Foreign Currency Transactions

The Company’s functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the dates of the Statements of Financial Condition. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in Realized in the Statement of Operations.

Cash at Broker

A portion of the assets maintained at MLPF&S is restricted cash required to meet maintenance margin requirements. Typically margin requirements range from 1 to 10% of the face value of the derivatives traded.

Due to / Due from Member

The Member reallocates its assets for trading between the Company and another similar company. This reallocation generally occurs on a quarterly basis and is recorded as Due to / Due from Member until the cash is received.

Operating Expenses

MLAI pays for all operating costs (including all legal, accounting, printing, postage and similar administrative expenses) of the Company.

Income Taxes

No provision for income taxes has been made in the accompanying financial statements as the Member is individually responsible for reporting income or loss based on such Member’s respective share of the Company’s income and expenses as reported for income tax purposes.

Distributions

The Company has made no distributions for the years ended December 31, 2005 or 2004.

Withdrawals

The Member may withdraw some or all of its capital at Net Asset Value as of the close of business on any business day. There are no withdrawal fees or charges.

Dissolution

The Company will terminate on December 31, 2046 or at an earlier date if certain conditions occur, as well as under certain other circumstances as set forth in the Organization Agreement.

Indemnifications

In the normal course of business, the Company enters into contracts and agreements that contain a variety of representations and warranties and which provide general indemnifications. The Company’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Company that have not yet occurred. The Company expects the risk of any future obligation under these indemnifications to be remote.

2.               CONDENSED SCHEDULES OF INVESTMENTS

The Company’s investments, defined as Net unrealized profit (loss) on open contracts on the Statements of Financial Condition, as of December 31, 2005 and 2004 are as follows:

2005

	Long Positions			Short Positions
							Net Unrealized
Commodity	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss) on	Percent of
Industry Sector	Contracts	Profit (Loss)	Net Assets	Contracts	Profit (Loss)	Net Assets	Open Positions	Net Assets	Maturity Dates

Currencies	1,237,592	$(154,261)	-1.36%	(2,425,468)	$(232,518)	-2.05%	$(386,779)	-3.41%	March 06
Interest rates	73	25,459	0.22%	(277)	43,861	0.39%	69,320	0.61%	March 06 - September 06
Metals	71	124,302	1.09%	(5)	3,820	0.03%	128,122	1.12%	February 06 - October 06
Stock indices	189	62,955	0.55%	—	—	0.00%	62,955	0.55%	January 06 - March 06

Total		$58,455	0.50%		$(184,837)	-1.63%	$(126,382)	-1.13%

2004

	Long Positions			Short Positions
							Net Unrealized
Commodity	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss on)	Percent of
Industry Sector	Contracts	Profit (Loss)	Net Assets	Contracts	Profit (Loss)	Net Assets	Open Positions	Net Assets	Maturity Dates

Currencies	5,631,733	$611,652	4.43%	(2,670,197)	$(457,560)	-3.31%	$154,092	1.12%	March 05
Interest rates	201	(4,731)	-0.03%	(147)	3,971	0.03%	(760)	0.00%	March 05 - December 05
Metals	66	1,410	0.00%	(6)	6,128	0.04%	7,538	0.04%	February 05 - December 05
Stock indices	172	117,271	0.85%	—	—	0.00%	117,271	0.85%	January 05 - March 05

Total		$725,602	5.25%		$(447,461)	-3.24%	$278,141	2.01%

No individual contract’s unrealized gain or loss comprised greater than 5% of the Member’s Capital as of December 31, 2005 or 2004.

3.               FINANCIAL DATA HIGHLIGHTS

The following ratios have been derived from information provided in the financial statements for the year ended December 31, 2005.

Total Return:

Total return	4.84%

Ratios to Average Member’s Capital:

Expenses	8.87%

Net investment loss	-5.69%

4.               RELATED PARTY TRANSACTIONS

The Company’s U.S. dollar assets are maintained at MLPF&S. On assets held in U.S. dollars, Merrill Lynch credits the Company with interest at the prevailing 91-day U.S. Treasury bill rate. The Company is credited with interest on any of its assets and net gains actually held by MLPF&S in non-U.S. dollar currencies at a prevailing local rate received by Merrill Lynch. Merrill Lynch may derive certain economic benefit, in excess of the interest that Merrill Lynch pays to the Company, from possession of such assets.

Merrill Lynch charges the Company Merrill Lynch’s cost of financing realized and unrealized losses on the Company’s non-U.S. dollar-denominated positions. Such amounts are netted against interest income due to the insignificance of such amounts.

Following the allocation of the Company’s trading profit (loss) and interest income to the Member’s capital account, MLAI calculates the brokerage commissions, administrative fees, Profit Shares and other expenses due from the Company to third parties. Such commissions, fees and expenses are specifically calculated for the Member as of the end of each accounting period and deducted from the Member’s capital account and paid out by the Company. The Company currently pays brokerage commissions to MLPF&S at flat monthly rate of .708 of 1% (a 8.50% annual rate) of the Member’s month-end trading assets, reflecting the fee arrangement between the Member and MLPF&S.

The Company pays MLPF&S a monthly administrative fee of .021 of 1% (a .25% annual rate) of the Member’s month-end trading assets. Month-end trading assets are not reduced for purposes of calculating brokerage commissions and administrative fees by any accrued brokerage commissions, administrative fees, Profit Shares or other fees or charges.

MLPF&S pays Millburn an annual consulting fee of 2% of the Company’s average month-end trading assets, after reduction for a portion of brokerage commissions.

5.               ADVISORY AGREEMENT

The Advisory Agreement between the Company and Millburn has remained essentially unchanged since the inception of the Company. This Agreement is in effect for successive one-year terms, but, in fact, given the single advisor structure of the Company, the Company would terminate were Millburn to withdraw. Millburn determines the commodity futures, options on futures and forward contract trades to be made on behalf of the Company, subject to certain rights reserved by MLAI.

The Company pays to Millburn an annual Profit Share equal to 20% of any New Trading Profit, as defined, attributable to the Member’s respective capital accounts. Profit Shares are calculated separately in respect of the Member’s respective capital accounts. Profit Shares are also paid to Millburn upon the withdrawal of capital from the Company by the Member.

6.               FAIR VALUE AND OFF-BALANCE SHEET RISK

The nature of this Company has certain risks, which cannot all be presented on the financial statements. The following summarizes some of those risks.

Market Risk

Derivative instruments involve varying degrees of off-balance sheet market risk, and changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the underlying financial instruments or commodities underlying such derivative instruments frequently result in changes in the Company’s net unrealized profit on such derivative instruments as reflected in the Statements of Financial Condition. The Company’s exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by the Company as well as the volatility and liquidity in the markets in which such derivative instruments are traded.

MLAI has procedures in place intended to control market risk exposure, although there can be no assurance that they will, in fact, succeed in doing so. These procedures focus primarily on monitoring the trading of Millburn, calculating the Member’s capital account as of the close of business each day and reviewing outstanding positions for over-concentrations. While MLAI does not itself intervene in the markets to hedge or diversify the Company’s market exposure, MLAI may consult with Millburn concerning the possibility of Millburn reducing trading leverage or market concentrations. However, such interventions are unusual. Except in cases in which it appears that Millburn has begun to deviate from past practice and trading policies or to be trading erratically, MLAI’s basic risk control procedures consist simply of the ongoing process of advisor monitoring with the market risk controls being applied by Millburn.

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

The credit risk associated with these instruments from counterparty nonperformance is the net unrealized profit, if any, included in the Statements of Financial Condition.    The Company attempts to mitigate this risk by dealing exclusively with Merrill Lynch entities as clearing brokers.

The Company, in its normal course of business, enters into various contracts, with MLPF&S acting as its commodity broker. Pursuant to the brokerage agreement with MLPF&S (which includes a netting arrangement), to the extent that such trading results in receivables from and payables to MLPF&S, these receivables and payables are offset and reported as a net receivable or payable and included in Net unrealized profit (loss) on open contracts on the Statements of Financial Condition.

*     *     *     *     *     *     *     *     *     *

To the best of the knowledge and belief of the
 undersigned, the information contained in this
report is accurate and complete.

Michael Pungello

Chief Financial Officer

Merrill Lynch Alternative Investments LLC

Commodity Pool Operator of

ML Millburn Global L.L.C.

ML JWH FINANCIAL AND
METALS PORTFOLIO L.L.C.
(A Delaware Limited Liability Company)

Financial Statements for the years ended
December 31, 2005 and 2004 and Independent
Auditors’ Report

ML JWH FINANCIAL AND METALS PORTFOLIO L.L.C.

(A Delaware Limited Liability Company)

TABLE OF CONTENTS

Page

INDEPENDENT AUDITORS’ REPORT	1

FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004:

Statements of Financial Condition	2

Statements of Operations	3

Statements of Changes in Member’s Capital	4

Notes to Financial Statements	5-10

INDEPENDENT AUDITORS’ REPORT

To the Member of

   ML JWH Financial and Metals Portfolio L.L.C.:

We have audited the accompanying statements of financial condition of ML JWH Financial and Metals Portfolio L.L.C. (the “Company”) as of December 31, 2005 and 2004, and the related statements of operations and changes in member’s capital for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accouitng Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of ML JWH Financial and Metals Portfolio L.L.C. as of December 31, 2005 and 2004, and the results of its operations and changes in its member’s capital for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

New York, New York

March 30, 2006

ML JWH FINANCIAL AND METALS PORTFOLIO L.L.C.

(A Delaware Limited Liability Company)

STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2005 AND 2004

	2005	2004
ASSETS:
Equity in commodity futures trading accounts:
Cash	$11,284,244	$14,132,131
Net unrealized profit on open contracts	551,157	1,257,649
Accrued interest	36,347	25,078

TOTAL ASSETS	$11,871,748	$15,414,858

LIABILITIES AND MEMBER'S CAPITAL

LIABILITIES:
Brokerage commissions payable	$106,554	$98,699
Administrative fees payable	2,469	3,209
Profit Shares payable	—	97,526
Due to Member	396,949	1,397,907

Total liabilities	505,972	1,597,341

MEMBER'S CAPITAL:
Voting Member	11,365,776	13,817,517

Total Member's capital	11,365,776	13,817,517

TOTAL LIABILITIES AND MEMBER'S CAPITAL	$11,871,748	$15,414,858

See notes to financial statements.

ML JWH FINANCIAL AND METALS PORTFOLIO L.L.C.

(A Delaware Limited Liability Company)

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

	2005	2004
TRADING PROFITS (LOSSES):
Realized	$(1,025,511)	$1,375,796
Change in unrealized	(706,491)	345,861

Total trading profits (losses)	(1,732,002)	1,721,657

INVESTMENT INCOME:
Interest income	359,324	187,686

EXPENSES:
Brokerage commissions	993,394	1,172,113
Profit Shares	—	126,184
Administrative fees	29,217	34,474

Total expenses	1,022,611	1,332,771

NET INVESTMENT LOSS	(663,287)	(1,145,085)

NET INCOME (LOSS)	$(2,395,289)	$576,572

See notes to financial statements.

3

ML JWH FINANCIAL AND METALS PORTFOLIO L.L.C.

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBER’S CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

Voting Member

MEMBER'S CAPITAL, DECEMBER 31, 2003	$15,988,420

Net income	576,572

Withdrawals	(2,747,475)

MEMBER'S CAPITAL, DECEMBER 31, 2004	13,817,517

Net loss	(2,395,289)

Withdrawals	(56,452)

MEMBER'S CAPITAL, DECEMBER 31, 2005	$11,365,776

See notes to financial statements.

ML JWH FINANCIAL AND METALS PORTFOLIO L.L.C.

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

1.               SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

ML JWH Financial and Metals Portfolio L.L.C. (the “Company”) was organized under the Delaware Limited Liability Company Act on September 19, 1996 and commenced trading activities on October 1, 1996. The Company engages in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities. John W. Henry & Company, Inc. (“JWH®”) is the trading advisor to the Company. Merrill Lynch Alternative Investments LLC (“MLAI”), a wholly-owned subsidiary of Merrill Lynch Investment Managers LP (“MLIM”) which in turn, is an indirect wholly-owned subsidiary of Merrill Lynch & Co., Inc. (“Merrill Lynch”) has been delegated administrative authority of the Company. Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), a wholly-owned subsidiary of Merrill Lynch, is the Company’s commodity broker.

The Company has authorized two classes of Membership Interests: Non-Voting Interests and Voting Interests (collectively, “Interests”). These two classes of Interests have common economic interests in the Company, but the Non-Voting Interests, which may only be held by non-United States investment funds sponsored by MLAI, would not participate in the management of the Company, or engage in, directly or indirectly, participate in or control any portion of the business activities or affairs of the Company. Currently, there are no Non-Voting Members. Management of the Company is vested solely in the Voting Interests, which may only be held by United States limited partnerships. Currently, there is only one Voting Member of the Company (the “Member”). The Member controls all business activities and affairs of the Company subject to the trading authority vested in and delegated to JWH® and the administrative authority vested in and delegated to MLAI. The Member is a “commodity pool” sponsored and managed by MLAI.

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

Revenue Recognition

Commodity futures, options on futures and forward contract transactions are recorded on the trade date and open contracts are reflected in Net unrealized profit (loss) on open contracts in the Statements of Financial Condition as the difference between the original contract value and the market value (for those commodity interests for which market quotations are readily available) or at fair value. The change in unrealized profit on open contracts from one period to the next is reflected in Change in unrealized in the Statements of Operations.

Foreign Currency Transactions

The Company’s functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the dates of the Statements of Financial Condition. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in Realized in the Statements of Operations.

Cash at Broker

A portion of the assets maintained at MLPF&S is restricted cash required to meet maintenance margin requirements. Typically margin requirements range from 1 to 10% of the face value of the derivatives traded.

Due to / Due from Member

The Member reallocates its assets for trading between the Company and another similar company. This reallocation generally occurs on a quarterly basis and is recorded as Due to / Due from Member until the cash is received. The redemption payable to the Member is also included in this account.

Operating Expenses

MLAI pays for all operating costs (including all legal, accounting, printing, postage and similar administrative expenses) of the Company.

Income Taxes

No provision for income taxes has been made in the accompanying financial statements as the Member is individually responsible for reporting income or loss based on such Member’s respective share of the Company’s income and expenses as reported for income tax purposes.

Distributions

The Company has made no distributions for the years ended December 31, 2005 or 2004.

Withdrawals

The Member may withdraw some or all of its capital at the Net Asset Value as of the close of business on any business day. There are no withdrawal fees or charges.

Dissolution

The Company will terminate on September 30, 2046 or at an earlier date if certain conditions occur, as well as under certain other circumstances as set forth in the Organization Agreement.

Indemnifications

In the normal course of business, the Company enters into contracts and agreements that contain a variety of representations and warranties and which provide general indemnifications. The Company’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Company that have not yet occurred. The Company expects the risk of any future obligation under these indemnifications to be remote.

2.               CONDENSED SCHEDULES OF INVESTMENTS

The Company’s investments, defined as Net unrealized profit (loss) on open contracts on the Statements of Financial Condition, as of December 31, 2005 and 2004 are as follows:

2005

	Long Positions			Short Positions
							Net Unrealized
Commodity	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss) on	Percent of
Industry Sector	Contracts	Profit (Loss)	Net Assets	Contracts	Profit (Loss)	Net Assets	Open Positions	Net Assets	Maturity Dates

Currencies	8,816	$(159,227)	-1.40%	1,134,542	$246,128	2.17%	$86,901	0.77%	March 06
Interest rates	—	—	—	(348)	(53,720)	-0.47%	(53,720)	-0.47%	March 06 - December 06
Metals	91	455,466	4.01%	(34)	(60,844)	-0.54%	394,622	3.47%	January 06 - February 06
Stock indices	181	123,354	1.09%	—	—	—	123,354	1.09%	March 06

Total		$419,593	3.70%		$131,564	1.16%	$551,157	4.86%

2004

	Long Positions			Short Positions
							Net Unrealized
Commodity	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss) on	Percent of
Industry Sector	Contracts	Profit (Loss)	Net Assets	Contracts	Profit (Loss)	Net Assets	Open Positions	Net Assets	Maturity Dates

Currencies	1,981,921	$1,365,771	9.88%	(817,690)	$(222,105)	-1.61%	$1,143,666	8.27%	March 05
Interest rates	774	(68,051)	-0.49%	(144)	(25,200)	-0.18%	(93,251)	-0.67%	March 05 - December 05
Metals	99	205,656	1.49%	(10)	(72,350)	-0.52%	133,306	0.97%	January 05 - February 05
Stock indices	189	73,928	0.53%	—	—	—	73,928	0.53%	March 05

Total		$1,577,304	11.41%		$(319,655)	-2.31%	$1,257,649	9.10%

No individual contract’s unrealized gain or loss comprised greater than 5% of the Member Capital as of December 31, 2005 or 2004.

3.               FINANCIAL DATA HIGHLIGHTS

The following ratios have been derived from information provided in the financial statements for the year ended December 31, 2005.

Total return:

Total return	-19.25%

Ratios to Average Member's Capital:

Expenses	8.69%

Net investment loss	-5.64%

4.               RELATED PARTY TRANSACTIONS

The Company’s U.S. dollar assets are maintained at MLPF&S. On assets held in U.S. dollars, Merrill Lynch credits the Company with interest at the prevailing 91-day U.S. Treasury bill rate. The Company is credited with interest on any of its assets and net gains actually held by MLPF&S in non-U.S. dollar currencies at a prevailing local rate received by Merrill Lynch. Merrill Lynch may derive certain economic benefit, in excess of the interest that Merrill Lynch pays to the Company, from possession of such assets.

Merrill Lynch charges the Company Merrill Lynch’s cost of financing realized and unrealized losses on the Company’s non-U.S. dollar-denominated positions. Such amounts are netted against interest income due to the insignificance of such amounts.

Following the allocation of the Company’s trading profit (loss) and interest income among the Member’s respective capital accounts, MLAI calculates the brokerage commissions, Profit Shares, administrative fees and other expenses due from the Company to third parties. Such commissions, fees, Profit Shares and expenses are specifically calculated for the Member as of the end of each accounting period and deducted from a Member’s capital account and paid out by the Company. The Company currently pays brokerage commissions to MLPF&S at a flat monthly rate of ..708 of 1% (an 8.5% annual rate) of the Member’s month-end trading assets reflecting the fee arrangement between the Member and MLPF&S.

The Company pays MLPF&S a monthly administrative fee of .021 of 1% (a .25% annual rate) of the Member’s month-end trading assets. Month-end trading assets are not reduced for purposes of calculating brokerage commissions and administrative fees by any accrued brokerage commissions, administrative fees, Profit Shares or other fees or charges.

MLPF&S pays JWH® an annual consulting fee of 2% of the Company’s average month-end trading assets, after reduction for a portion of the brokerage commissions.

5.               ADVISORY AGREEMENT

The Advisory Agreement between the Company and JWH® is in effect for successive one-year terms, but, in fact, given the single advisor structure of the Company, the Company would terminate were JWH® to withdraw. JWH® determines the commodity futures, options on futures and forward contract trades to be made on behalf of the Company, subject to certain Company trading policies and to certain rights reserved by MLAI.

The Company pays to JWH® a quarterly Profit Share equal to 20% of any New Trading Profit, as defined, attributable to the Member’s respective capital accounts. Profit Shares are calculated separately in respect of the Member’s respective capital accounts. Profit Shares are determined as of the end of each calendar quarter and are also paid to JWH® upon the withdrawal of capital from the Company by the Member for whatever purpose, other than to pay expenses.

6.               FAIR VALUE AND OFF-BALANCE SHEET RISK

The nature of this Company has certain risks, which cannot all be presented on the financial statements. The following summarizes some of those risks.

Market Risk

Derivative instruments involve varying degrees of off-balance sheet market risk, and changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the underlying financial instruments or commodities underlying such derivative instruments frequently result in changes in the Company’s net unrealized profit on such derivative instruments as reflected in the Statements of Financial Condition. The Company’s exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by the Company as well as the volatility and liquidity in the markets in which such derivative instruments are traded.

MLAI has procedures in place intended to control market risk exposure, although there can be no assurance that they will, in fact, succeed in doing so. These procedures focus primarily on monitoring the trading of JWH®, calculating the Member’s capital account as of the close of business each day and reviewing outstanding positions for over-concentrations. While MLAI does not itself intervene in the markets to hedge or diversify the Company’s market exposure, MLAI may consult with JWH® concerning the possibility of JWH® reducing trading leverage or market concentrations. However, such interventions are unusual. Except in cases in which it appears that JWH® has begun to deviate from past practice and trading policies or to be trading erratically, MLAI’s basic risk control procedures consist simply of the ongoing process of advisor monitoring with the market risk controls being applied by JWH®.

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

The credit risk associated with these instruments from counterparty nonperformance is the net unrealized profit, if any, included in the Statements of Financial Condition.    The Company attempts to mitigate this risk by dealing exclusively with Merrill Lynch entities as clearing brokers.

The Company, in its normal course of business, enters into various contracts, with MLPF&S acting as its commodity broker. Pursuant to the brokerage agreement with MLPF&S (which includes a netting arrangement), to the extent that such trading results in receivables from and payables to MLPF&S, these receivables and payables are offset and reported as a net receivable or payable and included in the Net unrealized profit on open contracts on the Statements of Financial Condition.

*     *     *     *     *     *     *     *     *

To the best of the knowledge and belief of the
 undersigned, the information contained in this
report is accurate and complete.

Michael Pungello

Chief Financial Officer

Merrill Lynch Alternative Investments LLC

Commodity Pool Operator

ML JWH Financial and Metals Portfolio L.L.C.

