Form 10-K, Exhibit 13
period 2006-12-31
HENRY JOHN W & CO/MILLBURN L P
filed 2007-03-30
CIK 853456

Exhibit 13.01

JOHN W. HENRY & CO./

MILLBURN L.P .

(A Delaware Limited Partnership)

Financial Statements for the years ended
December 31, 2006, 2005 and 2004
and Report of Independent Registered
Public Accounting Firm

JOHN W. HENRY & CO./MILLBURN L. P.

(A Delaware Limited Partnership)

TABLE OF CONTENTS

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS:

Statements of Financial Condition as of December 31, 2006 and 2005	2

Statements of Operations for the years ended December 31, 2006, 2005, and 2004	3

Statements of Changes in Partners’ Capital for the years ended December 31, 2006, 2005 and 2004	4

Financial Data Highlights for the year ended December 31, 2006	5

Notes to Financial Statements	6-9

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of

  John W. Henry & Co./Millburn L.P.:

We have audited the accompanying statements of financial condition of John W. Henry & Co./Millburn L.P. (the “Partnership”) as of December 31, 2006 and 2005, and the related statements of operations and of changes in partners’ capital for each of the three years in the period ended December 31, 2006 and the financial data highlights for the year ended December 31, 2006.  These financial statements and financial data highlights are the responsibility of the Partnership’s management.  Our responsibility is to express an opinion on these financial statements and financial data highlights based on our audits.

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

In our opinion, the financial statements and financial data highlights referred to above present fairly, in all material respects, the financial position of John W. Henry & Co./Millburn L.P. as of December 31, 2006 and 2005, the results of its operations and of changes in its partners’ capital for each of the three years in the period ended December 31, 2006, and the financial data highlights for the year ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

New York, New York

March 27, 2007

JOHN W. HENRY & CO./MILLBURN L.P.

(A Delaware Limited Partnership)

STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2006 AND 2005

	December 31,	December 31,
	2006	2005
ASSETS:

Investments in Trading LLCs	$20,078,409	$22,731,551
Receivable from Trading LLCs	384,920	282,573

TOTAL ASSETS	$20,463,329	$23,014,124

LIABILITIES AND PARTNERS’ CAPITAL

LIABILITIES:

Filing fees payable	$11,250	$12,250
Redemptions payable	373,670	270,323

Total liabilities	384,920	282,573

PARTNERS’ CAPITAL:

General Partner:
(159 and 189 Series A Units outstanding)	55,828	67,612
(346 and 425 Series B Units outstanding)	98,575	123,385
(248 and 296 Series C Units outstanding)	55,081	66,981
Limited Partners:
(15,308 and 16,224 Series A Units outstanding)	5,374,754	5,803,895
(32,396 and 36,815 Series B Units outstanding)	9,229,259	10,688,039
(23,705 and 26,433 Series C Units outstanding)	5,264,912	5,981,639

Total partners’ capital	20,078,409	22,731,551

TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$20,463,329	$23,014,124

NET ASSET VALUE PER UNIT:

Series A	$351.11	$357.74
Series B	$284.89	$290.32
Series C	$222.10	$226.29

See notes to financial statements.

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

	2006	2005	2004
TRADING PROFIT (LOSS):
Trading profit (loss):
Realized	$586,600	$496,604	$1,696,804
Change in unrealized	227,608	(1,111,030)	(281,869)

Total trading profit (loss)	814,208	(614,426)	1,414,935

INVESTMENT INCOME:
Interest	1,066,585	738,940	367,819

EXPENSES:

Brokerage commissions	1,905,622	2,019,957	2,309,432
Profit Shares	148,563	—	131,611
Administrative and Filing fees	191,046	206,410	537,182

Total expenses	2,245,231	2,226,367	2,978,225

NET INVESTMENT LOSS	(1,178,646)	(1,487,427)	(2,610,406)

NET LOSS	$(364,438)	$(2,101,853)	$(1,195,471)

NET LOSS PER UNIT:
Weighted average number of General Partner and Limited Partner Units outstanding
Series A	15,928	17,825	19,410
Series B	35,673	40,315	43,912
Series C	25,838	27,966	32,213

Net loss per weighted average General Partner and Limited Partner Unit by series
Series A	$(5.93)	$(30.00)	$(14.81)
Series B	$(4.76)	$(24.96)	$(12.93)
Series C	$(3.87)	$(20.06)	$(10.56)

Substantially all items of income and expense are derived from the investments in Trading LLCs.

See notes to financial statements.

STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

	Series	Series	Series	General Partner			Limited Partners
	A	B	C	Series	Series	Series	Series	Series	Series
	Units	Units	Units	A	B	C	A	B	C	Total

PARTNERS’ CAPITAL, DECEMBER 31, 2003	20,448	47,044	33,466	$83,679	$155,512	$85,946	$8,103,322	$15,149,651	$8,398,728	$31,976,838

Net loss	—	—	—	(2,959)	(5,689)	(3,124)	(284,577)	(561,943)	(337,179)	(1,195,471)

Redemptions	(1,685)	(4,870)	(4,121)	—	—	—	(652,760)	(1,518,637)	(974,937)	(3,146,334)

PARTNERS’ CAPITAL, DECEMBER 31, 2004	18,763	42,174	29,345	80,720	149,823	82,822	7,165,985	13,069,071	7,086,612	27,635,033

Net loss	—	—	—	(6,146)	(11,466)	(6,372)	(528,534)	(994,691)	(554,644)	(2,101,853)

Redemptions	(2,350)	(4,934)	(2,616)	(6,962)	(14,972)	(9,469)	(833,556)	(1,386,341)	(550,329)	(2,801,629)

PARTNERS’ CAPITAL, DECEMBER 31, 2005	16,413	37,240	26,729	67,612	123,385	66,981	5,803,895	10,688,039	5,981,639	22,731,551

Net loss	—	—	—	(1,043)	(1,618)	(975)	(93,436)	(168,277)	(99,089)	(364,438)

Redemptions	(946)	(4,498)	(2,776)	(10,741)	(23,192)	(10,925)	(335,705)	(1,290,503)	(617,638)	(2,288,704)

PARTNERS’ CAPITAL, DECEMBER 31, 2006	15,467	32,742	23,953	$55,828	$98,575	$55,081	$5,374,754	$9,229,259	$5,264,912	$20,078,409

See notes to financial statements.

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2006

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Series A	Series B	Series C

Per Unit Operating Performance:

Net asset value, beginning of year	$357.74	$290.32	$226.29

Realized trading profit	9.29	7.54	5.88
Change in unrealized	3.29	2.67	2.08
Interest income	17.44	14.15	11.03
Expenses	(36.65)	(29.79)	(23.18)

Net asset value, end of year	$351.11	$284.89	$222.10

Total Return:

Total return before Profit Shares	-1.19%	-1.19%	-1.19%
Profit Shares	-0.77%	-0.79%	-0.77%
Total return after Profit Shares	-1.85%	-1.87%	-1.85%

Ratios to Average Net Assets:

Expenses (excluding Profit Shares)	9.49%	9.52%	9.52%
Profit Shares	0.67%	0.69%	0.65%
Expenses (including Profit Shares)	10.16%	10.21%	10.17%

Net investment loss	-5.33%	-5.37%	-5.33%

See notes to financial statements.

NOTES TO FINANCIAL STATEMENTS

1.               SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

John W. Henry & Co./Millburn L.P. (the “Partnership”) was organized under the Delaware Revised Uniform Limited Partnership Act on August 29, 1989.  The Partnership’s initial offering of Units of limited partnership interest (“Series A Units”) commenced trading activities on January 5, 1990. A second offering of Units of limited partnership interest (“Series B Units”) commenced trading activities with respect to the Series B Units on January 28, 1991.  A third offering of Units of limited partnership interest (“Series C Units”) commenced trading activities on January 2, 1992.  (Series A, B and C units are, hereinafter, collectively referred to as “Units.”)  The Partnership engages, through investments in limited liability companies (see below), in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities. Merrill Lynch Alternative Investments LLC (“MLAI”) is an indirect wholly-owned subsidiary of Merrill Lynch & Co., Inc. (“Merrill Lynch”), is the general partner of the Partnership. Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), a wholly-owned subsidiary of Merrill Lynch, is the Partnership’s commodity broker.  MLAI has agreed to maintain a general partner’s interest of at least 1% of total capital of each Series of Units.  MLAI and each Limited Partner share in the profits and losses of such Series in proportion to their respective interests in it.

John W. Henry & Company, Inc. and Millburn Ridgefield Corporation (each an “Advisor”, together, “Advisors”) have been the Partnership’s only trading advisors since inception.  Each Advisor was allocated 50% of the total assets of each Series as of the date such Series began trading.  Subsequently, these allocations have varied over time.  MLAI may, in its discretion, reallocate assets between the Advisors as of any quarter-end.  The Partnership has placed all of its assets under the management of the Advisors through investing in private limited liability companies, ML JWH Financials and Metals Portfolio LLC (“JWH LLC”) and ML Millburn Global LLC (“Millburn LLC”), (together, “Trading LLCs”), as described in Note 2.  Certain of the following notes to financial statements are directly related to Partnership assets managed by the Advisors in the Trading LLCs.  The Advisors also hold investments in the Partnership as limited partners with combined ownership of 4.8% of the Partnership as of December 31, 2006.

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

Revenue Recognition

The revenues of the trading LLCs are directly allocated to the Partnership.

Operating Expenses

MLAI pays all routine operating expenses excluding the State of New Jersey filing fee (which is borne by the Partnership and is allocated based on relative net assets of each series) but including legal, accounting, printing, postage and similar expenses.  MLAI receives an administrative fee as well as a portion of the brokerage commissions paid to MLPF&S by the Partnership (see Note 3).

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

The investments in the Trading LLCs are reflected in the financial statements at fair value based upon the Partnership’s interest in the Trading LLCs.  Fair value of the investments in the Trading LLCs is equal to the market value of the net assets of the Trading LLCs allocable to the Partnership as an investor.

At December 31, 2006 and 2005, the Partnership had investments in JWH LLC and Millburn LLC as follows:

	2006	2005

JWH LLC	$10,039,205	$11,365,776
Millburn LLC	10,039,204	11,365,775
Total	$20,078,409	$22,731,551

3.               RELATED PARTY TRANSACTIONS

The Partnership’s U.S. dollar assets invested through the Trading LLCs are maintained at MLPF&S. On assets held in U.S. dollars, Merrill Lynch credits the Trading LLCs with interest at the prevailing 91-day U.S. Treasury bill rate.  The Trading LLCs are credited with interest on any of its assets and net gains actually held by MLPF&S in non-U.S. dollar currencies at a prevailing local interest rate received by Merrill Lynch.  Merrill Lynch may derive certain economic benefit, in excess of the interest, which Merrill Lynch pays to the Trading LLCs, from possession of such assets.

Merrill Lynch charges the Trading LLCs Merrill Lynch’s cost of financing realized and unrealized losses on the Trading LLC’s non-U.S. dollar-denominated positions.  Such amounts are netted against interest income due to the insignificance of such amounts.

The Partnership pays brokerage commissions to MLPF&S through the Trading LLCs at a flat monthly rate of .708 of 1% (an 8.50% annual rate) of the Trading LLCs’ month-end trading assets.  The Partnership also pays MLAI a monthly administrative fee through the Trading LLCs of .021 of 1% (a 0.25% annual rate) of the Trading LLCs’ month-end trading assets.  Month-end trading assets are not reduced for purposes of calculating brokerage commissions and administrative fees by any accrued brokerage commissions, administrative fees, Profit Shares or other fees or charges.

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

5.               WEIGHTED AVERAGE UNITS

The weighted average number of Units of each Series outstanding is computed for purposes of computing net loss per weighted average Unit.  The weighted average number of Units of each Series outstanding for the years ended December 31, 2006, 2005 and 2004 equals the Units of such Series outstanding as of such date, adjusted proportionately for Units redeemed based on the respective length of time each was outstanding during the year.

6.       RECENT ACCOUNTING PRONOUNCEMENTS

In July 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109. FIN 48 prescribes the minimum recognition threshold a tax position must meet in connection with accounting for uncertainties in income tax positions taken or expected to be taken by an entity before being measured and recognized in the financial statements. Adoption of FIN 48 is required for fiscal years beginning after December 15, 2006. The impact on the Partnership’s financial statements, if any, is currently being assessed.

In September 2006, the Securities Exchange Commission (“SEC”) staff also issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (“SAB 108”). While not an official rule or interpretation of the SEC, SAB 108 was issued to address the diversity in practice in quantifying misstatements from prior years and assessing their effect on current year financial statements. SAB 108 is effective for the first annual period ending after November 15, 2006, with early application encouraged. The Partnership has assessed the impact of SAB 108 on its financial statements and does not expect the impact of adoption to be material to its financial statements.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“FAS 157”).  FAS 157 establishes a common definition for fair value under accounting principles generally accepted in the United States of America, establishes a framework for measuring fair value and expands disclosure requirements about such fair value measurements.  FAS 157 is effective for fiscal years beginning after November 15, 2007.  The Partnership is currently evaluating the impact of adopting FAS 157 on its financial statements.

7.               MARKET RISK

The Partnership invests indirectly in derivative instruments by investing in the Trading LLCs, but does not itself hold any derivative instrument positions.  The nature of this Partnership has certain risks, which cannot all be presented on the financial statements.

Market Risk

Derivative instruments involve varying degrees of market risk.  Changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the financial instruments or commodities underlying such derivative instruments frequently result in changes in the net unrealized profit (loss) as reflected in the respective Statements of Financial Condition of the Trading LLCs.  The Partnership’s exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by the Partnership, through the Trading LLCs, as well as the volatility and liquidity of such markets in which such derivative instruments are traded. Investments in foreign markets may also entail legal and political risks.

Credit Risk

The risks associated with exchange-traded contracts are typically perceived to be less than those associated with over-the-counter (non-exchange-traded) transactions, because exchanges typically provide clearinghouse arrangements in which the collective credit (in some cases limited in amount, in some cases not) of the members of the exchange is pledged to support the financial integrity of the exchange.  In over-the-counter transactions, on the other hand, traders must rely solely on the credit of their respective individual counterparties.  Margins, which may be subject to loss in the event of a default, are generally required in exchange trading, and counterparties may also require margin in the over-the-counter markets.

The credit risk associated with these instruments from counterparty nonperformance is the Net unrealized gains on open contracts, if any, included in the Statements of Financial Condition of the Trading LLCs. The Trading LLCs attempt to mitigate this risk by dealing exclusively with Merrill Lynch entities as clearing brokers.

The Trading LLCs, in their normal course of business, enter into various contracts, with MLPF&S acting as their commodity broker.  Pursuant to the brokerage arrangement with MLPF&S (which includes a netting arrangement), to the extent that such trading results in receivables from and payables to MLPF&S, these receivables and payables are offset and reported as a net receivable or payable and included in Equity in commodity futures trading accounts in the respective Statements of Financial Condition of the Trading LLCs.

*     *     *     *     *     *     *     *     *    *

To the best of the knowledge and belief of the
undersigned, the information contained in this
report is accurate and complete.

/s/ Barbra E. Kocsis

Barbra E. Kocsis

Chief Financial Officer

Merrill Lynch Alternative Investments LLC

General Partner of

John W. Henry & Co./Millburn L.P.