Form 10-K, Exhibit 13
period 2006-12-31
HENRY JOHN W & CO/MILLBURN L P
filed 2007-03-30
CIK 853456

Exhibit 13.01(a)

ML MILLBURN GLOBAL L.L.C.

(A Delaware Limited Liability Company)

Financial Statements for the years ended

December 31, 2006 and 2005 and Independent

Auditors’ Report

ML MILLBURN GLOBAL L.L.C.

(A Delaware Limited Liability Company)

TABLE OF CONTENTS

Page

INDEPENDENT AUDITORS’ REPORT	1

FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005:

Statements of Financial Condition	2

Statements of Income	3

Statements of Changes in Member’s Capital	4

Notes to Financial Statements	5-11

INDEPENDENT AUDITORS’ REPORT

To the Member of

  ML Millburn Global L.L.C.:

We have audited the accompanying statements of financial condition of ML Millburn Global L.L.C. (the “Company”) as of December 31, 2006 and 2005, and the related statements of income and of changes in member’s capital for the years then ended. These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ML Millburn Global L.L.C. as of December 31, 2006 and 2005, and the results of its operations and changes in its member’s capital for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

New York, New York

March 27, 2007

ML MILLBURN GLOBAL L.L.C.

(A Delaware Limited Liability Company)

STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2006 AND 2005

	December 31,	December 31,
	2006	2005
ASSETS:
Equity in commodity futures trading accounts:
Cash (includes restricted cash of $3,479,737 for 2006 and $4,412,180 for 2005)	$10,933,109	$11,425,020
Net unrealized profit (loss) on open contracts	643,921	(126,382)
Due from Member	—	114,376
Accrued interest	46,152	35,386

TOTAL ASSETS	$11,623,182	$11,448,400

LIABILITIES AND MEMBER’S CAPITAL

LIABILITIES:
Brokerage commissions payable	$82,295	$80,264
Due to Member	1,362,638	—
Profit Shares and administrative fees payable	139,045	2,361

Total liabilities	1,583,978	82,625

MEMBER’S CAPITAL:
Voting Member	10,039,204	11,365,775

Total Member’s capital	10,039,204	11,365,775

TOTAL LIABILITIES AND MEMBER’S CAPITAL	$11,623,182	$11,448,400

See notes to financial statements.

ML MILLBURN GLOBAL L.L.C.

(A Delaware Limited Liability Company)

STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	2006	2005
TRADING PROFIT (LOSS):

Realized	$581,201	$1,522,114
Change in unrealized	770,303	(404,538)

Total trading profit	1,351,504	1,117,576

INVESTMENT INCOME:

Interest	541,567	379,617

EXPENSES:

Brokerage commissions	964,694	1,026,563
Profit Shares	148,563	—
Administrative fees	28,373	30,193

Total expenses	1,141,630	1,056,756

NET INVESTMENT LOSS	(600,063)	(677,139)

NET INCOME	$751,441	$440,437

See notes to financial statements.

3

ML MILLBURN GLOBAL L.L.C.

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBER’S CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

Voting Member

MEMBER’S CAPITAL,
DECEMBER 31, 2004	$13,817,516

Net Income	440,437

Withdrawals - net	(2,892,178)

MEMBER’S CAPITAL,
DECEMBER 31, 2005	11,365,775.00

Net Income	751,441

Withdrawals - net	(2,078,012)

MEMBER’S CAPITAL,
DECEMBER 31, 2006	$10,039,204

See notes to financial statements.

ML MILLBURN GLOBAL L.L.C.

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

1.               SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

ML Millburn Global L.L.C. (the “Company”) was organized under the Delaware Limited Liability Company Act on November 22, 1996 and commenced trading activities on December 2, 1996.  The Company engages in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities. Millburn Ridgefield Corporation (“Millburn”) is the trading advisor to the Company. Merrill Lynch Alternative Investments LLC (“MLAI”), an indirect wholly-owned subsidiary of Merrill Lynch & Co., Inc. (“Merrill Lynch”), has been delegated administrative authority of the Company. Merrill Lynch, Pierce Fenner & Smith Incorporated (“MLPF&S”), a wholly-owned subsidiary of Merrill Lynch, is the Company’s commodity broker.

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

Foreign Currency Transactions

The Company’s functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar.  Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the dates of the Statements of Financial Condition.  Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period.  Gains and losses resulting from the translation to U.S. dollars are reported in Realized in the Statements of Income.

Cash at Broker

A portion of the assets maintained at MLPF&S is restricted cash required to meet maintenance margin requirements. Included in cash deposits with the broker at December 31, 2006 and 2005 is restricted cash for margin requirements of $3,479,737 and $4,412,180, respectively.

Due to / Due from Member

The Member reallocates its assets for trading between the Company and another similar company. This reallocation generally occurs on a quarterly basis and is recorded as Due to/Due from member until the cash is paid/received.  The contribution/withdrawal to or from the member is also included in these accounts.  The Member may contribute or withdraw all or some of its cash.

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

Distributions

The Company has made no distributions for the years ended December 31, 2006 or 2005.

Contribution/Withdrawals

The Member may contribute or withdraw some or all of its capital at Net Asset Value as of the close of business on any business day.  There are no withdrawal fees or charges.

Dissolution

The Company will terminate on December 31, 2046 or at an earlier date if certain conditions occur, as well as under certain other circumstances as set forth in the Organization Agreement.

6

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

2.               CONDENSED SCHEDULES OF INVESTMENTS

The Company’s investments, defined as Net unrealized profit (loss) on open contracts on the Statements of Financial Condition, as of December 31, 2006 and 2005 are as follows:

2006	Long Positions			Short Positions			Net Unrealized
Commodity	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Industry Sector	Contracts	Profit (Loss)	Partners' Capital	Contracts	Profit (Loss)	Partners' Capital	on Open Positions	Partners' Capital	Maturity Dates

Currencies	1,391,232	$186,190	1.85%	(658,815)	$218,780	2.18%	$404,970	4.03%	March 07
Interest rates	91	(84,629)	-0.84%	(384)	175,690	1.75%	91,061	0.91%	March 07 - September 07
Metals	30	(10,510)	-0.11%	(2)	(300)	0.00%	(10,810)	-0.11%	March 07 - December 07
Stock indices	175	158,700	1.58%	—	—	0.00%	158,700	1.58%	January 07 - March 07

Total		$249,751	2.48%		$394,170	3.93%	$643,921	6.41%

2005	Long Positions			Short Positions			Net Unrealized
Commodity	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Industry Sector	Contracts	Profit (Loss)	Partners' Capital	Contracts	Profit (Loss)	Partners' Capital	on Open Positions	Partners' Capital	Maturity Dates

Currencies	1,237,592	$(154,261)	-1.36%	(2,425,468)	$(232,518)	-2.05%	$(386,779)	-3.41%	March 06
Interest rates	73	25,459	0.22%	(277)	43,861	0.39%	69,320	0.61%	March 06 - September 06
Metals	71	124,302	1.09%	(5)	3,820	0.03%	128,122	1.12%	February 06 - October 06
Stock indices	189	62,955	0.55%	—	—	0.00%	62,955	0.55%	January 06 - March 06

Total		$58,455	0.50%		$(184,837)	-1.63%	$(126,382)	-1.13%

No individual contract’s unrealized gain or loss comprised greater than 5% of the Member’s Capital as of December 31, 2006 or 2005.

3.               FINANCIAL DATA HIGHLIGHTS

The following ratios have been derived from information provided in the financial statements for the year ended December 31, 2006.

Total Return:

Total return before Profit Shares	7.63%
Profit Shares	1.35%
Total return After Profit Shares	6.48%

Ratios to Average Member’s Capital:

Expenses (excluding Profit Shares)	8.99%
Profit Shares	1.35%
Expenses (including Profit Shares)	10.34%

Net investment loss	-5.43%

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

The Company pays MLAI a monthly administrative fee of .021 of 1% (a .25% annual rate) of the Member’s month-end trading assets.  Month-end trading assets are not reduced for purposes of calculating brokerage commissions and administrative fees by any accrued brokerage commissions, administrative fees, Profit Shares or other fees or charges.

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

6.               RECENT ACCOUNTING PRONOUNCEMENTS

In July 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109. FIN 48 prescribes the minimum recognition threshold a tax position must meet in connection with accounting for uncertainties in income tax positions taken or expected to be taken by an entity before being measured and recognized in the financial statements. Adoption of FIN 48 is required for fiscal years beginning after December 15, 2006. The impact on the Company’s financial statements, if any, is currently being assessed.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“FAS 157”).  FAS 157 establishes a common definition for fair value under accounting principles generally accepted in the United States of America, establishes a framework for measuring fair value and expands disclosure requirements about such fair value measurements.  FAS 157 is effective for fiscal years beginning after November 15, 2007.  The Company is currently evaluating the impact of adopting FAS 157 on its financial statements.

7.               MARKET AND CREDIT RISK

The nature of this Company has certain risks, which cannot all be presented on the financial statements.  The following summarizes some of those risks.

Market Risk

Derivative instruments involve varying degrees of market risk, and changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the underlying financial instruments or commodities underlying such derivative instruments frequently result in changes in the Company’s net unrealized profit on such derivative instruments as reflected in the Statements of Financial Condition.  The Company’s exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by the Company as well as the volatility and liquidity in the markets in which such derivative instruments are traded.  Investments in foreign markets may also entail legal and political risks.

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

11

*     *     *     *     *     *     *     *     *     *

To the best of the knowledge and belief of the
 undersigned, the information contained in this
report is accurate and complete.

/s/ Barbra E. Kocsis

Barbra E. Kocsis

Chief Financial Officer

Merrill Lynch Alternative Investments LLC

Commodity Pool Operator of

ML Millburn Global L.L.C.

ML JWH FINANCIAL AND
METALS PORTFOLIO L.L.C.
(A Delaware Limited Liability Company)

Financial Statements for the years ended
December 31, 2006 and 2005 and Independent
Auditors’ Report

ML JWH FINANCIAL AND METALS PORTFOLIO L.L.C.

(A Delaware Limited Liability Company)

TABLE OF CONTENTS

Page

INDEPENDENT AUDITORS’ REPORT	1

FINANCIAL STATEMENTS FOR THE YEARS ENDED
DECEMBER 31, 2006 AND 2005:

Statements of Financial Condition	2

Statements of Operations	3

Statements of Changes in Member’s Capital	4

Notes to Financial Statements	5-11

INDEPENDENT AUDITORS’ REPORT

To the Member of

  ML JWH Financial and Metals Portfolio L.L.C.:

We have audited the accompanying statements of financial condition of ML JWH Financial and Metals Portfolio L.L.C. (the “Company”) as of December 31, 2006 and 2005, and the related statements of operations and of changes in member’s capital for the years then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ML JWH Financial and Metals Portfolio L.L.C. as of December 31, 2006 and 2005, and the results of its operations and changes in its member’s capital for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

New York, New York

March 27, 2007

ML JWH FINANCIAL AND METALS PORTFOLIO L.L.C.

(A Delaware Limited Liability Company)

STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2006 AND 2005

	2006	2005
ASSETS:
Equity in commodity futures trading accounts:
Cash (includes restricted cash of $3,764,452 for 2006 and $2,610,545 for 2005)	$9,102,271	$11,284,244
Net unrealized profit on open contracts	8,462	551,157
Due from Member	977,718	—
Accrued interest	39,963	36,347

TOTAL ASSETS	$10,128,414	$11,871,748

LIABILITIES AND MEMBER’S CAPITAL

LIABILITIES:
Brokerage commissions payable	$87,307	$106,554
Administrative fees payable	1,902	2,469
Due to Member	—	396,949

Total liabilities	89,209	505,972

MEMBER’S CAPITAL:
Voting Member	10,039,205	11,365,776

Total Member’s capital	10,039,205	11,365,776

TOTAL LIABILITIES AND MEMBER’S CAPITAL	$10,128,414	$11,871,748

See notes to financial statements.

ML JWH FINANCIAL AND METALS PORTFOLIO L.L.C.

(A Delaware Limited Liability Company)

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	2006	2005
TRADING PROFIT (LOSS):
Realized	$5,399	$(1,025,511)
Change in unrealized	(542,695)	(706,491)

Total trading loss	(537,296)	(1,732,002)

INVESTMENT INCOME:
Interest income	525,018	359,324

EXPENSES:
Brokerage commissions	940,928	993,394
Administrative fees	27,674	29,217

Total expenses	968,602	1,022,611

NET INVESTMENT LOSS	(443,584)	(663,287)

NET LOSS	$(980,880)	$(2,395,289)

See notes to financial statements.

ML JWH FINANCIAL AND METALS PORTFOLIO L.L.C.

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBER’S CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

Voting Member

MEMBER’S CAPITAL, DECEMBER 31, 2004	$13,817,517

Net loss	(2,395,289)

Withdrawals - net	(56,452)

MEMBER’S CAPITAL, DECEMBER 31, 2005	11,365,776

Net loss	(980,880)

Withdrawals - net	(345,691)

MEMBER’S CAPITAL, DECEMBER 31, 2006	$10,039,205

See notes to financial statements.

ML JWH FINANCIAL AND METALS PORTFOLIO L.L.C.

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

1.               SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

ML JWH Financial and Metals Portfolio L.L.C. (the “Company”) was organized under the Delaware Limited Liability Company Act on September 19, 1996 and commenced trading activities on October 1, 1996.  The Company engages in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities.  John W. Henry & Company, Inc. (“JWH®”) is the trading advisor to the Company. Merrill Lynch Alternative Investments LLC (“MLAI”), an indirect wholly-owned subsidiary of Merrill Lynch & Co., Inc. (“Merrill Lynch”), has been delegated administrative authority of the Company. Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), a wholly-owned subsidiary of Merrill Lynch, is the Company’s commodity broker.

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

Cash at Broker

A portion of the assets maintained at MLPF&S is restricted cash required to meet maintenance margin requirements. Included in cash deposits with the broker at December 31, 2006 and 2005 is restricted cash for margin requirements of $3,764,452 and $2,610,545, respectively.

Due to / Due from Member

The Member reallocates its assets for trading between the Company and another similar company. This reallocation generally occurs on a quarterly basis and is recorded as Due to/Due from Member until the cash is paid/received. The contribution/withdrawal to or from the Member is also included in these accounts. The Member may contribute or withdraw all or some of its cash.

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

Distributions

The Company has made no distributions for the years ended December 31, 2006 or 2005.

Contribution/Withdrawals

The Member may contribute or withdraw some or all of its capital at the Net Asset Value as of the close of business on any business day.  There are no withdrawal fees or charges.

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

2.               CONDENSED SCHEDULES OF INVESTMENTS

The Company’s investments, defined as Net unrealized profit (loss) on open contracts on the Statements of Financial Condition, as of       December 31, 2006 and 2005 are as follows:

2006	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of Net	Number of	Unrealized	Percent of	Profit (Loss)	Percent of Net
Sector	Contracts	Profit (Loss)	Assets	Contracts	Profit (Loss)	Net Assets	on Open Positions	Assets	Maturity Dates

Currencies	29,135	$132,542	1.32%	(1,152,700)	$88,109	0.88%	$220,650	2.20%	March 07
Interest rates	184	(306,054)	-3.05%	(309)	83,019	0.82%	(223,036)	-2.22%	March 07 - December 07
Metals	26	37,588	0.37%	(15)	966	0.01%	38,556	0.38%	January 07 - March 07
Stock indices	137	(27,708)	-0.27%	—	—	0.00%	(27,708)	-0.28%	March 07

Total		$(163,632)	-1.63%		$172,094	1.71%	$8,462	0.08%

2005	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of Net	Number of	Unrealized	Percent of	Profit (Loss)	Percent of Net
Sector	Contracts	Profit (Loss)	Assets	Contracts	Profit (Loss)	Net Assets	on Open Positions	Assets	Maturity Dates

Currencies	8,816	$(159,227)	-1.40%	1,134,542	$246,128	2.17%	$86,901	0.77%	March 06
Interest rates	—	—	—	(348)	(53,720)	-0.47%	(53,720)	-0.47%	March 06 - December 06
Metals	91	455,466	4.01%	(34)	(60,844)	-0.54%	394,622	3.47%	January 06 - February 06
Stock indices	181	123,354	1.09%	—	—	—	123,354	1.09%	March 06

Total		$419,593	3.70%		$131,564	1.16%	$551,157	4.86%

No individual contract’s unrealized gain or loss comprised greater than 5% of the Members’ Capital as of December 31, 2006 or 2005.

3.               FINANCIAL DATA HIGHLIGHTS

The following ratios have been derived from information provided in the financial statements for the year ended December 31, 2006.

Total return:

Total return	-9.99%

Ratios to Average Member’s Capital:

Expenses	8.81%

Net investment loss	-4.04%

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

Following the allocation of the Company’s trading profit (loss) and interest income among the Member’s respective capital accounts, MLAI calculates the brokerage commissions, Profit Shares, administrative fees and other expenses due from the Company to third parties.  Such commissions, fees, Profit Shares and expenses are specifically calculated for the Member as of the end of each accounting period and deducted from a Member’s capital account and paid out by the Company.  The Company currently pays brokerage commissions to MLPF&S at a flat monthly rate of .708 of 1% (an 8.5% annual rate) of the Member’s month-end trading assets reflecting the fee arrangement between the Member and MLPF&S.

The Company pays MLAI a monthly administrative fee of .021 of 1% (a .25% annual rate) of the Member’s month-end trading assets. Month-end trading assets are not reduced for purposes of calculating brokerage commissions and administrative fees by any accrued brokerage commissions, administrative fees, Profit Shares or other fees or charges.

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

6.               RECENT ACCOUNTING PRONOUNCEMENTS

In July 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109. FIN 48 prescribes the minimum recognition threshold a tax position must meet in connection with accounting for uncertainties in income tax positions taken or expected to be taken by an entity before being measured and recognized in the financial statements. Adoption of FIN 48 is required for fiscal years beginning after December 15, 2006. The impact on the Company’s financial statements, if any, is currently being assessed.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“FAS 157”).  FAS 157 establishes a common definition for fair value under accounting principles generally accepted in the United States of America, establishes a framework for measuring fair value and expands disclosure requirements about such fair value measurements.  FAS 157 is effective for fiscal years beginning after November 15, 2007.  The Company is currently evaluating the impact of adopting FAS 157 on its financial statements.

7.               MARKET AND CREDIT RISKS

The nature of this Company has certain risks, which cannot all be presented on the financial statements.  The following summarizes some of those risks.

Market Risk

Derivative instruments involve varying degrees of market risk, and changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the underlying financial instruments or commodities underlying such derivative instruments frequently result in changes in the Company’s net unrealized profit on such derivative instruments as reflected in the Statements of Financial Condition. The Company’s exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by the Company as well as the volatility and liquidity in the markets in which such derivative instruments are traded.  Investments in foreign markets may also entail legal and political risks.

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